Filed Pursuant to Rule 424(b)(4)
Registration No. 333-197188

2,500,000 Shares

Common Stock

A stockholder of Benefitfocus, Inc. is offering all 2,500,000 shares of common stock. We will not receive any of the proceeds from the sale of the shares being offered by the selling stockholder.

Our common stock is listed on the NASDAQ Global Market under the symbol “BNFT”. The last reported sale price of our common stock on the NASDAQ Global Market on July 16, 2014 was $39.77. Upon completion of this offering, we will remain a “controlled company” as defined under the NASDAQ Stock Market listing rules.

We are an “emerging growth company” under the federal securities laws and are eligible for reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$38.50	$96,250,000
Underwriting discount(1)	$1.829	$4,572,500
Proceeds, before expenses, to the selling stockholder	$36.671	$91,677,500

(1) The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting (Conflicts of Interest)” on page 145 of this prospectus for a description of the compensation payable to underwriters.

To the extent that the underwriters sell more than 2,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 375,000 shares from the selling stockholder at the offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on July 22, 2014.

Goldman, Sachs & Co.	Deutsche Bank Securities	Jefferies

Canaccord Genuity	Piper Jaffray	Raymond James

Prospectus dated July 16, 2014.

BENEFITFOCUS®
All Your Benefits. One Place.®
BENEFITFOCUS

FOUNDED

2000

HEADQUARTERS

Charleston, SC

OFFICES

Greenville, SC

Tulsa, OK

San Francisco, CA

PORTFOLIO OF PRODUCTS

HR InTouch

eEnrollment

eBilling

eExchange

eSales

eDirect

Marketplace

Benefit Informatics

Media & Animation

All Your Benefits. One Place.®

Consumers on the Benefitfocus Platform

23+
million
20
10
0
Dec 08
Dec 09
Dec 10
Dec 11
Dec 12
Dec 13
June 14

PLAN DESIGN AND INSURANCE CARRIER SELECTION
OPEN ENROLLMENT PLANNING AND COMMUNICATION
OPEN ENROLLMENT (SHOP & ENROLL)
ONGOING MAINTENANCE (MANAGE & EXCHANGE)
BILLING MANAGEMENT
CLAIMS UTILIZATION AND EXPENSE
DATA ANALYSIS

FOUNDED 2000 HEADQUARTERS Charleston, SC OFFICES Greenville, SC Tulsa, OK San Francisco, CA PORTFOLIO OF PRODUCTS HR InTouch eEnrollment eBilling eExchange eSales eDirect Marketplace Benefit Informatics Media & Animation All Your Benefits. One Place. The Benefitfocus platform provides an integrated suite of solutions that enables our customers (employers and insurance carriers) to more efficiently shop, enroll, manage, and exchange benefits information. More than 23 million insured individuals and their dependents (our consumers or members) manage all types of benefits on the Benefitfocus platform. Consumers on the Benefitfocus Platform The Benefitfocus portfolio of products supports every phase of the benefits lifecycle: LAN DESIGN A P ND SURANCE CAR IN RIE SELECTION R OP EN PLE CO AN N A I S M R T S NI O D A L Y MU N L A N G L N IAM E A C A N N T ID T O N L C T A I A N ) N M E L D S M L U L L O E R X T O P I L N E I RE N Z N& A E S E T I N P O E O N O PS H ( M BI G ) A LLI I N E E N NG G O C G AGE ON A N A N ME TE N H NT AIN X C M &E AGE (MAN 20 10 0 Dec 08 Dec 09 Dec 10 Dec 11 Dec 12 13 June 14 23+ million

Benefitfocus Technology

BENEFITFOCUS
Welcome
Welcome to Open Enrollment
Choose your Medical coverage
Tell us about your expected healthcare usage
My Usage Last Year
National Average Year
2 Doctor Office Visits $326.61
1 Emergency Room Visit $975.31
5 Prescription Drugs $333.29
0 Outpatient Procedure $0.00
1 Inpatient Hospital Procedure $8,736.25
Total Usage Cost $10,371.46
Where does your money go?
Plan Pays You Pay
Best Savings HDHP $7,371.46 $3,000.00
Best Options HDHP $7,371.46 $3,000.00
Preferred PPO $8,186.99 $2,184.47
Defined Contribution $107.79
CART SUMMARY
This is a summary of your current benefit elections.
Recurring Deductions (semimonthly)
Medical $256.19
Defined Contribution ($256.19)
HSA * $75.00
Critical Illness * $5.64
Dental $28.77
Defined Contribution ($28.77)
Term Life $18.00
Defined Contribution ($18.00)
Long Term Disability $6.25
One-Time Payments
Employer HSA Contribution $150.00
Subtotal $0.00
One-Time Total $0.00

Design + Engineering

Software-as-a-Service
Mobile-first User Interface
Rapid Deployment
Highly Configurable

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: Neither we, nor the selling stockholder, nor the underwriters have done anything that would permit this public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 15, before deciding whether to purchase shares of our common stock. Unless the context otherwise requires, we use the terms “Benefitfocus”, “the Company”, “our company”, “we”, “us”, and “our” in this prospectus to refer to the consolidated operations of Benefitfocus, Inc. and its consolidated subsidiaries as a whole.

Benefitfocus, Inc.

Overview

Benefitfocus is a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers, and brokers. The Benefitfocus platform provides an integrated suite of solutions that enables our customers (which are employers and insurance carriers) to more efficiently shop, enroll, manage, and exchange benefits information. Our web-based platform has a user-friendly interface designed to enable insured individuals and their dependents (which we refer to as consumers or members) to access all of their benefits in one place. Our comprehensive solutions support core benefits plans, including healthcare, dental, life, and disability insurance, and voluntary benefits plans, such as critical illness, supplemental income, and wellness programs. As the number of employer benefits plans has increased, with each plan subject to many different business rules and requirements, demand for the Benefitfocus platform has grown.

The Benefitfocus platform enables our customers to simplify the management of complex benefits processes, from sales through enrollment and implementation to ongoing administration. It provides consumers with an engaging, highly intuitive, and personalized user interface for selecting and managing all of their benefits via the web or mobile devices. Employers use our solutions to streamline benefits processes, keep up with complex regulatory requirements, control costs, and offer a greater variety of plans to attract, retain, and motivate their employees. Insurance carriers use our solutions to more effectively market offerings, manage billing, and improve the enrollment process. We also provide a network of over 900 benefit provider data exchange connections, which facilitates the otherwise highly fragmented interaction among employees, employers, and carriers.

We serve two separate but related market segments. Our fastest growing market segment, the employer market, consists of employers offering benefits to their employees. Within this segment, we mainly target large employers with more than 1,000 employees, of which we believe there are approximately 18,000 in the United States. In our other market segment, we sell our solutions to insurance carriers, enabling us to expand our overall footprint in the benefits marketplace by aggregating many key constituents, including consumers, employers, and brokers. We believe our presence in both the employer and insurance carrier markets gives us a strong position at the center of the benefits ecosystem. As of June 30, 2014, we served over 23 million consumers on the Benefitfocus platform. As of March 31, 2014, we served 418 large employer customers, an increase from 121 in 2009, and 43 carrier customers, an increase from 28 in 2009.

We sell the Benefitfocus platform on a subscription basis, typically through annual contracts with our employer customers and multi-year contracts with our insurance carrier customers, with subscription fees paid monthly. Our software-as-a-service, or SaaS, model provides us visibility into our future operating results through increased revenue predictability, which enhances our ability to manage our business. Historically, our annual software services revenue retention rate has been in excess of 95%. Our total revenue increased from $81.7 million in 2012 to $104.8 million in 2013, representing a 28.2% year-over-year increase. Our employer revenue increased from $23.8 million in 2012 to $40.7 million in 2013, representing a 71.1% year-over-year increase. Our carrier revenue increased from $58.0 million in 2012 to $64.1 million in 2013, representing a 10.6% year-over-year increase. We had net losses of $14.9 million in 2012 and $30.4 million in 2013. Our company was founded in 2000, and we currently employ approximately 1,195 associates.

Industry Background

The administration and distribution of benefits to employees is costly and complex. It requires the exchange of information, application of rules, and transfer of funds among a wide variety of constituents, including consumers, employers, insurance carriers, brokers, benefits outsourcers, payroll processors, and financial institutions. According to IBISWorld calculations, in 2014, the market for human resources, or HR, benefits administration in the United States is expected to grow to over $61 billion. In addition, Gartner estimates that in 2013, the U.S. insurance industry spent over $58 billion on software and related services.1 The current system for providing benefits is changing rapidly and suffers from significant inefficiency as a result of complexity, regulation, and the involvement of multiple parties, leaving room for substantial improvement along the entire benefits value chain.

Employer Market

As of 2010, according to the United States Census Bureau, there were approximately 5.7 million employers in the United States. Currently, we believe there are over 18,000 entities that employ more than 1,000 individuals. A significant and growing portion of employers’ costs is non-salary benefits, such as the health insurance that they provide to their employees. Employers recognize the importance of offering a greater variety of core and voluntary benefits as a means to attract, motivate, and retain employees. They must maintain relationships with multiple insurance carriers and many other benefits providers, placing a substantial administrative burden on their organizations.

Employers’ distribution, management, and administration of employee benefits has historically consisted of error-prone, paper-based processes, and a patchwork of customized software tools, which are costly to maintain, often lack necessary functionality, and fail to address the increasing complexity of the benefits marketplace. Employers are increasingly interested in SaaS solutions that can help capture and analyze benefits data, increase efficiency and contain costs, and ultimately lead to healthier, happier, and more productive employees.

Insurance Carrier Market

The employee benefits market consists of a myriad of insurance carriers and products. According to the U.S. Bureau of Labor Statistics, the single largest benefit provided to employees in the United States is healthcare insurance, often encompassing more than 90% of all insurance benefits spending by employers. According to SNL Financial data, the U.S. private healthcare insurance market consists of approximately 357 carriers covering approximately 246 million individual consumers. Carriers provide benefits primarily through over 5.7 million U.S. employers.

Carrier IT systems typically consist of an enterprise software platform that handles claims management, claims re-pricing, insurance premium billing, network management, and case management. Despite widespread carrier consolidation, numerous disparate systems remain in place, with many large carriers operating on multiple IT systems. The effective delivery and management of

[1]	Gartner, Forecast: Enterprise IT Spending by Vertical Industry Market, Worldwide 2012-2018, 1Q14 Update, United States Insurance Market Spending on Software, IT Services, and Internal Services.

healthcare benefits depends on the timely, continuous exchange of data among carriers, their employer customers, and individual members. Legacy benefits management systems often lack important functionality such as web and mobile self-service capabilities and real-time data exchange. Critical carrier processes, including member enrollment, billing, communications, and retail marketing have often been under-optimized or neglected by legacy systems, and carriers have devoted significant internal resources to cover technology gaps.

Governmental oversight, punctuated with the passage of the Patient Protection and Affordable Care Act, or PPACA, has led to an increasingly intricate regulatory framework under which health benefits are delivered, accessed, and maintained. PPACA significantly expands insurance coverage through the individual mandate, with the goal of providing healthcare insurance to all U.S. citizens. To encourage enrollment, PPACA introduces a new distribution model in the form of healthcare exchanges—online marketplaces that allow insurance carriers to compete directly for new members. PPACA authorized the creation of publicly funded state exchanges in which individuals and small businesses can purchase health insurance directly from carriers. In addition to these federally mandated public exchanges, a number of private entities, including benefit outsourcers, carriers, and brokers are establishing their own private exchanges. We expect private exchanges will be less rigid, promoting both health and non-health benefits, with substantially fewer rules around the types of benefits offered. As insurance carriers continue to bolster their retail distribution capabilities, we believe they will require new technology solutions to attract additional members through private exchanges.

The Benefitfocus Solutions

We provide a multi-tenant cloud-based benefits platform to the employer and carrier markets. The Benefitfocus platform offers an integrated suite of software solutions that enables our customers to more efficiently shop, enroll, manage, and exchange benefits information.

We believe our solutions help employers in the following important ways:

•

Simplify Benefits Enrollment.    Our solutions reduce the complexity of benefits enrollment by integrating all plan information in one place and presenting it to employees in an organized and easy-to-understand manner. Employees shop and enroll using a highly intuitive and engaging consumer-oriented interface.

•

Transition to Defined Contribution Benefits Funding Model.    Our solutions help enable employers’ ongoing shift to defined contribution plans. Defined contribution plans differ from traditional defined benefit plans as they grant employees a stipend with which to purchase benefits of their choosing. Defined contribution plans also offer more discretion and options compared to defined benefit plans. Our products support traditional defined benefit plans, allowing employees to select from a list of benefits offered by their employer, calculating required member contributions, and recording and transmitting elections and other important information to payroll. Separately, with respect to defined contribution plans, our exchange solutions help facilitate an online shopping environment with many benefits options that allows employees to select personalized benefit offerings to suit their individual needs.

•

Reduce Cost and Increase ROI.    Our solutions automate the benefits management process and reduce the cost associated with clerical errors and covering ineligible employees and dependents. Our solutions also include advanced analytics that enable employers and employees to quickly gather, report, and forecast benefit costs.

•

Attract, Retain, and Motivate Employees.    Our solutions help employers attract, retain, and motivate top talent by delivering benefits information through a highly intuitive and engaging user interface. We believe that when employees understand the value of their benefits, they are more likely to be satisfied with and engaged in their jobs.

•

Streamline HR Processes.    Our solutions eliminate the time-consuming and labor-intensive, often paper-based, processes associated with managing employee benefits plans, making HR professionals more efficient. Employers and HR professionals can efficiently enroll users or update information, and communicate or make changes to plans in real-time.

•

Integrate Seamlessly with other Related Systems.    Our solutions can be easily and securely integrated with a variety of related systems, including carrier membership and billing systems, payroll and HR systems, banks, and other third-party administrators. We provide a network of over 900 benefit provider data exchange connections. Our open architecture further extends our functionality by allowing third parties to develop and offer apps and services on our platform.

We believe our solutions help insurance carriers in the following important ways:

•

Attract and Maintain Membership.    Our solutions allow carriers to maximize sales capacity and efficiency by communicating directly with their employer customers and individual members. Carriers can track leads, generate quotes, create proposals with multiple products, and quickly follow-up with potential customers and members.

•

Reduce Administrative Costs.    The Benefitfocus platform allows carriers to automate and simplify various aspects of the benefits administration process, such as enrollment, plan changes, eligibility updates, and billing, from one centralized location.

•

Bolster Retail Distribution Capabilities Through Private Exchanges.    Our solutions help carriers respond to an evolving marketplace in which retail distribution capabilities are increasingly important to attracting and retaining new members. Our private exchange platform offers carriers a lower cost direct sales channel to employer groups and individuals. We offer the ability to sell both healthcare and non-healthcare benefit products in an online shopping environment that serves as an alternative to government-sponsored public exchanges.

•

Facilitate Real-Time Data Exchange.    Our solutions simplify interactions and data exchange and foster collaboration among carriers and their partners, brokers, employer customers, and individual members. This allows carriers to rapidly tailor and offer new benefits packages.

Our Growth Strategy

We intend to strengthen our position as a leading provider of cloud-based benefits software solutions. Key elements of our growth strategy include the following:

•

Expand our Customer Base.    We believe that our current customer base represents a small fraction of our targeted employers and carriers that could benefit from our solutions. In order to reach new customers in our existing employer and carrier markets, we are aggressively investing in our sales and marketing resources.

•

Deepen our Relationships with our Existing Customer Base.    We are deepening our employer relationships by continuing to provide a unified platform to manage increasingly complex benefits processes and simplify the distribution and administration of employee benefits. We are expanding our carrier relationships through both the upsell of additional software products and increased adoption across our carriers’ member populations.

•

Extend our Suite of Applications and Continue our Technology Leadership.    We are extending the number, range, and functionality of our benefits applications. For example, we recently launched the new Benefitfocus Plan Shopping app, which allows employees to use actual claims data when comparing available benefits plans. We have also extended the functionality of our products with various mobile applications. We intend to continue our collaboration with customers and partners, so we can respond quickly to evolving market needs with innovative applications and support our leadership position.

•

Further Develop our Partner Ecosystem.    We have established strong relationships with organizations such as SuccessFactors, Allstate Insurance Company, the Mayo Clinic, and others in a variety of industries to deliver best-in-class applications to our customers. We plan to continue to invest in our integration infrastructure to allow third parties and customers to build custom applications on the Benefitfocus platform and create deep integrations between their systems and ours.

•

Leverage our Corporate Culture.    We believe our culture benefits our associates and customers and supports our growth. We plan to continue to invest in our culture to help attract and retain top design and engineering professionals that are passionate about Benefitfocus and motivated to create superior software technology.

•

Target New Markets.    We believe substantial demand for our solutions exists in markets and geographies beyond our current focus. We intend to leverage opportunities we believe will arise from the complexities of changing government regulation and increased enrollment impacting both Medicare and Medicaid. We also plan to grow our sales capability internationally by expanding our direct sales force and collaborating with strategic partners in new, international locations.

Selected Risks Affecting Our Business

Our business is subject to a number of risks you should be aware of before making an investment decision. These risks are discussed more fully in “Risk Factors” beginning on page 15 and include:

•	We have had a history of losses, and we might not be able to achieve or sustain profitability.

•	Our quarterly operating results have fluctuated in the past and might continue to fluctuate, causing the value of our common stock to decline substantially.

•	We operate in a highly competitive industry, and if we are not able to compete effectively, our business and operating results will be harmed.

•	The market for our products and services is immature and volatile, and if it does not develop or if it develops more slowly than we expect, the growth of our business will be harmed.

•

If the number of individuals covered by our employer and carrier customers decreases or the number of products or services to which our employer and carrier customers subscribe decreases, our revenue will decrease.

•

If our security measures are breached or fail and unauthorized access is obtained to customers’ data, our service might be perceived as not being secure, customers might curtail or stop using our service, and we might incur significant liabilities.

•

We rely on third-party service providers, computer hardware and software, and our own systems for providing services to our customers, and any failure or interruption in these services, products or systems could expose us to litigation and negatively impact our customer relationships, adversely affecting our brand and our business.

•

Government regulation of the areas in which we operate creates risks and challenges with respect to our compliance efforts and our business strategies, imposes increased costs on us, delays or prevents our introduction of new service types, and could impair the function or value of our existing service types.

Recent Developments

Preliminary Financial Data

The following preliminary financial information for the three months ended June 30, 2014 is based upon our estimates and subject to completion of our financial closing procedures. Moreover, these data have been prepared solely on the basis of currently available information by, and are the responsibility of, management. Our independent registered public accounting firm, Ernst & Young LLP, has not audited or reviewed, and does not express an opinion with respect to, these data. This summary is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, completion of the review of our financial statements and other developments that may arise between now and the time the review of our financial statements is completed. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

We have prepared estimates of the following preliminary financial data for the three months ended June 30, 2014.

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
	Range
	Low	High
	(in millions)
GAAP
Revenue	$31.8	$32.3	$24.3
Gross profit	$10.2	$10.7	$10.0

Non-GAAP
Adjusted EBITDA	$(14.0)	$(13.5)	$(6.8)

Revenue

Our revenue for the three months ended June 30, 2014 is estimated to be between $31.8 million and $32.3 million, an increase of between 30.9% and 32.9% from revenue of $24.3 million for the three months ended June 30, 2013. The estimated increase in revenue for the three months ended June 30, 2014 is primarily related to revenue from new customers and completed implementations.

Gross profit

Our gross profit for the three months ended June 30, 2014 is estimated to be between $10.2 million and $10.7 million, an increase of between 2.0% and 7.0% from gross profit of $10.0 million for the three months ended June 30, 2013.

Adjusted EBITDA

Our adjusted EBITDA for the three months ended June 30, 2014 is estimated to be              between $(14.0) million and $(13.5) million, a decrease of between 105.9% and 98.5% from adjusted EBITDA of $(6.8) million for the three months ended June 30, 2013. The estimated decrease in adjusted EBITDA for the three months ended June 30, 2014 is primarily related to increases in headcount to support our growing business.

The following table presents a reconciliation from net loss to adjusted EBITDA for the three months ended June 30, 2014.

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
	Range
	Low	High
	(in millions)
Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(18.7)	$(18.2)	$(9.6)
Depreciation	1.7	1.7	1.3
Amortization of software development costs	0.8	0.8	0.6
Amortization of acquired intangible assets	0.1	0.1	0.1
Interest income	—	—	—
Interest expense on building lease financing obligations	0.6	0.6	0.4
Interest expense on other borrowings	0.1	0.1	0.1
Income tax expense (benefit)	—	—	—
Stock-based compensation expense	1.4	1.4	0.3
Impairment of goodwill and intangible assets	—	—	—

Total net adjustments	$4.7	$4.7	$2.8

Adjusted EBITDA	$(14.0)	$(13.5)	$(6.8)

For additional information about our non-GAAP financial measures, including how they are defined, see “Consolidated Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements, related notes, and other financial information elsewhere in this prospectus.

Key Metrics

We estimate that as of June 30, 2014, we served approximately 488 large employer customers and 43 carrier customers. For additional information about our key metrics, including how they are defined and measured, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Performance Metrics”.

For additional information regarding the various risks and uncertainties inherent in estimates such as those above, see “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Corporate Restructuring

We are a Delaware corporation and, prior to September 13, 2013, were a wholly owned subsidiary of Benefitfocus.com, Inc., the South Carolina corporation that conducts our business. On September 13, 2013, we restructured our organization by merging Benefitfocus.com, Inc. with a newly formed South Carolina corporation, which was a wholly owned subsidiary of ours. As a result of the corporate restructuring, Benefitfocus.com, Inc. became a wholly owned operating subsidiary of Benefitfocus, Inc. Additionally, the common and preferred shareholders of Benefitfocus.com, Inc. became common and preferred stockholders, respectively, of Benefitfocus, Inc. and warrants that were exercisable for common shares of Benefitfocus.com, Inc. became exercisable for common shares of Benefitfocus, Inc. Similarly, holders of options to purchase common shares of Benefitfocus.com, Inc. became holders of options to purchase shares of common stock of Benefitfocus, Inc.

Corporate Information and Structure

Following this offering, over 62% of our outstanding common stock will be beneficially owned by a group of our significant stockholders, including funds associated with The Goldman Sachs Group, Inc. and Oak Investment Partners XII, L.P., and our current chairman, Mason R. Holland, Jr., and chief executive officer, Shawn A. Jenkins. In particular, the funds associated with The Goldman Sachs Group collectively will beneficially own approximately 34.91% of our common stock (or approximately 33.44% of our common stock assuming the full exercise of the underwriters’ option to purchase additional shares). As a result of the beneficial ownership of our common stock by our significant stockholders, we will remain a “controlled company” under the NASDAQ Stock Market listing rules, and will be exempt from the corporate governance requirements that a majority of our directors be independent, as defined in the NASDAQ Stock Market listing rules, and that our compensation and nominating and corporate governance committees consist entirely of independent directors. As a result, a majority of the members of our board of directors will not be independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors. Goldman, Sachs & Co. is one of the underwriters of this offering. See “Underwriting (Conflicts of Interest)”.

In addition, due to the size of its voting and economic interest in our company, we are deemed to be controlled by The Goldman Sachs Group, and are considered to be its “subsidiary,” under the Bank Holding Company Act, or BHC Act. As a result, certain restrictions applicable to Goldman Sachs under the BHC Act are expected to apply to the Company as well. We are subject to regulation, supervision, examination and potential enforcement action by the Federal Reserve, and we are restricted from engaging in activities that are not permissible under the BHC Act, or the rules and regulations promulgated thereunder. Permitted activities for a bank holding company or any controlled subsidiary include activities that the Federal Reserve has previously determined to be complementary to financial activities, including data processing services such as those that we provide with our software solutions, and we believe that our current and anticipated business activities are permitted under the BHC Act.

We have agreed to certain covenants for the benefit of The Goldman Sachs Group that are intended to facilitate its compliance with the BHC Act, including rights to access certain of our information and to review the policies and procedures that we implement to comply with the laws and regulations that relate to our activities. We will be obligated to provide The Goldman Sachs Group with notice of certain events and business activities and cooperate with The Goldman Sachs Group to mitigate potential adverse consequences resulting from those activities. We do not believe our status as a subsidiary of The Goldman Sachs Group under the BHC Act will have a material impact on our business or operations.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law by President Obama on July 21, 2010, including Title VI known as the “Volcker Rule”. U.S. financial regulators approved final rules to implement the Volcker Rule in December 2013. The Volcker Rule, in relevant part, restricts banking entities from proprietary trading (subject to certain exemptions) and from acquiring or retaining any equity, partnership or other interests in, or sponsoring, a private equity fund, subject to satisfying certain conditions, and from engaging in certain transactions with funds.

Our principal executive offices are located at 100 Benefitfocus Way, Charleston, South Carolina 29492. The telephone number of our principal executive offices is (843) 849-7476. Our website is www.benefitfocus.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

Benefitfocus, HR InTouch, HR InTouch Marketplace, Benefitfocus eEnrollment, Benefitfocus eBilling, Benefitfocus eExchange, Benefitfocus eSales, All your benefits. In your pocket., and other trademarks or service marks of Benefitfocus appearing in this prospectus are the property of Benefitfocus. This prospectus may refer to brand names, trademarks, service marks, or trade names of other companies and organizations, and these brand names, trademarks, service marks, and trade names are the property of their respective holders.

The Offering

Common stock offered by the selling stockholder	2,500,000 shares

Common stock to be outstanding after this offering	25,062,962 shares

Option to purchase additional shares offered to underwriters

To the extent that the underwriters sell more than 2,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 375,000 from the selling stockholder. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder.

NASDAQ Global Market symbol	“BNFT”

Conflicts of Interest	Goldman, Sachs & Co., an underwriter of this offering, is an affiliate of each of GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Fund, L.P., and GS Capital Partners VI GmbH & CO. KG, which we refer to as the Goldman Funds. Since the Goldman Funds beneficially own more than 10% of our outstanding common stock and will receive greater than five percent of the net proceeds from this offering, not including underwriting compensation, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5110 and Rule 5121 of the Conduct Rules. See “Underwriting (Conflicts of Interest)”.

The number of shares of our common stock to be outstanding after this offering is based on 25,062,962 shares outstanding as of March 31, 2014 and excludes:

•

2,941,595 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2014 with a weighted-average exercise price of $6.85 per share, of which 2,408,647 shares were vested and exercisable;

•	94,200 shares of common stock issuable upon vesting of restricted stock units, of which none are vested and exchangeable; and

•	2,577,286 shares of common stock available for future issuance under our stock plans as of March 31, 2014.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional 375,000 shares from the selling stockholder.

Summary Financial Data

The following summary financial data should be read in conjunction with the sections entitled “Consolidated Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements, related notes, and other financial information included elsewhere in this prospectus. We derived the summary financial data as of and for the years ended December 31, 2013, 2012 and 2011 from our audited financial statements included elsewhere in this prospectus. We derived the summary financial data as of and for the year ended December 31, 2010 from audited financial statements not included in this prospectus. We have derived the following summary consolidated statement of operations data for the three months ended March 31, 2014 and 2013 and balance sheet data as of March 31, 2014 from our unaudited consolidated interim financial statements appearing elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our operating results for the three months ended March 31, 2014 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2014.

Consolidated Statement of Operations Data

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010
	(in thousands, except share and per share data)
				(Restated)	(Restated)	(Restated)
Revenue (1)	$30,696	$23,847	$104,752	$81,739	$68,783	$67,122
Cost of revenue (2)	19,226	12,445	62,411	44,400	42,133	38,870

Gross profit	11,470	11,402	42,341	37,339	26,650	28,252
Operating expenses:
Sales and marketing (2)	10,987	9,138	36,072	27,905	22,553	14,174
Research and development (2)	8,778	4,539	23,532	14,621	9,120	8,650
General and administrative (2)	3,529	2,819	10,974	7,494	5,821	6,038
Impairment of goodwill	—	—	—	—	1,670	—
Change in fair value of contingent consideration	—	(30)	(43)	121	503	—

Total operating expenses	23,294	16,466	70,535	50,141	39,667	28,862

Loss from operations	(11,824)	(5,064)	(28,194)	(12,802)	(13,017)	(610)
Total other expense, net	(564)	(531)	(2,198)	(1,987)	(2,012)	(1,855)

Loss before income taxes	(12,388)	(5,595)	(30,392)	(14,789)	(15,029)	(2,465)
Income tax expense (benefit)	14	20	(31)	84	35	10

Net loss	$(12,402)	$(5,615)	$(30,361)	$(14,873)	$(15,064)	$(2,475)

Net loss per common share—basic and diluted	$(0.51)	$(1.17)	$(2.99)	$(3.09)	$(3.09)	$(0.39)

Weighted-average common shares outstanding—basic and diluted	24,541,359	4,798,043	10,144,243	4,812,632	4,875,157	6,405,944

Other Financial Data:
Adjusted gross profit (3)	$13,651	$13,125	$49,735	$45,161	$33,283	$34,682
Adjusted EBITDA (4)	$(8,842)	$(2,931)	$(18,915)	$(3,594)	$(3,455)	$6,785

(1)	In the first quarter of 2011, we increased the estimated expected life of our customer relationships for both employer and carrier customers. This change extends the term over which we will recognize our deferred revenue and results in less revenue recognized in each period.

(2)	Cost of revenue and operating expenses include stock-based compensation expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010
	(in thousands)
				(Restated)	(Restated)	(Restated)
Cost of revenue	$79	$62	$274	$195	$252	$352
Sales and marketing	164	30	171	68	102	77
Research and development	149	66	255	130	121	87
General and administrative	148	95	502	319	246	519

(3)	We define adjusted gross profit as gross profit before depreciation and amortization expense, as well as stock-based compensation expense. Please see “Adjusted Gross Profit and Adjusted EBITDA” below for more information and for a reconciliation of adjusted gross profit to gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP.

(4)	We define adjusted EBITDA as net loss before net interest and other expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and expense related to the impairment of goodwill and intangible assets. See “Adjusted Gross Profit and Adjusted EBITDA” below for more information and for a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Our Segments

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010
	(in thousands)
				(Restated)	(Restated)	(Restated)
Revenue from external customers by segment:
Employer	$13,277	$8,625	$40,656	$23,760	$15,938	$9,356
Carrier	17,419	15,222	64,096	57,979	52,845	57,766

Total revenue	$30,696	$23,847	$104,752	$81,739	$68,783	$67,122

Gross profit by segment:
Employer	$4,607	$4,017	$13,316	$9,810	$6,059	$3,121
Carrier	6,863	7,385	29,025	27,529	20,591	25,131

Total gross profit	$11,470	$11,402	$42,341	$37,339	$26,650	$28,252

(Loss) income from operations by segment:
Employer	$(9,963)	$(3,702)	$(26,312)	$(19,015)	$(19,533)	$(6,628)
Carrier	(1,861)	(1,362)	(1,882)	6,213	6,516	6,018

Total loss from operations	$(11,824)	$(5,064)	$(28,194)	$(12,802)	$(13,017)	$(610)

Consolidated Balance Sheet Data

	As of March 31,	As of December 31,
	2014	2013	2012	2011	2010
	(in thousands)
			(Restated)	(Restated)	(Restated)
Cash and cash equivalents	$48,824	$65,645	$19,703	$15,856	$18,166
Marketable securities	26,130	13,168	—	—	—
Accounts receivable, net	18,291	23,668	13,372	9,060	7,163
Total assets	132,042	139,611	58,226	52,842	53,343
Deferred revenue, total	82,273	80,221	57,520	42,773	32,952
Total liabilities	131,783	128,179	89,357	69,809	55,433
Total redeemable convertible preferred stock	—	—	135,478	135,478	135,478
Common stock	25	24	6,109	4,923	3,574
Additional paid-in capital	215,715	214,487	—	—	—
Total stockholders’ equity (deficit)	259	11,432	(166,609)	(152,445)	(137,569)

Adjusted Gross Profit and Adjusted EBITDA

Within this prospectus we use adjusted gross profit and adjusted EBITDA to provide investors with additional information regarding our financial results. Adjusted gross profit and adjusted EBITDA are non-GAAP financial measures. We have provided below reconciliations of these measures to the most directly comparable GAAP financial measures, which for adjusted gross profit is gross profit, and for adjusted EBITDA is net loss.

We have included adjusted gross profit and adjusted EBITDA in this prospectus because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, we believe that the exclusion of the expenses eliminated in calculating adjusted gross profit and adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted gross profit and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results.

Our use of adjusted gross profit and adjusted EBITDA as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and adjusted gross profit and adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	adjusted gross profit and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted gross profit and adjusted EBITDA do not reflect the potentially dilutive impact of stock-based compensation;

•	adjusted gross profit and adjusted EBITDA do not reflect interest or tax payments that would reduce the cash available to us; and

•

other companies, including companies in our industry, might calculate adjusted gross profit and adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider adjusted gross profit and adjusted EBITDA alongside other GAAP-based financial performance measures, including various cash flow metrics, gross profit, net income (loss) and our other GAAP financial results. The following table presents a reconciliation of adjusted gross profit to gross profit and adjusted EBITDA to net loss for each of the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010
	(in thousands)
				(Restated)	(Restated)	(Restated)
Reconciliation from Gross Profit to Adjusted Gross Profit:
Gross profit	$11,470	$11,402	$42,341	$37,339	$26,650	$28,252
Depreciation	1,348	994	4,257	4,224	4,096	4,272
Amortization of software development costs	696	603	2,618	3,149	2,009	1,690
Amortization of acquired intangible assets	58	64	245	254	276	116
Stock-based compensation expense	79	62	274	195	252	352

Adjusted gross profit	$13,651	$13,125	$49,735	$45,161	$33,283	$34,682

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(12,402)	$(5,615)	$(30,361)	$(14,873)	$(15,064)	$(2,475)
Depreciation	1,672	1,218	5,231	5,080	3,225	3,197
Amortization of software development costs	696	603	2,618	3,145	1,903	1,656
Amortization of acquired intangible assets	76	83	323	335	2,178	1,756
Interest income	(26)	(13)	(46)	(53)	(151)	(364)
Interest expense on building lease financing obligations	459	443	1,768	1,774	1,771	1,759
Interest expense on other borrowings	129	77	381	202	203	211
Income tax expense (benefit)	14	20	(31)	84	35	10
Stock-based compensation expense	540	253	1,202	712	721	1,035
Impairment of goodwill and intangible assets	—	—	—	—	1,724	—

Total net adjustments	3,560	2,684	11,446	11,279	11,609	9,260

Adjusted EBITDA	$(8,842)	$(2,931)	$(18,915)	$(3,594)	$(3,455)	$6,785

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock. If any of the following risks were to materialize, our business, financial condition, results of operations, and future growth prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or all of your investment in our common stock.

Risks Related to Our Business

We have had a history of losses, and we might not be able to achieve or sustain profitability.

We experienced net losses of $30.4 million, $14.9 million, and $15.1 million for the years ended December 31, 2013, 2012, and 2011, respectively and net losses of $ 12.4 million and $5.6 million for the three months ended March 31, 2014 and 2013, respectively. We cannot predict if we will achieve sustained profitability in the near future or at all. We expect to make significant future expenditures to develop and expand our business. In addition, as a public company, we incur significant legal, accounting, and other expenses that we did not incur as a private company. These increased expenditures will make it harder for us to achieve and maintain future profitability. Our recent growth in revenue and number of customers might not be sustainable, and we might not achieve sufficient revenue to achieve or maintain profitability. We could incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, we might not be able to achieve or maintain profitability and we may incur significant losses for the foreseeable future.

Our quarterly operating results have fluctuated in the past and might continue to fluctuate, causing the value of our common stock to decline substantially.

Our quarterly operating results might fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis might not be meaningful. You should not rely on our past results as indicative of our future performance. Moreover, our stock price might be based on expectations of future performance that are unrealistic or that we might not meet and, if our revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. For example, on March 7, 2014, the first trading day after we publically announced December 31, 2013 results and 2014 guidance, our stock price dropped almost $5.00 per share, or 7.3%, to $63.45.

Our operating results have varied in the past. In addition to other risk factors listed in this section, some of the important factors that may cause fluctuations in our quarterly operating results include:

•	the extent to which our products and services achieve or maintain market acceptance;

•	our ability to introduce new products and services and enhancements to our existing products and services on a timely basis;

•	new competitors and the introduction of enhanced products and services from competitors;

•	the financial condition of our current and potential customers;

•	changes in customer budgets and procurement policies;

•	the amount and timing of our investment in research and development activities;

•	technical difficulties with our products or interruptions in our services;

•	our ability to hire and retain qualified personnel, including the rate of expansion of our sales force;

•	changes in the regulatory environment related to benefits and healthcare;

•	regulatory compliance costs;

•	the timing, size, and integration success of potential future acquisitions; and

•	unforeseen legal expenses, including litigation and settlement costs.

In addition, a significant portion of our operating expense is relatively fixed in nature, and planned expenditures are based in part on expectations regarding future revenue. Accordingly, unexpected revenue shortfalls might decrease our gross margins and could cause significant changes in our operating results from quarter to quarter. If this occurs, the trading price of our common stock could fall substantially, either suddenly or over time.

As a result of our variable sales and implementation cycles, we might not be able to recognize revenue to offset expenditures, which could result in fluctuations in our quarterly results of operations or otherwise harm our future operating results.

The sales cycle for our products and services can be variable, averaging four months in our employer market segment and 15 months in our carrier market segment, each from initial contact to contract execution. During the sales cycle, we expend time and resources, and we do not recognize any revenue to offset such expenditures.

After a customer contract is signed, we provide an implementation process for the customer during which we establish and test appropriate integrations, connections and registrations, load data into our system, and train customer personnel. Our implementation cycle is also variable, typically ranging from four to five months for employer implementations and from eight to 10 months for complex carrier implementations, each from contract execution to completion of implementation. Some of our new customer projects are complex and require a lengthy set-up period and significant implementation work. During the implementation cycle, we expend substantial time, effort, and financial resources implementing our products and services, but accounting principles do not allow us to recognize the resulting revenue until implementation is complete and the services are available for use, at which time we begin recognition of implementation revenue over the longer of the life of the contract or the expected life of the customer relationship. Each customer’s situation is different, and unanticipated difficulties and delays might arise as a result of failure by us or by the customer to complete our respective responsibilities. If implementation periods are extended, revenue recognition could be delayed and our financial condition might be adversely affected. In addition, cancellation of any implementation after it has begun might result in lost time, effort, and expenses invested in the cancelled implementation process and lost opportunity for implementing paying clients in that same period of time.

These factors might contribute to continuing losses and substantial fluctuations in our quarterly operating results. As a result, in future quarters, our operating results could fall below the expectations of securities analysts or investors, in which event our stock price would likely decline.

Because we recognize revenue and expense relating to monthly subscriptions and professional services over varying periods, downturns or upturns in sales are not immediately reflected in full in our operating results.

As a software-as-a-service, or SaaS, company, we recognize our subscription revenue monthly for the term of our contracts and recognize the majority of our professional services revenue ratably over the longer of the contract term or the estimated expected life of the customer relationship. As a result, a portion of the revenue we report each quarter is the recognition of deferred revenue from contracts we entered into during previous quarters. Consequently, a shortfall in demand for our software solutions and professional services or a decline in new or renewed contracts in any one quarter might not significantly reduce our revenue for that quarter, but could negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our products and services is not reflected in full in our results of operations until future periods. Our revenue recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, because revenue from new customers must be recognized over the applicable term of the contracts or the estimated expected life of the customer relationship period. In addition, we recognize professional services expenses as incurred, which could cause professional services gross margin to be negative.

We operate in a highly competitive industry, and if we are not able to compete effectively, our business and operating results will be harmed.

The benefits management software market is highly competitive and is likely to attract increased competition, which could make it hard for us to succeed. Small, specialized providers continue to become more sophisticated and effective. In addition, large, well-financed, and technologically sophisticated software companies might focus more on our market. The size and financial strength of these entities is increasing as a result of continued consolidation in both the IT and healthcare industries. We expect large integrated software companies to become more active in our market, both through acquisitions and internal investment. As costs fall and technology improves, increased market saturation might change the competitive landscape in favor of our competitors.

Some of our current large competitors have greater name recognition, longer operating histories, and significantly greater resources than we do. As a result, our competitors might be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. In addition, current and potential competitors have established, and might in the future establish, cooperative relationships with vendors of complementary products, technologies, or services to increase the availability of their products in the marketplace. Accordingly, new competitors or alliances might emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources, and larger sales forces than we have, which could put us at a competitive disadvantage. Further, in light of these advantages, even if our products and services are more effective than those of our competitors, current or potential customers might accept competitive offerings in lieu of purchasing our offerings. Increased competition is likely to result in pricing pressures, which could negatively impact our sales, profitability, or market share. In addition to new niche vendors, who offer stand-alone products and services, we face competition from existing enterprise vendors, including those currently focused on software solutions that have information systems in place with potential customers in our target market. These existing enterprise vendors might promise products or services that offer ease of integration with existing systems and which leverage existing vendor relationships. In addition, large insurance carriers often have internal technology staffs and proprietary software for benefits management, making them less likely to buy our solutions.

The market for our products and services is immature and volatile, and if it does not develop or if it develops more slowly than we expect, the growth of our business will be harmed.

The cloud-based benefits management software market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on the willingness of employers, carriers, and consumers to increase their use of benefits management software. Many employers and carriers have invested substantial personnel and financial resources to integrate internally developed solutions or traditional enterprise software into their businesses for benefits management, and therefore might be reluctant or unwilling to migrate to our cloud-based solutions. Furthermore, some businesses might be reluctant to use cloud-based solutions because they have concerns about the security of their data and the reliability of the technology delivery model associated with these solutions. If employers, carriers and consumers do not perceive the benefits of our solutions, then our market might not develop at all, or it might develop more slowly than we expect, either of which could significantly adversely affect our operating results. In addition, we have limited insight into trends that might develop and affect our business. We might make errors in predicting and reacting to relevant business trends, which could harm our business. If any of these risks occur, it could materially adversely affect our business, financial condition or results of operations.

The SaaS pricing model is evolving and our failure to manage its evolution and demand could lead to lower than expected revenue and profit.

We derive most of our revenue growth from subscription offerings and, specifically, SaaS offerings. This business model depends heavily on achieving economies of scale because the initial upfront investment is costly and the associated revenue is recognized on a ratable basis. If we fail to achieve appropriate economies of scale or if we fail to manage or anticipate the evolution and demand of the SaaS pricing model, then our business and operating results could be adversely affected.

If we do not continue to innovate and provide products and services that are useful to consumers, employers, insurance carriers, and brokers and provide high quality support services, we might not remain competitive, and our revenue and operating results could suffer.

Our success depends in part on providing products and services that consumers, employers, insurance carriers, and brokers will use to manage benefits. We must continue to invest significant resources in research and development in order to enhance our existing products and services and introduce new high quality products and services that customers will want. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we might lose customers. Our operating results would also suffer if our innovations are not responsive to the needs of our customers, are not appropriately timed with market opportunity, or are not effectively brought to market. As technology continues to develop, our competitors might be able to offer results that are, or that are perceived to be, substantially similar to or better than those generated by us. This would force us to compete on additional product and service attributes and to expend significant resources in order to remain competitive.

In addition, we may experience difficulties with software development, industry standards, design, or marketing that could delay or prevent our development, introduction, or implementation of new solutions and enhancements. The introduction of new solutions by competitors, the emergence of new industry standards, or the development of entirely new technologies to replace existing offerings could render our existing or future solutions obsolete.

Our success also depends on providing high quality support services to resolve any issues related to our products and services. High quality education and customer support is important for the successful marketing and sale of our products and services and for the renewal of existing customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell additional products and services to existing customers would suffer and our reputation with existing or potential customers would be harmed.

If we are unable to retain our existing customers, our revenue and results of operations would be adversely affected.

We sell our products and services pursuant to agreements that are generally one year for employers and three to five years for carriers. While our employer contracts generally automatically renew on an annual basis, our carrier customers have no obligation to renew their contracts after their contract period expires, and these contracts may not be renewed on the same or on more profitable terms if at all. Additionally, some of our carrier customers are able to terminate their respective contracts without cause or for convenience, although generally our carrier contracts are only cancellable by the carrier in an instance of our uncured breach. As a result, our ability to grow depends in part on the continuance and renewal of our carrier contracts. We may not be able to accurately predict future trends in customer renewals, and our customers’ renewal rates may decline or fluctuate because of several factors, including their level of satisfaction or dissatisfaction with our services, the cost of our services, the cost of services offered by our competitors, or reductions in our customers’ spending levels. If our carrier customers terminate or do not renew their contracts for our services, renew on less favorable terms, or do not purchase additional functionality or products, our revenue may grow more slowly than expected or decline, and our profitability and gross margins may be harmed.

A significant amount of our revenue is derived from our largest customers, and any reduction in revenue from any of these customers would reduce our revenue and net income.

Our ten largest customers by revenue in the past three years accounted for approximately 47.4%, 58.6% and 64.1% of our consolidated revenue in each of 2013, 2012 and 2011, respectively. Our largest customer by revenue in the past three years accounted for approximately 9.5%, 10.5% and 11.7% of our revenue in each of 2013, 2012 and 2011, respectively. If any of our key customers decides not to renew its contracts with us, or to renew on less favorable terms, our business, revenues, reputation, and our ability to obtain new customers could be materially and adversely affected.

If the number of individuals covered by our employer and carrier customers decreases or the number of products or services to which our employer and carrier customers subscribe decreases, our revenue will decrease.

Under most of our customer contracts, we base our fees on the number of individuals to whom our customers provide benefits and the number of products or services subscribed to by our customers. Many factors may lead to a decrease in the number of individuals covered by our customers and the number of products or services subscribed to by our customers, including:

•	failure of our customers to adopt or maintain effective business practices;

•	changes in the nature or operations of our customers;

•	government regulations; and

•	increased competition or other changes in the benefits marketplace.

If the number of individuals covered by our customers or the number of products or services subscribed to by our customers decreases for any reason, our revenue will likely decrease.

Economic uncertainties or downturns in the general economy or the industries in which our customers operate could disproportionately affect the demand for our solutions and negatively impact our results of operations.

General worldwide economic conditions have experienced a significant downturn, and market volatility and uncertainty remain widespread, making it extremely difficult for our customers and us to accurately forecast and plan future business activities. In addition, these conditions could cause our customers or prospective customers to decrease headcount, benefits, or HR budgets, which could decrease corporate spending on our products and services, resulting in delayed and lengthened sales cycles, a decrease in new customer acquisition, and/or loss of customers. Furthermore, during challenging economic times, our customers may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us and adversely affect our revenue. If that were to occur, our financial results could be harmed. Further, challenging economic conditions might impair the ability of our customers to pay for the products and services they already have purchased from us and, as a result, our write-offs of accounts receivable could increase. We cannot predict the timing, strength, or duration of any economic slowdown or recovery. If the condition of the general economy or markets in which we operate worsens, our business could be harmed.

Failure to manage our rapid growth effectively could increase our expenses, decrease our revenue, and prevent us from implementing our business strategy.

We have been experiencing a period of rapid growth, which puts strain on our business. To manage this and our anticipated future growth effectively, we must continue to maintain and enhance our IT infrastructure, financial and accounting systems, and controls. We also must attract, train, and retain a significant number of qualified sales and marketing personnel, customer support personnel, professional services personnel, software engineers, technical personnel, and management personnel. Failure to effectively manage our rapid growth could lead us to over-invest or under-invest in development and operations, result in weaknesses in our infrastructure, systems, or controls, give rise to operational mistakes, losses, loss of productivity or business opportunities, and result in loss of employees and reduced productivity of remaining employees. Our growth could require significant capital expenditures and might divert financial resources from other projects such as the development of new products and services. If our management is unable to effectively manage our growth, our expenses might increase more than expected, our revenue could decline or might grow more slowly than expected, and we might be unable to implement our business strategy. The quality of our products and services might suffer, which could negatively affect our reputation and harm our ability to retain and attract customers.

We depend on our senior management team, and the loss of one or more key associates or an inability to attract and retain highly skilled associates could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. We also rely on our leadership team in the areas of research and development, marketing, services, and general and administrative functions, and on mission-critical individual contributors in research and development. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of our executive officers or key associates could have a serious adverse effect on our business.

To continue to execute our growth strategy, we also must attract and retain highly skilled personnel. Competition is intense for engineers with high levels of experience in designing and developing software and Internet-related services. We might not be successful in maintaining our unique culture and continuing to attract and retain qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with SaaS experience and/or experience working with the benefits market is limited overall and specifically in Charleston, South Carolina, where our principal office is located. In addition, many of the companies with which we compete for experienced personnel have greater resources than we have and are located in geographic areas, like Silicon Valley, that may attract more qualified technology workers.

In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Volatility in the price of our stock might, therefore, adversely affect our ability to attract or retain highly skilled personnel. Furthermore, the requirement to expense stock options might discourage us from granting the size or type of stock option awards that job candidates require to join our company. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

If we fail to maintain awareness of our brand cost-effectively, our business might suffer.

We believe that maintaining awareness of our brand in a cost-effective manner is critical to continuing the widespread acceptance of our existing solutions and is an important element in attracting new customers. Furthermore, we believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. Our efforts to build and maintain our brand nationally have involved significant expenses. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in maintaining our brand. If we fail to successfully maintain our brand, or incur substantial expenses in an unsuccessful attempt to maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

Our growth depends in part on the success of our strategic relationships with third parties.

In order to grow our business, we anticipate that we will continue to depend on our relationships with third parties, including our partner organizations, and technology and content providers. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors might be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to our products and services. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our applications by potential customers. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer use of our applications or increased revenue.

If we are required to collect sales and use taxes in additional jurisdictions, we might be subject to liability for past sales and our future sales may decrease.

We might lose sales or incur significant expenses if states successfully impose broader guidelines on state sales and use taxes. A successful assertion by one or more states requiring us to collect sales or other taxes on the licensing of our software or sale of our services could result in substantial tax liabilities for past transactions and otherwise harm our business. Each state has different rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that change over time. We review these rules and regulations periodically and, when we believe we are subject to sales and use taxes in a particular state, voluntarily engage state tax authorities in order to determine how to comply with their rules and regulations. We cannot assure you that we will not be subject to sales and use taxes or related penalties for past sales in states where we currently believe no such taxes are required.

Vendors of services, like us, are typically held responsible by taxing authorities for the collection and payment of any applicable sales and similar taxes. If one or more taxing authorities determines that taxes should have, but have not, been paid with respect to our services, we might be liable for past taxes in addition to taxes going forward. Liability for past taxes might also include substantial interest and penalty charges. Our customer contracts typically provide that our customers must pay all applicable sales and similar taxes. Nevertheless, our customers might be reluctant to pay back taxes and might refuse responsibility for interest or penalties associated with those taxes. If we are required to collect and pay back taxes and the associated interest and penalties, and if our clients fail or refuse to reimburse us for all or a portion of these amounts, we will incur unplanned expenses that may be substantial. Moreover, imposition of such taxes on us going forward will effectively increase the cost of our software and services to our customers and might adversely affect our ability to retain existing customers or to gain new customers in the areas in which such taxes are imposed.

We might not be able to utilize a significant portion of our net operating loss or other tax credit carryforwards, which could adversely affect our profitability.

We have federal and state net operating loss carryforwards due to prior period losses, which if not utilized will begin to expire in 2022 for federal and state purposes. We also have South Carolina jobs tax credit and headquarters tax credit carryforwards, which if not utilized will begin to expire in 2020. These tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, our ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if we experience an “ownership change”. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules might apply under state tax laws. Future issuances of our stock could cause an “ownership change”. It is possible that an ownership change, or any future ownership change, could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our profitability.

We might be unable to adequately protect, and we might incur significant costs in enforcing, our intellectual property and other proprietary rights.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely on a combination of trademark, trade secret, copyright, patent, and unfair competition laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring employees and consultants to enter into confidentiality, noncompetition, and assignment of inventions agreements. Our attempts to protect our intellectual property might be challenged by others or invalidated through administrative process or litigation. While we have two U.S. patents granted and a number of applications pending, we might not be able to obtain meaningful patent protection for our software. In addition, if any patents are issued in the future, they might not provide us with any competitive advantages, or might be successfully challenged by third parties. Agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties might gain access to our proprietary information, develop and market products or services similar to ours, or use trademarks similar to ours, each of which could materially harm our business. Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, the laws of other countries in which we might in the future conduct operations or contract for services might afford little or no effective protection of our intellectual property. The failure to adequately protect our intellectual property and other proprietary rights could materially harm our business.

In addition, if we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if we were to prevail. Any litigation that is necessary in the future could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition.

We might be sued by third parties for alleged infringement of their proprietary rights.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks, and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We have received in the past, and might receive in the future, communications from third parties claiming that we have infringed the intellectual property rights of others. Our technologies might not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to resolve, divert management attention from executing our business plan, and require us to pay monetary damages or enter into royalty or licensing agreements. In addition, many of our contracts contain warranties with respect to intellectual property rights, and most require us to indemnify our clients for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim.

Moreover, any settlement or adverse judgment resulting from such a claim could require us to pay substantial amounts of money or obtain a license to continue to use the software or information that is the subject of the claim, or otherwise restrict or prohibit our use of it. We might not be able to obtain a license on commercially reasonable terms, if at all, from third parties asserting an infringement claim; we might not be able to develop alternative technology on a timely basis, if at all; and we might not be able to obtain a license to use a suitable alternative technology to permit us to continue offering, and our clients to continue using, our affected services. Accordingly, an adverse determination could prevent us from offering our services to others.

Failure to adequately expand our direct sales force will impede our growth.

We believe that our future growth will depend on the continued development of our direct sales force and its ability to obtain new customers and to manage our existing customer base. Identifying and recruiting qualified personnel and training them in the use of our software requires significant time, expense, and attention. It can take six months or longer before a new sales representative is fully trained and productive. Our business may be adversely affected if our efforts to expand and train our direct sales force do not generate a corresponding increase in revenues. In particular, if we are unable to hire and develop sufficient numbers of productive direct sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, sales of our products and services will suffer and our growth will be impeded.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business such as claims brought by our clients in connection with commercial disputes or employment claims made by our current or former associates. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, overall financial condition, and operating results. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our operating results and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the trading price of our stock.

If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our common stock.

As part of our business strategy, we might acquire, enter into joint ventures with, or make investments in complementary companies, services, and technologies in the future. For example, in 2010, we acquired 100% of the net assets of Beninform Holdings, Inc., including its wholly owned subsidiary Benefit Informatics, Inc., and the intellectual property assets of BeliefNetworks, Inc. We spent considerable time, effort, and money pursuing these companies and successfully integrating them into our business. Acquisitions and investments involve numerous risks, including:

•	difficulties in identifying and acquiring products, technologies or businesses that will help our business;

•	difficulties in integrating operations, technologies, services and personnel;

•	diversion of financial and managerial resources from existing operations;

•	risk of entering new markets in which we have little to no experience; and

•	delays in customer purchases due to uncertainty and the inability to maintain relationships with customers of the acquired businesses.

If we fail to properly evaluate acquisitions or investments, we might not achieve the anticipated benefits of any such acquisitions, we might incur costs in excess of what we anticipate, and management resources and attention might be diverted from other necessary or valuable activities.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and might require additional funds to respond to business challenges or opportunities, including the need to develop new products and services or enhance our existing services, enhance our operating infrastructure, and acquire complementary businesses and technologies. Accordingly, we might need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Future sales to customers outside the United States or with international operations might expose us to risks inherent in international sales which, if realized, could adversely affect our business.

An element of our growth strategy is to expand internationally. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic, and political risks that are different from those in the United States. Because of our limited experience with international operations, our international expansion efforts might not be successful in creating demand for our products and services outside of the United States or in effectively selling our solutions in the international markets we enter. In addition, we will face risks in doing business internationally that could adversely affect our business, including:

•	the need to localize and adapt our solutions for specific countries, including translation into foreign languages and associated expenses;

•	data privacy laws which require that customer data be stored and processed in a designated territory;

•	difficulties in staffing and managing foreign operations;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	new and different sources of competition;

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weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;

•	laws and business practices favoring local competitors;

•	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy, and data protection laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds;

•	adverse tax consequences; and

•	unstable regional economic and political conditions.

If we denominate our international contracts in local currencies, fluctuations in the value of the U.S. dollar and foreign currencies might impact our operating results when translated into U.S. dollars.

Risks Related to Our Products and Services Offerings

If our security measures are breached or fail, and unauthorized persons gain access to customers’ and consumers’ data, our products and services might be perceived as not being secure, customers and consumers might curtail or stop using our products and services, and we might incur significant liabilities.

Our products and services involve the storage and transmission of customers’ and consumers’ confidential information, which may include sensitive individually identifiable information that is subject to stringent legal and regulatory obligations. Because of the sensitivity of this information, security features of our software are very important. If our security measures are breached or fail and/or are bypassed as a result of third-party action, employee error, malfeasance, or otherwise, someone might be able to obtain unauthorized access to our customers’ confidential information and/or patient data. As a result, our reputation could be damaged, our business might suffer, information might be lost, and we could face damages for contract breach, penalties for violation of applicable laws or regulations, and significant costs for remediation and remediation efforts to prevent future occurrences.

In addition, we rely on various third parties, including employers’ HR departments, carriers, and other third-party service providers and consumers themselves, as users of our system for key activities to protect and promote the security of our systems and the data and information accessible within them, such as administration of enrollment, consumer status changes, claims, and billing. On occasion, people have failed to perform these activities. For example, employers sometimes have failed to terminate the login/password of former employees, or permitted current employees to share login/passwords. When we become aware of such breaches, we work with employers to terminate inappropriate access and provide additional instruction in order to avoid the reoccurrence of such problems. Although to date these breaches have not resulted in claims against us or in material harm to our business, failures to perform these activities might result in claims against us, which could expose us to significant expense, legal liability, and harm to our reputation, which might result in loss of business.

Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we might not be able to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers. Any significant violations of data privacy could result in the loss of business, litigation and regulatory investigations and penalties that could damage our reputation and adversely impact our results of operations and financial condition. In addition, our customers might authorize or enable third parties to access their information and data that is stored on our systems. Because we do not control such access, we cannot ensure the complete integrity or security of such data in our systems.

Failure by our customers to obtain proper permissions and waivers might result in claims against us or may limit or prevent our use of data, which could harm our business.

We require our customers to provide necessary notices and to obtain necessary permissions and waivers for use and disclosure of information on the Benefitfocus platform, and we require contractual assurances from them that they have done so and will do so. If, however, despite these requirements and contractual obligations, our customers do not obtain necessary permissions and waivers, then our use and disclosure of information that we receive from them or on their behalf might be limited or prohibited by state or federal privacy laws or other laws. This could impair our functions, processes and databases that reflect, contain, or are based upon such data and might prevent use of such data. In addition, this could interfere with, or prevent creation or use of, rules, analyses, or other data-driven activities that benefit us and our business. Moreover, we might be subject to claims or liability for use or disclosure of information by reason of lack of valid notices, agreements, permissions or waivers. These claims or liabilities could subject us to unexpected costs and adversely affect our operating results.

Our proprietary software might not operate properly, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could harm our business and operating results.

Proprietary software development is time-consuming, expensive, and complex. Unforeseen difficulties can arise. We might encounter technical obstacles, and it is possible that we discover problems that prevent our proprietary applications from operating properly. If they do not function reliably or fail to achieve customer expectations in terms of performance, customers could assert liability claims against us and/or attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain customers.

Moreover, benefits management software as complex as ours has in the past contained, and may in the future contain, or develop, undetected defects or errors. Material performance problems or defects in our products and services might arise in the future. Errors might result from the interface of our services with legacy systems and data, which we did not develop and the function of which is outside of our control. Defects or errors might arise in our existing or new software or service processes. Because changes in employer, carrier, and legal requirements and practices relating to benefits are frequent, we are continuously discovering defects and errors in our software and service processes compared against these requirements and practices. Undiscovered vulnerabilities could expose our software to unscrupulous third parties who develop and deploy software programs that could attack our software or result in unauthorized access to customer data. Defects and errors and any failure by us to identify and address them could result in loss of revenue or market share, liability to customers or others, failure to achieve market acceptance or expansion, diversion of development and other resources, injury to our reputation, and increased service and maintenance costs. Defects or errors in our product or service processes might discourage existing or potential customers from purchasing services from us. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability might be substantial and could adversely affect our operating results.

In addition, customers that rely on our products and services to collect, manage, and report benefits data might have a greater sensitivity to service errors and security vulnerabilities than customers of software products in general. We market and sell services that, among other things, provide information to assist care providers in tracking and treating ill patients. Any operational delay in or failure of our software service processes might result in the disruption of patient care and could cause harm to our business and operating results.

Our customers might assert claims against us in the future alleging that they suffered damages due to a defect, error, or other failure of our product or service processes. A product liability claim or errors or omissions claim could subject us to significant legal defense costs and adverse publicity regardless of the merits or eventual outcome of such a claim.

Various events could interrupt customers’ access to the Benefitfocus platform, exposing us to significant costs.

The ability to access the Benefitfocus platform is critical to our customers. Our operations and facilities are vulnerable to interruption and/or damage from a number of sources, many of which are beyond our control, including, without limitation: (i) power loss and telecommunications failures, (ii) fire, flood, hurricane, and other natural disasters, (iii) software and hardware errors, failures or crashes in our own systems or in other systems, (iv) computer viruses, denial-of-service attacks, hacking and similar disruptive problems in our own systems and in other systems, and (v) civil unrest, war, and/or terrorism. We have implemented various measures to protect against interruptions of customers’ access to our platform. If customers’ access is interrupted because of problems in the operation of our facilities, we could be exposed to significant claims by customers, particularly if the access interruption is associated with problems in the timely delivery of funds due to customers or medical information relevant to patient care. Our plans for disaster recovery and business continuity rely on third-party providers of related services. If those vendors fail us at a time when our systems are not operating correctly, we could incur a loss of revenue and liability for failure to fulfill our obligations. Any significant instances of system downtime could negatively affect our reputation and ability to retain customers and sell our services, which would adversely impact our revenue.

In addition, retention and availability of patient care and physician reimbursement data are subject to federal and state laws governing record retention, accuracy, and access. Some laws impose obligations on our customers and on us to produce information for third parties and to amend or expunge data at their direction. Our failure to meet these obligations might result in liability, which could increase our costs and reduce our operating results.

We rely on data center providers, Internet infrastructure, bandwidth providers, third-party computer hardware and software, other third parties, and our own systems for providing services to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

We serve all our customers from two data centers, one located in Raleigh, North Carolina and the other located in Charlotte, North Carolina. While we control and have access to our servers, we do not control the operation of these facilities. The owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so. Problems faced by our third-party data center locations, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our third-party data centers operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy faced by our third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

In addition, our ability to deliver our web-based services depends on the development and maintenance of the infrastructure of the Internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity, and security. Our services are designed to operate without interruption in accordance with our service level commitments. However, we have experienced and expect that we will experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with customers. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss, natural disasters and other force majeure events outside our control;

•	communications failures;

•	software and hardware errors, failures, and crashes;

•	security breaches, computer viruses, hacking, denial-of-service attacks, and similar disruptive problems; and

•	other potential interruptions.

We also rely on computer hardware purchased or leased and software licensed from third parties in order to offer our services, including software from Oracle Corporation and Microsoft Corporation, and routers and network equipment from Cisco and Hewlett-Packard Company. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software might not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated.

We exercise limited control over third-party vendors, which increases our vulnerability to problems with technology and information services they provide. Interruptions in our network access and services might in connection with third-party technology and information services reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscription services, subject us to potential liability, or adversely affect our renewal rates. Although we maintain insurance for our business, the coverage under our policies might not be adequate to compensate us for all losses that may occur. In addition, we might not be able to continue to obtain adequate insurance coverage at an acceptable cost, if at all.

The use of open source software in our products and solutions may expose us to additional risks and harm our intellectual property rights.

Some of our products and solutions use or incorporate software that is subject to one or more open source licenses. Open source software is typically freely accessible, usable, and modifiable. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on potentially unfavorable terms or at no cost.

The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. Accordingly, there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our solutions. In that event, we could be required to seek licenses from third parties in order to continue offering our products or solutions, to re-develop our products or solutions, to discontinue sales of our products or solutions, or to release our proprietary software code under the terms of an open source license, any of which could harm our business. Further, given the nature of open source software, it may be more likely that third parties might assert copyright and other intellectual property infringement claims against us based on our use of these open source software programs.

While we monitor the use of all open source software in our products, solutions, processes, and technology and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product or solution when we do not wish to do so, it is possible that such use may have inadvertently occurred in deploying our proprietary solutions. In addition, if a third-party software provider has incorporated certain types of open source software into software we license from such third party for our products and solutions without our knowledge, we could, under certain circumstances, be required to disclose the source code to our products and solutions. This could harm our intellectual property position and our business, results of operations, and financial condition.

Risks Related to Regulation

Government regulation of the areas in which we operate creates risks and challenges with respect to our compliance efforts and our business strategies.

The employee benefits industry is highly regulated and is subject to changing political, legislative, regulatory, and other influences. Existing and new laws and regulations affecting the employee benefits industry could create unexpected liabilities for us, cause us to incur additional costs and restrict our operations. These laws and regulations are complex and their application to specific services and relationships are not clear. In particular, many existing laws and regulations affecting employee benefits, when enacted, did not anticipate the services that we provide, and these laws and regulations might be applied to our services in ways that we do not anticipate. Our failure to accurately anticipate the application of these laws and regulations, or our failure to comply, could create liability for us, result in adverse publicity, and negatively affect our business. Some of the risks we face from the regulation of employee benefits are as follows:

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Although numerous lawsuits challenged the constitutionality of the Patient Protection and Affordable Care Act, or PPACA, the U.S. Supreme Court on June 28, 2012, upheld the constitutionality of PPACA except for provisions that would have allowed the U.S. Department of Health and Human Services, or HHS, to penalize states that did not implement the Medicaid expansion with the loss of existing federal Medicaid funding. While many of the provisions of PPACA will not be directly applicable to us, PPACA, as enacted, might affect the business of many of our customers. Carriers and large employers might experience changes in the numbers of individuals they insure as a result of Medicaid expansion and the creation of state and national exchanges, though it is unclear how many states will decline to implement the Medicaid expansion or adopt state-specific exchanges. Although we are unable to predict with any reasonable certainty or otherwise quantify the likely impact of PPACA on our business model, financial condition, or results of operations, changes in the business of our customers and the number of individuals they insure may negatively impact our business. Moreover, Congress has repeatedly but unsuccessfully attempted to repeal PPACA and we are unable to predict the impact.

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False or Fraudulent Claim Laws. There are numerous federal and state laws that forbid submission of false information or the failure to disclose information in connection with submission and payment of claims for reimbursement from the government. In some cases, these laws also forbid abuse of existing systems for such submission and payment. Although our business operations are generally not subject to these laws and regulations, any contract we have with a government entity requires us to comply with these laws and regulations. Any failure of our services to comply with these laws and regulations could result in substantial liability, including but not limited to criminal liability, could adversely affect demand for our services, and could force us to expend significant capital, research and development, and other resources to address the failure. Any determination by a court or regulatory agency that our services with government clients violate these laws and regulations could subject us to civil or criminal penalties, invalidate all or portions of some of our government client contracts, require us to change or terminate some portions of our business, require us to refund portions of our services fees, cause us to be disqualified from serving not only government clients but also all clients doing business with government payers, and have an adverse effect on our business.

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HIPAA and Other Privacy and Security Requirements. There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal health information. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, established privacy and security standards that limit the use and disclosure of individually identifiable health information, and require the implementation of administrative, physical, and technological safeguards to ensure the confidentiality, integrity, and availability of individually identifiable health information in electronic form. Health plans, healthcare clearinghouses, and most providers are considered by the HIPAA regulations to be “Covered Entities”. With respect to our operations as a healthcare clearinghouse, we are directly subject to the privacy regulations established under HIPAA, or Privacy Standards, and the security regulations established under HIPAA, or Security Standards. In addition, our carrier customers, or payors, are considered to be Covered Entities and are required to enter into written agreements with us, known as Business Associate Agreements, under which we are considered to be a “Business Associate” and that require us to safeguard individually identifiable health information and restrict how we may use and disclose such information. The American Recovery and Reinvestment Act of 2009, or ARRA, and the HIPAA Omnibus Final Rules extended the direct application of certain provisions of the Privacy Standards and Security Standards to us when we are functioning as a Business Associate of our carrier customers. ARRA and the HIPAA Omnibus Final Rule also subject Business Associates to direct oversight and audit by the HHS.

Violations of the Privacy Standards and Security Standards might result in civil and criminal penalties, and ARRA increased the penalties for HIPAA violations and strengthened the enforcement provisions of HIPAA. For example, ARRA authorizes state attorneys general to bring civil actions seeking either injunctions or damages in response to violations of Privacy Standards and Security Standards that threaten the privacy of state residents.

We might not be able to adequately address the business risks created by HIPAA implementation. Furthermore, we are unable to predict what changes to HIPAA or other laws or regulations might be made in the future or how those changes could affect our business or the costs of compliance.

Some payors and clearinghouses interpret HIPAA transaction requirements differently than we do. Where payors or clearinghouses require conformity with their interpretations as a condition of a successful transaction, we seek to comply with their interpretations.

In addition to the Privacy Standards and Security Standards, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical and/or health information, and many states have adopted or are considering further legislation in this area, including privacy safeguards, security standards, and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements and we are required to comply with them.

Failure by us to comply with any state standards regarding patient privacy may subject us to penalties, including civil monetary penalties and, in some circumstances, criminal penalties. Such failure may injure our reputation and adversely affect our ability to retain customers and attract new customers.

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Medicare and Medicaid Regulatory Requirements. We have contracts with insurance carriers who offer Medicare Managed Care (also known as Medicare Advantage or Medicare Part C) and Medicaid Managed Care benefits plans. We also have contracts with insurance carriers who offer Medicare prescription drug benefits (also known as Medicare Part D) plans. The activities of the Medicare plans are regulated by the Centers for Medicare & Medicaid Services, or CMS, the federal agency that provides oversight of the Medicare and Medicaid programs. The Medicaid Managed Care plans are regulated by both CMS and the individual states where the plans are offered. Some of the activities that we might perform, such as the enrollment of beneficiaries, may be subject to CMS and/or state regulation, and such regulations may force us to change the way we do business or otherwise restrict our ability to provide services to such plans. Moreover, the regulatory environment with respect to these programs has become, and will likely continue to become, increasingly complex.

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Financial Services-Related Laws and Rules. Financial services and electronic payment processing services are subject to numerous laws, regulations and industry standards, some of which might impact our operations and subject us, our vendors, and our customers to liability as a result of the payment distribution and processing solutions we offer. Although we do not act as a bank, we offer solutions that involve banks, or vendors who contract with banks and other regulated providers of financial services. As a result, we might be impacted by banking and financial services industry laws, regulations, and industry standards, such as licensing requirements, solvency standards, requirements to maintain the privacy and security of nonpublic personal financial information, and Federal Deposit Insurance Corporation deposit insurance limits. In addition, our patient billing and payment distribution and processing solutions might be impacted by payment card association operating rules, certification requirements, and rules governing electronic funds transfers. If we fail to comply with applicable payment processing rules or requirements, we might be subject to fines and changes in transaction fees and may lose our ability to process credit and debit card transactions or facilitate other types of billing and payment solutions. Moreover, payment transactions processed using the Automated Clearing House Network, or ACH, are subject to network operating rules promulgated by the National Automated Clearing House Association and to various federal laws regarding such operations, including laws pertaining to electronic funds transfers, and these rules and laws might impact our billing and payment solutions. Further, our solutions might impact the ability of our payor customers to comply with state prompt payment laws. These laws require payors to pay healthcare claims meeting the statutory or regulatory definition of a “clean claim” within a specified time frame.

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Insurance Broker Laws. Insurance laws in the United States are often complex, and states have broad authority to adopt regulations regarding brokerage activities. These regulations typically include the licensing of insurance brokers and agents and govern the handling and investment of client funds held in a fiduciary capacity. Although we believe our activities do not currently constitute the provision of insurance brokerage services, regulations may change from state to state, which could require us to comply with such expanded regulation.

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ERISA. The Employee Retirement Income Security Act of 1974, as amended, or ERISA, regulates how employee benefits are provided to or through certain types of employer-sponsored health benefits plans. ERISA is a set of laws and regulations that is subject to periodic interpretation by the U.S. Department of Labor as well as the federal courts. In some circumstances, and under certain customer contracts, we might be deemed to have assumed duties that make us an ERISA fiduciary, and thus be required to carry out our operations in a manner that complies with ERISA in all material respects. We believe that our current operations do not render us subject to ERISA fiduciary obligations, and therefore that we are in material compliance with ERISA and that any such compliance does not currently have a material adverse effect on our operations. However, there can be no assurance that continuing ERISA compliance efforts or any future changes to ERISA will not have a material adverse effect on us.

•

Third-Party Administrator Laws. Numerous states in which we do business have adopted regulations governing entities engaged in third-party administrator, or TPA, activities. TPA regulations typically impose requirements regarding enrollment into benefits plans, claims processing and payments, and the handling of customer funds. Although we do not believe we are currently acting as a TPA, changes in state regulations could result in us being obligated to comply with such regulations, which might require us to obtain licenses to provide TPA services in such states.

We are subject to banking regulations that may limit our business activities.

The Goldman Sachs Group, affiliates of which owned approximately 44.74% of the voting and economic interest in our business at June 30, 2014, is regulated as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended, or the BHC Act. The BHC Act imposes regulations and requirements on The Goldman Sachs Group and on any company that is deemed to be controlled by The Goldman Sachs Group under the BHC Act and the regulations of the Board of Governors of the Federal Reserve System, or the Federal Reserve. Due to the size of its voting and economic interest, we are deemed to be controlled by The Goldman Sachs Group and are therefore considered to be a “subsidiary” of The Goldman Sachs Group under the BHC Act. We will remain subject to this regulatory regime until The Goldman Sachs Group is no longer deemed to control us for purposes of the BHC Act, which we do not generally have the ability to control and which will not occur until The Goldman Sachs Group has significantly reduced its voting and economic interest in us.

As a controlled subsidiary of The Goldman Sachs Group, we are restricted from engaging in activities that are not permissible under the BHC Act, or the rules and regulations promulgated thereunder. Permitted activities for a bank holding company or any controlled subsidiary generally include activities that the Federal Reserve has previously determined to be closely related to banking, financial in nature or incidental or complementary to financial activities, including data processing services such as those that we provide with our software solutions. Restrictions placed on The Goldman Sachs Group as a result of supervisory or enforcement actions under the BHC Act or otherwise may restrict us or our activities in certain circumstances, even if these actions are unrelated to our conduct or business. Further, as a result of being subject to regulation and supervision by the Federal Reserve, we may be required to obtain the prior approval of the Federal Reserve before engaging in certain new activities or businesses, whether organically or by acquisition. The Federal Reserve could exercise its power to restrict us from engaging in any activity that, in the Federal Reserve’s opinion, is unauthorized or constitutes an unsafe or unsound business practice. To the extent that these regulations impose limitations on our business, we could be at a competitive disadvantage because some of our competitors are not subject to these limitations.

Additionally, any failure of The Goldman Sachs Group to maintain its status as a financial holding company could result in further limitations on our activities and our growth. In particular, our permissible activities could be restricted to only those that constitute banking or activities closely related to banking. The Goldman Sachs Group’s loss of its financial holding company status could be caused by several factors, including any failure by The Goldman Sachs Group’s bank subsidiaries to remain sufficiently capitalized, by any examination downgrade of one of The Goldman Sachs Group’s bank subsidiaries, or by any failure of one of The Goldman Sachs Group’s bank subsidiaries to maintain a satisfactory rating under the Community Reinvestment Act. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, broadened the requirements for maintaining financial holding company status by also requiring the holding company to remain “well capitalized” and “well managed”. We have no ability to prevent such occurrences from happening.

As a subsidiary of a bank holding company, we are subject to examination by the Federal Reserve and required to provide information and reports for use by the Federal Reserve under the BHC Act. In addition, we may be subject to regulatory oversight and examination because we are a technology service provider to regulated financial institutions. The Federal Reserve may also impose substantial fines and other penalties for violations of applicable banking laws, regulations and orders. Further, the Dodd-Frank Act, including Title VI thereunder known as the “Volcker Rule”, and related financial regulatory reform call for the issuance of numerous regulations designed to increase and strengthen the regulation of bank holding companies, including The Goldman Sachs Group and its affiliates. U.S. financial regulators approved the final rules to implement the Volcker Rule in December 2013. The Volker Rule, in relevant part, restricts banking entities from proprietary trading (subject to certain exemptions) and from acquiring or retaining any equity, partnership or other interests in, or sponsoring, a private equity fund, subject to satisfying certain conditions, and from engaging in certain transactions with funds.

We have agreed to certain covenants for the benefit of The Goldman Sachs Group that are intended to facilitate its compliance with the BHC Act, but that may impose certain obligations on our company. In particular, The Goldman Sachs Group has rights to conduct audits on, and access certain information of, our company and certain rights to review the policies and procedures that we implement to comply with the laws and regulations that relate to our activities. In addition, we are obligated to provide The Goldman Sachs Group with notice of certain events and business activities and cooperate with The Goldman Sachs Group to mitigate potential adverse consequences resulting therefrom.

Potential regulatory requirements placed on our software, services, and content could impose increased costs on us, delay or prevent our introduction of new service types, and impair the function or value of our existing service types.

Our products and services are and are likely to continue to be subject to increasing regulatory requirements in a number of ways. As these requirements proliferate, we must change or adapt our products and services to comply. Changing regulatory requirements might render our services obsolete or might block us from accomplishing our work or from developing new services. This might in turn impose additional costs upon us to comply or to further develop our products and services. It might also make introduction of new product or service types more costly or more time-consuming than we currently anticipate. It might even prevent introduction by us of new products or services or cause the continuation of our existing products or services to become unprofitable or impossible.

Potential government subsidy of services similar to ours, or creation of a single payor system, might reduce customer demand.

Recently, entities including brokers and U.S. federal and state governments have offered to subsidize adoption of online benefits platforms or clearinghouses. In addition, federal regulations have been changed to permit such subsidy from additional sources subject to certain limitations. To the extent that we do not qualify or participate in such subsidy programs, demand for our services might be reduced, which may decrease our revenue. In addition, prior proposals regarding healthcare reform have included the concept of creation of a single payor for healthcare insurance. This kind of consolidation of critical benefits activity could negatively impact the demand for our services.

Our services present the potential for embezzlement, identity theft, or other similar illegal behavior by our associates with respect to third parties.

Among other things, certain services offered by us involve collecting payment information from individuals, and this frequently includes check and credit card information. Even though we do not handle direct payments, our services also involve the use and disclosure of personal and business information that could be used to impersonate third parties, commit identity theft, or otherwise gain access to their data or funds. If any of our associates take, convert, or misuse such funds, documents, or data, we could be liable for damages, and our business reputation could be damaged or destroyed. Moreover, if we fail to adequately prevent third parties from accessing personal and/or business information and using that information to commit identity theft, we might face legal liabilities and other losses than can have a negative impact on our business.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price at which you purchase it.

The stock market historically has experienced extreme price and volume fluctuations. As a result of this volatility, you might not be able to sell your common stock at or above the price at which you purchase it. The public market for our stock is very new. Since our IPO in September 2013, the per share trading price of our common stock has been as high as $76.00 and as low as $27.72, as of June 30, 2014. It might continue to fluctuate significantly in response to various factors, some of which are beyond our control. These factors include:

•	our operating performance and the operating performance of similar companies;

•	the overall performance of the equity markets;

•	announcements by us or our competitors of acquisitions, business plans, or commercial relationships;

•	threatened or actual litigation;

•	changes in laws or regulations relating to the sale of health insurance;

•	any major change in our board of directors or management;

•	publication of research reports or news stories about us, our competitors, or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	large volumes of sales of our shares of common stock by existing stockholders; and

•	general political and economic conditions.

In addition, the stock market in general, and the market for Internet-related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations might be even more pronounced in the relatively new trading market for our stock. Additionally, securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future, and the success of an investment in shares of our common stock will depend upon future appreciation in its value, if any. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

Future sales of shares of our common stock by existing stockholders could depress the market price of our common stock.

Following the completion of this offering, based on the number of shares outstanding as of March 31, 2014, 25,062,962 shares of our common stock will be outstanding. All of the 2,500,000 shares being sold in this offering will be freely tradeable immediately after this offering (except for shares purchased by affiliates) and of the remaining 22,562,962 shares outstanding as of March 31, 2014, assuming no exercise of outstanding options after March 31, 2014, 17,478,298 shares may be sold upon expiration of lock-up agreements entered into in connection with this offering 90 days after the date of this offering (subject to volume and other restrictions of Rule 144).

On November 12, 2013, we also registered an aggregate of 6,249,766 shares of our common stock that we may issue under our stock plans. These shares can be freely sold in the public market upon issuance, subject to any outstanding lock-up agreements, unless they are held by “affiliates”, as that term is defined in Rule 144 of the Securities Act. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock.

You will experience immediate and substantial dilution.

The public offering price of the common stock being sold by the selling stockholder in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, you will pay a price per share that substantially exceeds, on a per share basis, the value of our assets after subtracting liabilities. In addition, if outstanding options are exercised or other stock rights such as restricted stock units vest, there could be further dilution. For more information refer to “Dilution”.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of a substantial number of shares of our common stock in the public market or the market perception that the holder or holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

As of March 31, 2014, we had an aggregate of 25,062,962 shares of common stock outstanding. Of these shares, approximately 18,768,882 shares became eligible for sale on March 16, 2014, upon the expiration of lock-up agreements with the underwriters for our IPO, subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act. As of March 31,

2014, there were outstanding options and restricted stock units to purchase 3,035,795 shares of our common stock that, if exercised or vested, as applicable, will result in these additional shares becoming available for sale subject in some cases to Rule 144 and Rule 701 under the Securities Act. On November 12, 2013, we also registered an aggregate of 6,249,766 shares of our common stock that we may issue under our stock plans. These shares can be freely sold in the public market upon issuance, unless they are held by “affiliates”, as that term is defined in Rule 144 of the Securities Act. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock.

A limited number of stockholders will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

After this offering, our directors, executive officers, and their affiliated entities will beneficially own more than 65% of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options). In particular, after this offering, the Goldman Funds collectively will beneficially own approximately 34.91% (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options after June 30, 2014. These stockholders, if they act together, could exert substantial influence over matters requiring approval by our stockholders, including the amendment of our certificate of incorporation and bylaws, and the approval of mergers or other business combination transactions. For example, our bylaws provide that so long as The Goldman Sachs Group, Inc. and its affiliates own, collectively, at least 35% of our common stock, we may not amend, without the written consent of The Goldman Sachs Group, provisions in our restated certificate of incorporation or our bylaws related to the ability of our stockholders to act by written consent, the procedures by which our stockholders may call a special meeting of stockholders, and the classification of our board of directors into three classes.

Additionally, the Goldman Funds, Oak Investment Partners XII, L.P., Mason R. Holland, Jr., our Executive Chairman and a director, and Shawn A. Jenkins, our President and Chief Executive Officer and a director, entered into a voting agreement for the election of directors. After this offering, these stockholders will collectively beneficially own more than 62% of our common stock (assuming no exercise of the underwriters option to purchase additional shares and no exercise of outstanding options after June 30, 2014. Pursuant to the voting agreement, the parties agree to vote all of their shares to elect two directors nominated by the Goldman Funds, one director nominated by Oak Investment Partners, and each of Messrs. Holland and Jenkins to our board of directors. As a result, these stockholders will have significant influence on the outcome of director elections. This concentration of ownership might discourage, delay, or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by other stockholders, including those who purchase shares in this offering.

Following the offering, we will remain a “controlled company” within the meaning of the NASDAQ Stock Market listing rules, and we will take advantage of exemptions from certain corporate governance requirements.

Following this offering, approximately 62% of the voting power of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options after June 30, 2014), will be beneficially owned by a group of our significant stockholders consisting of Oak Investment Partners XII, L.P., the Goldman Funds, and Messrs. Holland and Jenkins. Under the NASDAQ Stock Market listing rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and is exempt from the corporate governance requirements that a majority of our directors be independent, as defined in the NASDAQ Stock Market listing rules, and that our compensation and nominating and corporate governance committees consist entirely of independent directors. Following this offering, we will rely on the “controlled company” exemption under the NASDAQ Stock Market listing rules. As a result, a majority of the members of our board of directors will not be independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors. Accordingly, while we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ Stock Market’s corporate governance requirements.

Affiliates of Goldman, Sachs & Co., the lead underwriter in this offering, hold a controlling equity interest in our company, which could expose us to risks associated with Goldman’s conflict of interest.

A controlling equity interest in our company is held in the aggregate by the Goldman Funds, each of which is affiliated with Goldman, Sachs & Co., the lead underwriter in this offering. Prior to this offering, the Goldman Funds held the following equity securities: (i) 1,460,808 shares of our common stock were held directly by GS Capital Partners VI Parallel, L.P., (ii) 4,418,634 shares of our common stock were held directly by GS Capital Partners VI Offshore Fund, L.P., (iii) 5,312,358 shares of our common stock were held directly by GS Capital Partners VI Fund, L.P., and (iv) 188,801 shares of our common stock were held directly by GS Capital Partners VI GmbH & CO. KG. The Goldman Funds propose to sell up to 2,500,000 shares in this offering, and will receive all the proceeds of this offering, not including underwriting compensation. Consequently, Goldman, Sachs & Co. has a conflict of interest within the meaning of Rule 5121 of the FINRA Rules.

Provisions in our restated certificate of incorporation and amended and restated bylaws and Delaware law might discourage, delay, or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our certificate of incorporation and bylaws and Delaware law might discourage, delay, or prevent a merger, acquisition, or other change in control that stockholders consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions might also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	limitations on the ability of stockholders to call special meetings;

•	The Goldman Sachs Group and its affiliates cease to own at least 35% of our voting equity, the inability of stockholders to act by written consent;

•	the inability of stockholders to cumulate votes at any election of directors;

•	the classification of our board of directors into three classes with only one class, representing approximately one-third of our directors, standing for election at each annual meeting; and

•	the ability of our board of directors to make, alter or repeal our bylaws.

Our Board of Directors has the ability to designate the terms of and issue new series of preferred stock without stockholder approval. In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors are willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our business is subject to changing regulations regarding corporate governance, disclosure controls, internal control over financial reporting, and other compliance areas that will increase both our costs and the risk of noncompliance.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act, and the rules and regulations of our stock exchange. The requirements of these rules and regulations will increase our legal, accounting, and financial compliance costs, will make some activities more difficult, time-consuming, and costly, and may also place undue strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Commencing with our fiscal year ending December 31, 2014, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. Prior to our IPO, we had never been required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

We will be required to disclose changes made to our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, if we take advantage of the exemption available under the JOBS Act to the auditor attestation requirement in Section 404(b) of the Sarbanes-Oxley Act. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC, or other regulatory authorities, which would require additional financial and management resources.

We have identified a material weakness in connection with the preparation of our financial statements, and failure to develop and maintain adequate financial controls could cause us to have additional material weaknesses, which could adversely affect our operations and financial position.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2013, we identified a material weakness in the internal controls over the accounting for leasing transactions which resulted in the identification of a material error in the accounting for our headquarters lease executed in May 2005. This material error resulted from our incorrect interpretation of standards under ASC 840, Leases, related to this build-to-suit lease where we, as the lessee, were involved in asset construction. As a result, we previously incorrectly accounted for the lease as an operating lease rather than a financing obligation. To correct the error, we restated our financial statements related to the period ended September 30, 2013 in Amendment No. 1 to Quarterly Report on Form 10-Q/A, filed with the SEC on March 21, 2014, and our consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 in our Annual Report on Form 10-K, filed with the SEC on March 21, 2014. Our management is in the process of remediating this material weakness in accounting, which included a review of all of our leases to identify and correct instances where we were not complying with generally accepted accounting principles with regard to lease accounting. In addition, we are developing updated procedures to reflect the technical guidance for lease accounting and engaged external technical resources to assist with the proper implementation of accounting standards for leases going forward.

While we believe that the planned steps will remediate the material weakness in our internal control over financial reporting with respect to lease accounting, no assurances can be made that our remediation is effective until our remedial controls operate for a period of time. We expect to have the material weakness remediated by mid-2014.

We may in the future also discover additional material weaknesses that require remediation. In addition, an internal control system, no matter how well-designed, cannot provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we might not be able to produce timely and accurate financial statements. If that were to happen, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC, or other regulatory authorities.

Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports filed with the SEC, beginning for our fiscal year ending December 31, 2014 under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures or internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers, and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not be effective, however, in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, that our internal controls are perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and our stock price could decline.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and exemptions from the requirements of auditor attestation reports on the effectiveness of our internal control over financial reporting. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the end of the fiscal year in which we have total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period, or (iv) September 17, 2018.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends, to some extent, on the research and reports that securities or industry analysts publish about us and our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “predict”, “project”, “will”, “would”, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our ability to attract and retain customers;

•	our financial performance;

•	the advantages of our solutions as compared to those of others;

•	our ability to establish and maintain intellectual property rights;

•	our ability to retain and hire necessary associates and appropriately staff our operations; and

•	our estimates regarding capital requirements and needs for additional financing.

We might not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, which could cause actual results or events to differ materially from the forward-looking statements that we make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our products. Some of the market data contained in this prospectus is based on independent industry publications, including those generated by IBISWorld, Gartner, Inc., SNL Financial, The Kaiser Family Foundation and Health Research & Educational Trust, and other publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe and act as if the third party data contained herein, and the underlying economic assumptions relied upon therein, are generally reliable. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

The Gartner Report described herein, “Forecast: Enterprise IT Spending by Vertical Industry Market, Worldwide, 2012-2018, 1Q14 Update”, April 14, 2014, or the Gartner Report, represents data, research opinion or viewpoints published as part of a syndicated subscription service, by Gartner, Inc., or Gartner, and is not a representation of fact. The Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report are subject to change without notice.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholder.

MARKET INFORMATION FOR COMMON STOCK

Our common stock has been listed on the NASDAQ Global Market under the symbol “BNFT” since September 18, 2013. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ Global Market.

	High	Low
Year ended December 31, 2013
Third quarter (from September 18, 2013)	$55.87	$41.50
Fourth quarter	$60.48	$37.32
Year ended December 31, 2014
First quarter	$77.00	$45.15
Second quarter	$49.34	$27.52
Third quarter (through July 16, 2014)	$47.75	$38.03

On July 16, 2014, the last reported sale price of our common stock on the NASDAQ Global Market was $39.77 per share. As of June 30, 2014, we had 92 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our common stock. We currently intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business for the foreseeable future. The decision to pay dividends is at the discretion of our board of directors and depends upon our financial condition, results of operations, capital requirements, and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2014. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

As of March 31, 2014
Actual
(in thousands, except share and per share data)
Cash, cash equivalents and marketable securities	$74,954

Stockholders’ (deficit) equity:
Preferred stock, par value $0.001, 5,000,000 shares authorized, issued and outstanding, actual	—
Common stock, par value $0.001, 50,000,000 shares authorized, 25,062,962 shares issued and outstanding, actual;	25
Additional paid-in capital	215,715
Accumulated deficit	(215,481)

Total stockholders’ (deficit) equity	259

Total capitalization	$259

The number of shares of our common stock issued and outstanding in the table above excludes:

•

2,941,595 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2014, with a weighted-average exercise price of $6.85 per share, of which 2,408,647 shares were vested and exercisable;

•	94,200 shares of common stock issuable upon vesting of restricted stock units, of which none are vested and exchangeable; and

•	2,577,286 shares of common stock available for future issuance under our stock plans as of March 31, 2014.

DILUTION

Our net tangible book value per share of our common stock will be substantially below the public offering price. You will therefore incur immediate and substantial dilution of $38.60 per share, based on public offering price of $38.50 per share. As a result, if we are liquidated, you might not receive the full value of your investment.

Dilution in net tangible book value per share represents the difference between the amount per share of our common stock that you pay in this offering and the net tangible book value per share of our common stock immediately afterwards. Net tangible book value per share represents (1) the total pro forma net tangible assets, divided by (2) the number of shares of our common stock outstanding.

Our net tangible book value at March 31, 2014 was approximately $(2.6) million, or $(0.10) per share. This amount represents an immediate dilution in net tangible book value of $38.60 per share to you. The following table illustrates this dilution per share:

Public offering price per share	$38.50
Net tangible book value per share as of March 31, 2014	$(0.10)
Dilution per share to you	$38.60

As of March 31, 2014, there were options outstanding to purchase a total of 2,941,595 shares of our common stock at a weighted average exercise price of $6.85 per share and 94,200 shares of common stock issuable upon vesting of restricted stock units. To the extent outstanding options are exercised or restricted stock units vest, you would experience further dilution.

CONSOLIDATED SELECTED FINANCIAL DATA

The following selected consolidated financial data for the years ended December 31, 2013, 2012, 2011, and 2010, and the selected consolidated balance sheet data as of December 31, 2013, 2012, 2011, and 2010 are derived from our audited consolidated financial statements. The selected consolidated statement of operations data for the three months ended March 31, 2014 and 2013 and the selected consolidated balance sheet data as of March 31, 2014 are derived from unaudited consolidated financial statements. Our historical results are not necessarily indicative of the results to be expected in the future, and our operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014. The selected consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements, related notes, and other financial information included elsewhere in this prospectus.

Consolidated Statement of Operations Data

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010
	(in thousands, except share and per share data)
				(Restated)	(Restated)	(Restated)
Revenue (1)	$30,696	$23,847	$104,752	$81,739	$68,783	$67,122
Cost of revenue (2)	19,226	12,445	62,411	44,400	42,133	38,870

Gross profit	11,470	11,402	42,341	37,339	26,650	28,252
Operating expenses:
Sales and marketing (2)	10,987	9,138	36,072	27,905	22,553	14,174
Research and development (2)	8,778	4,539	23,532	14,621	9,120	8,650
General and administrative (2)	3,529	2,819	10,974	7,494	5,821	6,038
Impairment of goodwill	—	—	—	—	1,670	—
Change in fair value of contingent consideration	—	(30)	(43)	121	503	—

Total operating expenses	23,294	16,466	70,535	50,141	39,667	28,862

Loss from operations	(11,824)	(5,064)	(28,194)	(12,802)	(13,017)	(610)
Total other expense, net	(564)	(531)	(2,198)	(1,987)	(2,012)	(1,855)

Loss before income taxes	(12,388)	(5,595)	(30,392)	(14,789)	(15,029)	(2,465)
Income tax expense (benefit)	14	20	(31)	84	35	10

Net loss	$(12,402)	$(5,615)	$(30,361)	$(14,873)	$(15,064)	$(2,475)

Net loss per common share—basic and diluted	$(0.51)	$(1.17)	$(2.99)	$(3.09)	$(3.09)	$(0.39)

Weighted-average common shares outstanding—basic and diluted	24,541,359	4,798,043	10,144,243	4,812,632	4,875,157	6,405,944

Other Financial Data:
Adjusted gross profit (3)	$13,651	$13,125	$49,735	$45,161	$33,283	$34,682
Adjusted EBITDA (4)	$(8,842)	$(2,931)	$(18,915)	$(3,594)	$(3,455)	$6,785

(1)	In the first quarter of 2011, we increased the estimated expected life of our customer relationships for both employer and carrier customers. This change extends the term over which we will recognize our deferred revenue and results in less revenue recognized in each period.

(2)	Cost of revenue and operating expenses include stock-based compensation expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010
	(in thousands)
				(Restated)	(Restated)	(Restated)
Cost of revenue	$79	$62	$274	$195	$252	$352
Sales and marketing	164	30	171	68	102	77
Research and development	149	66	255	130	121	87
General and administrative	148	95	502	319	246	519

(3)	We define adjusted gross profit as gross profit before depreciation and amortization expense, as well as stock-based compensation expense. Please see “Adjusted Gross Profit and Adjusted EBITDA” below for more information and for a reconciliation of adjusted gross profit to gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP.

(4)	We define adjusted EBITDA as net loss before net interest and other expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and expense related to the impairment of goodwill and intangible assets. See “Adjusted Gross Profit and Adjusted EBITDA” below for more information and for a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Our Segments

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010
	(in thousands)
				(Restated)	(Restated)	(Restated)
Revenue from external customers by segment:
Employer	$13,277	$8,625	$40,656	$23,760	$15,938	$9,356
Carrier	17,419	15,222	64,096	57,979	52,845	57,766

Total revenue	$30,696	$23,847	$104,752	$81,739	$68,783	$67,122

Gross profit by segment:
Employer	$4,607	$4,017	$13,316	$9,810	$6,059	$3,121
Carrier	6,863	7,385	29,025	27,529	20,591	25,131

Total gross profit	$11,470	$11,402	$42,341	$37,339	$26,650	$28,252

(Loss) income from operations by segment:
Employer	$(9,963)	$(3,702)	$(26,312)	$(19,015)	$(19,533)	$(6,628)
Carrier	(1,861)	(1,362)	(1,882)	6,213	6,516	6,018

Total loss from operations	$(11,824)	$(5,064)	$(28,194)	$(12,802)	$(13,017)	$(610)

Consolidated Balance Sheet Data

	As of March 31,	As of December 31,
	2014	2013	2012	2011	2010
	(in thousands)
			(Restated)	(Restated)	(Restated)
Cash and cash equivalents	$48,824	$65,645	$19,703	$15,856	$18,166
Marketable securities	26,130	13,168	—	—	—
Accounts receivable, net	18,291	23,668	13,372	9,060	7,163
Total assets	132,042	139,611	58,226	52,842	53,343
Deferred revenue, total	82,273	80,221	57,520	42,773	32,952
Total liabilities	131,783	128,179	89,357	69,809	55,433
Total redeemable convertible preferred stock	—	—	135,478	135,478	135,478
Common stock	25	24	6,109	4,923	3,574
Additional paid-in capital	215,715	214,487	—	—	—
Total stockholders’ equity (deficit)	259	11,432	(166,609)	(152,445)	(137,569)

Adjusted Gross Profit and Adjusted EBITDA

Within this prospectus we use adjusted gross profit and adjusted EBITDA to provide investors with additional information regarding our financial results. Adjusted gross profit and adjusted EBITDA are non-GAAP financial measures. We have provided below reconciliations of these measures to the most directly comparable GAAP financial measures, which for adjusted gross profit is gross profit, and for adjusted EBITDA is net loss.

We have included adjusted gross profit and adjusted EBITDA in this prospectus because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, we believe that the exclusion of the expenses eliminated in calculating adjusted gross profit and adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted gross profit and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results.

Our use of adjusted gross profit and adjusted EBITDA as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and adjusted gross profit and adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	adjusted gross profit and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted gross profit and adjusted EBITDA do not reflect the potentially dilutive impact of stock-based compensation;

•	adjusted gross profit and adjusted EBITDA do not reflect interest or tax payments that would reduce the cash available to us; and

•

other companies, including companies in our industry, might calculate adjusted gross profit and adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider adjusted gross profit and adjusted EBITDA alongside other GAAP-based financial performance measures, including various cash flow metrics, gross profit, net income (loss) and our other GAAP financial results. The following table presents a reconciliation of adjusted gross profit to gross profit and adjusted EBITDA to net loss for each of the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010
	(in thousands)
				(Restated)	(Restated)	(Restated)
Reconciliation from Gross Profit to Adjusted Gross Profit:
Gross profit	$11,470	$11,402	$42,341	$37,339	$26,650	$28,252
Depreciation	1,348	994	4,257	4,224	4,096	4,272
Amortization of software development costs	696	603	2,618	3,149	2,009	1,690
Amortization of acquired intangible assets	58	64	245	254	276	116
Stock-based compensation expense	79	62	274	195	252	352

Adjusted gross profit	$13,651	$13,125	$49,735	$45,161	$33,283	$34,682

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(12,402)	$(5,615)	$(30,361)	$(14,873)	$(15,064)	$(2,475)
Depreciation	1,672	1,218	5,231	5,080	3,225	3,197
Amortization of software development costs	696	603	2,618	3,145	1,903	1,656
Amortization of acquired intangible assets	76	83	323	335	2,178	1,756
Interest income	(26)	(13)	(46)	(53)	(151)	(364)
Interest expense on building lease financing obligations	459	443	1,768	1,774	1,771	1,759
Interest expense on other borrowings	129	77	381	202	203	211
Income tax expense (benefit)	14	20	(31)	84	35	10
Stock-based compensation expense	540	253	1,202	712	721	1,035
Impairment of goodwill and intangible assets	—	—	—	—	1,724	—

Total net adjustments	3,560	2,684	11,446	11,279	11,609	9,260

Adjusted EBITDA	$(8,842)	$(2,931)	$(18,915)	$(3,594)	$(3,455)	$6,785

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus beginning on page 15 for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers, and brokers. The Benefitfocus platform provides an integrated suite of solutions that enables our employer and insurance carrier customers to more efficiently shop, enroll, manage, and exchange benefits information. Our web-based platform has a user-friendly interface designed to enable the insured consumers to access all of their benefits in one place. Our comprehensive solutions support core benefits plans, including healthcare, dental, life, and disability insurance, and voluntary benefits plans, such as critical illness, supplemental income, and wellness programs. As the number of employer benefits plans has increased, with each plan subject to many different business rules and requirements, demand for the Benefitfocus platform has grown.

We serve two separate but related market segments. Our fastest growing market segment, the employer market, consists of employers offering benefits to their employees. Within this segment, we mainly target large employers with more than 1,000 employees, of which we believe there are approximately 18,000 in the United States. In our other market segment, we sell our solutions to insurance carriers, enabling us to expand our overall footprint in the benefits marketplace by aggregating many key constituents, including consumers, employers, and brokers. Our business model capitalizes on the close relationship between carriers and their members, and the carriers’ ability to serve as lead generators for potential employer customers. Carriers pay for services at a rate reflective of the aggregated nature of their customer base on a per application basis. Carriers can then deploy their applications to employer groups and members. As employers become direct customers through our employer segment, we provide them our platform offering that bundles many software applications into a comprehensive benefits solution through HR InTouch. We believe our presence in both the employer and insurance carrier markets gives us a strong position at the center of the benefits ecosystem.

We sell our software solutions and related services primarily through our direct sales force. We derive most of our revenue from software services fees, which primarily consist of monthly subscription fees paid to us for access to and usage of our cloud-based benefits software solutions, and related professional services. Software services fees paid to us from our employer customers are generally based on the number of employees covered by the relevant benefits plans at contracted rates for a specified period of time, which is usually one year. Software services fees paid to us from our carrier customers are based on the number of members contracted to use our solutions at contracted rates for a specified period of time, which usually ranges from three to five years. Our carrier contracts are generally only cancellable by the carrier in an instance of our uncured breach, although some of our carrier customers are able to terminate their respective contracts without cause or for convenience. Software services revenue accounted for approximately 93%, 93%, and 95% of our total revenue during the years ended 2013, 2012, and 2011, respectively, and for approximately 93% of our total revenue for the three months end March 31, 2014 and 2013.

Another component of our revenue is professional services. We derive the majority of our professional services revenue from the implementation of our customers onto our platform, which typically includes discovery, configuration and deployment, integration, testing, and training. In general, it takes from four to five months to implement a new employer customer’s benefits systems and eight to 10 months to implement a new carrier customer’s benefits systems. We also provide customer support services and customized media content that supports our customers’ effort to educate and communicate with consumers. Professional services revenue accounted for approximately 7%, 7%, and 5% of our total revenue during the years ended December 31, 2013, 2012, and 2011, respectively, and for approximately 7% of our total revenue during the three months ended March 31, 2014 and 2013.

Increasing our base of large employer customers is an important source of revenue growth for us. We actively pursue new employer customers in the U.S. market, and we have increased the number of large employer customers utilizing our solutions from 121 as of December 31, 2009 to 418 as of March 31, 2014. We believe that our continued innovation and new solutions, such as online benefits marketplaces, also known as private exchanges, enhanced mobile offerings, and more robust data analytics capabilities will help us attract additional large employer customers and increase our revenue from existing customers.

We believe that there is a substantial market for our services, and we have been investing in growth over the past three years. In particular, we have continued to invest in technology and services to better serve our larger employer customers, which we believe are an important source of growth for our business. We have also substantially increased our marketing and sales efforts and expect those increased efforts to continue. As we have invested in growth, we have had operating losses in each of the last three years, and expect our operating losses to continue for the foreseeable future. Due to the nature of our customer relationships, which have been very stable with relatively few customer losses over the past years, and the subscription nature of our financial model, we believe that our current investment in growth should lead to substantially increased revenue, which will allow us to achieve profitability in the relatively near future. Of course, our ability to achieve profitability will continue to be subject to many factors beyond our control.

Key Financial and Operating Performance Metrics

We regularly monitor a number of financial and operating metrics in order to measure our current performance and project our future performance. These metrics help us develop and refine our growth strategies and make strategic decisions. We discuss revenue, gross margin, and the components of operating loss, as well as segment revenue and components of segment loss from operations, in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Operating Results”. In addition, we utilize other key metrics as described below.

Number of Large Employer and Carrier Customers

We believe the number of large employer and carrier customers is a key indicator of our market penetration, growth, and future revenue. We have aggressively invested in and intend to continue to invest in our direct sales force to grow our customer base. We generally define a customer as an entity with an active software services contract as of the measurement date. The following table sets forth the number of large employer and carrier customers for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Number of customers:
Large employer	418	304	393	286	193	141	121
Carrier	43	36	40	34	30	29	28

Software Services Revenue Retention Rate

We believe that our ability to retain our customers and expand the revenue they generate for us over time is an important component of our growth strategy and reflects the long-term value of our customer relationships. We measure our performance on this basis using a metric we refer to as our software services revenue retention rate. We calculate this metric for a particular period by establishing the group of our customers that had active contracts for a given period. We then calculate our software services revenue retention rate by taking the amount of software services revenue we recognized for this group in the subsequent comparable period (for which we are reporting the rate) and dividing it by the software services revenue we recognized for the group in the prior period.

For the years ended December 31, 2013, 2012, and 2011 and the three months ended March 31, 2014 and 2013 our software services revenue retention rate exceeded 95%.

Adjusted Gross Profit and Adjusted EBITDA

Adjusted gross profit represents our gross profit before depreciation and amortization, as well as stock-based compensation expense. Adjusted EBITDA represents our earnings before net interest and other expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation and impairment of goodwill and intangible assets. Adjusted gross profit and adjusted EBITDA are not measures calculated in accordance with United States generally accepted accounting principles, or GAAP. Please refer to “Consolidated Selected Financial Data—Adjusted Gross Profit and Adjusted EBITDA” in this prospectus for a discussion of the limitations of adjusted gross profit and adjusted EBITDA and reconciliations of adjusted gross profit to gross profit and adjusted EBITDA to net loss, the most comparable GAAP measurements, respectively, for the years ended December 31, 2013, 2012, and 2011 and the three months ended March 31, 2014 and 2013.

Components of Operating Results

Revenue

We derive the majority of our revenue from software services fees, which consist primarily of monthly subscription fees paid to us by our employer and carrier customers for access to, and usage of, our cloud-based benefits software solutions for a specified contract term. We also derive revenue from professional services fees, which primarily include fees related to the implementation of our customers onto our platform. Our professional services typically include discovery, configuration and deployment, integration, testing, and training.

The following table sets forth a breakdown of our revenue between software services and professional services for the periods indicated (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
Revenue:
Software services	$28,508	$22,264	$97,713	$75,931	$65,210
Professional services	2,188	1,583	7,039	5,808	3,573

Total revenue	$30,696	$23,847	$104,752	$81,739	$68,783

We generally recognize software services fees monthly based on the number of employees covered by the relevant benefits plans at contracted rates for a specified period of time, provided that an enforceable contract has been signed by both parties, access to our software has been granted to the customer and is available for their use, the fee for the software services is fixed or determinable, and collection is reasonably assured. We defer recognition of our professional services fees paid by customers in connection with implementation of our software services, or implementation fees, and recognize them, beginning once the software services have commenced, ratably over the longer of the contract term or the estimated expected life of the customer relationship. We will periodically evaluate the term over which revenue is recognized for most professional services as we gain more experience with customer contract renewals.

In the first quarter of 2011, we increased the estimated expected life of our customer relationships for both employer and carrier customers. This change in estimate was a result of growing demand for our software services, reduced uncertainties in the regulatory environment, and increased confidence in customer retention. This change extends the term over which we recognize our deferred revenue. Most of our deferred revenue relates to professional services performed for our carrier customers, which require a more extensive and lengthy implementation. Further, prior to 2012, we generally did not charge implementation fees to our large employer customers. We will continue to periodically evaluate the term over which revenue is recognized for most professional services as we gain more experience with customer contract renewals.

We generally invoice our employer and carrier customers for software services in advance, in monthly installments. We invoice our employer customers for implementation fees at the inception of the arrangement. We generally invoice our carrier customers for implementation fees at various contractually defined times throughout the implementation process. Implementation fees that have been invoiced are initially recorded as deferred revenue until recognized as described above.

Overhead Allocation

Expenses associated with our facilities, IT costs, and depreciation and amortization, are allocated between cost of revenue and operating expenses based on employee headcount determined by the nature of work performed.

Cost of Revenue

Cost of revenue primarily consists of salaries and other personnel-related costs, including benefits, bonuses, and stock-based compensation, for associates providing services to our customers and supporting our SaaS platform infrastructure. Additional expenses in cost of revenue include co-location facility costs for our data centers, depreciation expense for computer equipment directly associated with generating revenue, infrastructure maintenance costs, amortization expenses associated with capitalized software development costs, allocated overhead, and other direct costs.

Our cost of revenue is expensed as we incur the costs. However, the related revenue from fees we receive for our implementation services performed before a customer is operating on our platform is deferred until the commencement of the monthly subscription and recognized as revenue ratably over the longer of the related contract term or the estimated expected life of the customer relationship. Therefore, the cost incurred in providing these services is expensed in periods prior to the recognition of the corresponding revenue. Our cost associated with providing implementation services has been significantly higher as a percentage of revenue than our cost associated with providing our monthly subscription services due to the labor associated with providing implementation services.

We plan to continue to expand our capacity to support our growth, which will result in higher cost of revenue in absolute dollars. However, we expect cost of revenue as a percentage of revenue to decline and gross margins to increase primarily from the growth of the percentage of our revenue from large employers and the realization of economies of scale driven by retention of our customer base.

Operating Expenses

Operating expenses consist of sales and marketing, research and development, and general and administrative expenses. Salaries and personnel-related costs are the most significant component of each of these expense categories. We expect to continue to hire new associates in these areas in order to support our anticipated revenue growth. As a result, we expect our operating expenses to increase in both aggregate dollars and as a percentage of revenue in the near term, but to decrease over the longer term as we achieve economies of scale.

Sales and marketing expense.    Sales and marketing expense consists primarily of salaries and other personnel-related costs, including benefits, bonuses, stock-based compensation, and commissions for our sales and marketing associates. We record expense for commissions at the time of contract signing. Additional expenses include advertising, lead generation, promotional event programs, corporate communications, travel, and allocated overhead. For instance, our most significant promotional event is One Place, which we hold annually in the second quarter. We expect our sales and marketing expense to increase in both absolute dollars and as a percentage of revenue in the foreseeable future as we further increase the number of our sales and marketing professionals and expand our marketing activities in order to continue to grow our business.

Research and development expense.    Research and development expense consists primarily of salaries and other personnel-related costs, including benefits, bonuses, and stock-based compensation for our research and development associates. Additional expenses include costs related to the development, quality assurance, and testing of new technology, and enhancement of our existing platform technology, consulting, travel, and allocated overhead. We believe continuing to invest in research and development efforts is essential to maintaining our competitive position. We expect our research and development expense to increase in absolute dollars and as a percentage of revenue for the near term, but decrease as a percentage of revenue over the longer term as we achieve economies of scale.

General and administrative expense.    General and administrative expense consists primarily of salaries and other personnel-related costs, including benefits, bonuses, and stock-based compensation for administrative, finance and accounting, information systems, legal, and human resource associates. Additional expenses include consulting and professional fees, insurance and other corporate expenses, and travel. We expect our general and administrative expenses to increase in absolute terms as a result of operating as a public company and will include costs associated with compliance with the Sarbanes-Oxley Act and other regulations governing public companies, increased costs of directors’ and officers’ liability insurance, increased professional services expenses, and costs associated with an enhanced investor relations function.

Impairment of goodwill.    On August 3, 2010, we acquired 100% of the net assets of Beninform Holdings, Inc. and recorded $3.3 million of goodwill in connection with the acquisition. During the year ended December 31, 2011, we recorded an impairment of goodwill of $1.7 million due to lower than expected sales forecast at the October 31, 2011 impairment testing date.

Other Income and Expense

Other income and expense consists primarily of interest income and expense, accretion of contingent consideration, and gain (loss) on disposal of fixed assets. Interest income represents interest received on our cash and cash equivalents. Interest expense consists primarily of the interest incurred on outstanding borrowings under our financing obligations, existing notes and credit facilities.

Income Tax Expense

Income tax expense consists of U.S. federal and state income taxes. We incurred minimal income tax expense for 2013, 2012, and 2011. Net operating loss carryforwards for federal income tax purposes were $41.4 million at December 31, 2013. State net operating loss carryforwards were approximately $33.7 million at December 31, 2013. Federal net operating loss carryforwards will expire at various dates beginning in 2022, if not utilized. State net operating losses will expire at various dates beginning in 2022, if not utilized. Valuation allowances are recorded to reduce deferred tax assets to the amount we believe is more likely than not to be realized.

Results of Operations

Consolidated Statements of Operations Data

The following table sets forth our consolidated statements of operations data for each of the periods indicated (in thousands).

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
				(Restated)	(Restated)
Revenue	$30,696	$23,847	$104,752	$81,739	$68,783
Cost of revenue (1)	19,226	12,445	62,411	44,400	42,133

Gross profit	11,470	11,402	42,341	37,339	26,650
Operating expenses:
Sales and marketing (1)	10,987	9,138	36,072	27,905	22,553
Research and development (1)	8,778	4,539	23,532	14,621	9,120
General and administrative (1)	3,529	2,819	10,974	7,494	5,821
Impairment of goodwill	—	—	—	—	1,670
Change in fair value of contingent consideration	—	(30)	(43)	121	503

Total operating expenses	23,294	16,466	70,535	50,141	39,667

Loss from operations	(11,824)	(5,064)	(28,194)	(12,802)	(13,017)
Other income (expense):
Interest income	26	13	46	53	151
Interest expense	(588)	(520)	(2,149)	(1,976)	(1,974)
Other expense	(2)	(24)	(95)	(64)	(189)

Total other expense, net	(564)	(531)	(2,198)	(1,987)	(2,012)

Loss before income taxes	(12,388)	(5,595)	(30,392)	(14,789)	(15,029)
Income tax expense (benefit)	14	20	(31)	84	35

Net loss	$(12,402)	$(5,615)	$(30,361)	$(14,873)	$(15,064)

(1)	Cost of revenue and operating expenses include stock-based compensation expense as follows (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
				(Restated)	(Restated)
Cost of revenue	$79	$62	$274	$195	$252
Sales and marketing	164	30	171	68	102
Research and development	149	66	255	130	121
General and administrative	148	95	502	319	246

The following table sets forth our consolidated statements of operations data as a percentage of revenue for each of the periods indicated (as a percentage of revenue).

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
				(Restated)	(Restated)
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	62.6	52.2	59.6	54.3	61.3

Gross profit	37.4	47.8	40.4	45.7	38.7
Operating expenses:
Sales and marketing	35.8	38.3	34.4	34.1	32.8
Research and development	28.6	19.0	22.5	17.9	13.3
General and administrative	11.5	11.8	10.5	9.2	8.5
Impairment of goodwill	—	—	—	—	2.4
Change in fair value of contingent consideration	—	(0.1)	0.0	0.1	0.7

Total operating expenses	75.9	69.0	67.3	61.3	57.7

Loss from operations	(38.5)	(21.2)	(26.9)	(15.7)	(18.9)
Other income (expense):
Interest income	0.1	0.1	—	0.1	0.2
Interest expense	(1.9)	(2.2)	(2.1)	(2.4)	(2.9)
Other expense	—	(0.1)	(0.1)	(0.1)	(0.3)

Total other expense, net	(1.8)	(2.2)	(2.1)	(2.4)	(2.9)

Loss before income taxes	(40.4)	(23.5)	(29.0)	(18.1)	(21.8)
Income tax expense (benefit)	—	0.1	—	0.1	0.1

Net loss	(40.4)%	(23.5)%	(29.0%)	(18.2%)	(21.9%)

Our Segments

The following table sets forth segment results for revenue, gross profit, and loss from operations for the periods indicated (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
				(Restated)	(Restated)
Revenue from external customer by segment:
Employer	$13,277	$8,625	$40,656	$23,760	$15,938
Carrier	17,419	15,222	64,096	57,979	52,845

Total revenue	$30,696	$23,847	$104,752	$81,739	$68,783

Gross profit by segment:
Employer	$4,607	$4,017	$13,316	$9,810	$6,059
Carrier	6,863	7,385	29,025	27,529	20,591

Total gross profit	$11,470	$11,402	$42,341	$37,339	$26,650

(Loss) income from operations by segment:
Employer	$(9,963)	$(3,702)	$(26,312)	$(19,015)	$(19,533)
Carrier	(1,861)	(1,362)	(1,882)	6,213	6,516

Total loss from operations	$(11,824)	$(5,064)	$(28,194)	$(12,802)	$(13,017)

Comparison of Three Months Ended March 31, 2014 and 2013

Revenue

	Three Months Ended March 31,
	2014		2013		Period-to-Period Change
		Percentage of Revenue		Percentage of Revenue
	Amount		Amount		Amount	Percentage
	(in thousands)
Software services	$28,508	92.9%	$22,264	93.4%	$6,244	28.0%
Professional services	2,188	7.1	1,583	6.6	605	38.2

Total revenue	$30,696	100.0%	$23,847	100.0%	$6,849	28.7%

Growth in software services revenue was primarily attributable to the addition of new customers, as the number of large employer and carrier customers increased to 461 as of March 31, 2014 from 340 as of March 31, 2013. Our professional services revenue increased between the three months ended March 31, 2013 and the three months ended March 31, 2014, due to revenue recognized from newly completed implementations.

Segment Revenue

	Three Months Ended March 31,
	2014		2013
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Period-to-Period Change
					Amount	Percentage
	(in thousands)
Employer	$13,277	43.3%	$8,625	36.2%	$4,652	53.9%
Carrier	17,419	56.7	15,222	63.8	2,197	14.4

Total revenue	$30,696	100.0%	$23,847	100.0%	$6,849	28.7%

The growth in our employer revenue was primarily attributable to a $4.6 million increase in our employer software services revenue driven primarily by an increase in the number of large employer customers using our platform as of March 31, 2014 as compared to March 31, 2013, including the addition of two significant customers who went live in the first and second quarters of 2013. The growth in our carrier revenue was primarily attributable to an increase of $1.7 million in our carrier software services revenue, driven primarily by an increase in the number of carrier customers using our platform as well as an increase in the number of products being utilized by our carrier customers during the three months ended March 31, 2014 as compared to the three months ended March 31, 2013.

Cost of Revenue

	Three Months Ended March 31,
	2014		2013
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Period-to-Period Change
					Amount	Percentage
	(in thousands)
Cost of revenue	$19,226	62.6%	$12,445	52.2%	$6,781	54.5%

The increase in cost of revenue in absolute terms was in part attributable to a $3.7 million increase in salaries and personnel-related costs, of which $2.7 million was associated with additional customer service headcount to support a growing number of customers and $1.1 million was associated with additional engineering headcount to perform customer implementations. In addition, we experienced a $1.6 million increase in professional fees for assistance with maintaining a large customer and with customer implementations. Also, we experienced a $1.2 million increase in infrastructure maintenance costs to support our platform and additional depreciation and amortization and facilities costs related to the growth in headcount.

Gross Profit

	Three Months Ended March 31,
	2014		2013
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Period-to-Period Change
					Amount	Percentage
	(in thousands)
Software services	$17,305	60.7%	$14,470	65.0%	$2,835	19.6%
Professional services	(5,835)	(266.7)	(3,068)	(193.8)	(2,767)	90.2

Gross profit	$11,470	37.4%	$11,402	47.8%	$68	0.6%

The increase in software services gross profit in absolute terms was driven by a $6.2 million, or 28.0%, increase in software services revenue. This increase was partially offset by a $3.4 million, or 43.7%, increase in software services cost of revenue. Software services cost of revenue included $32,000 and $24,000 of stock-based compensation expense for the three months ended March 31, 2014 and 2013, respectively; and $2.0 million and $1.6 million of depreciation and amortization for the three months ended March 31, 2014 and 2013, respectively.

The increase in professional services gross loss was driven by a $3.4 million, or 72.5%, increase in professional services cost of revenue. Professional services cost of revenue included $47,000 and $39,000 of stock-based compensation expense for the three months ended March 31, 2014 and 2013, respectively. In addition, professional services cost of revenue included $0.1 million in depreciation and amortization for the three months ended March 31, 2014 and 2013. As discussed in “Components of Operating Results—Cost of Revenue”, our cost of revenue is expensed as we incur the costs. However, the related revenue from fees we receive for our implementation services performed before a customer is operating on our platform is deferred until the commencement of the monthly subscription and recognized as revenue ratably over the longer of the related contract term or the estimated expected life of the customer relationship, which is currently 10 years. Therefore, the cost incurred in providing these services is expensed in periods prior to the recognition of the corresponding revenue. For this reason, as well as due to the personnel-related costs associated with providing implementation services, our cost associated with providing implementation services has been significantly higher as a percentage of related revenue than our cost associated with providing our monthly subscription services.

Segment Gross Profit

	Three Months Ended March 31,
	2014		2013
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Period-to-Period Change
					Amount	Percentage
	(in thousands)
Employer	$4,607	34.7%	$4,017	46.6%	$590	14.7%
Carrier	6,863	39.4	7,385	48.5	(522)	(7.1)

Gross profit	$11,470	37.4%	$11,402	47.8%	$68	0.6%

Employer gross profit increased in absolute terms by $0.6 million, or 14.7%, between the three months ended March 31, 2013 and the three months ended March 31, 2014. The $4.7 million, or

53.9%, increase in employer revenue was offset by a $4.1 million, or 88.2%, increase in employer cost of revenue. The increase in cost of revenue is primarily attributable to costs associated with providing implementation services, which increased due to a higher number of new employer customer implementations. Our employer gross profit included $0.8 million and $0.6 million of depreciation and amortization for the three months ended March 31, 2014 and March 31, 2013, respectively. In addition, our employer gross profit included $35,000 and $21,000 of stock-based compensation expense for the three months ended March 31, 2014 and 2013, respectively.

Carrier gross profit decreased by $0.5 million, or 7.1%, between the three months ended March 31, 2013 and the three months ended March 31, 2014. The $2.2 million, or 14.4%, increase in carrier revenue was offset by a $2.7 million, or 34.7%, increase in carrier cost of revenue. The increase in cost of revenue is primarily attributable to new individual carrier customer and product implementations. Our carrier gross profit included $1.3 million and $1.1 million in depreciation and amortization for the three months ended March 31, 2014 and March 31, 2013, respectively. In addition, our carrier gross profit included $45,000 and $42,000 of stock-based compensation expense for the three months ended March 31, 2014 and 2013, respectively.

Sales and Marketing

	Three Months Ended March 31,
	2014		2013
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Period-to-Period Change
					Amount	Percentage
	(in thousands)
Sales and marketing	$10,987	35.8%	$9,138	38.3%	$1,849	20.2%

The increase in sales and marketing expense in absolute terms was primarily attributable to a $0.8 million increase in salaries and personnel-related costs, including an increase in stock based compensation of $0.1 million, due to sales and marketing associates hired to continue driving revenue growth and $0.6 million related to sales and marketing events, and $0.3 million related to increases in facilities allocation, recruiting and other operating costs driven by an increase in headcount.

Research and Development

	Three Months Ended March 31,
	2014		2013
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Period-to-Period Change
					Amount	Percentage
	(in thousands)
Research and development	$8,778	28.6%	$4,539	19.0%	$4,239	93.4%

The increase in research and development expense in absolute terms was primarily attributable to a $2.5 million increase in salaries and personnel-related costs, including an increase in stock based compensation of $0.1 million, due to additional research and development headcount. Additionally, we experienced a $1.3 million increase in engineering consulting fees for assistance in product development and $0.3 million related to increases in facilities allocation and travel costs driven by an increase in headcount.

General and Administrative

	Three Months Ended March 31,
	2014		2013
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Period-to-Period Change
					Amount	Percentage
	(in thousands)
General and administrative	$3,529	11.5%	$2,819	11.8%	$710	25.2%

The increase in general and administrative expense in absolute terms was primarily attributable to a $0.4 million increase in consulting and professional fees related to being a publicly traded company. In addition, we experienced a $0.2 million increase in travel related and other operating expenses.

Segment Loss From Operations

	Three Months Ended March 31,
	2014		2013
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Period-to-Period Change
					Amount	Percentage
	(in thousands)
Employer	$(9,963)	(75.0)%	$(3,702)	(42.9)%	$(6,261)	169.1%
Carrier	(1,861)	(10.7)	(1,362)	(8.9)	(499)	36.6

Loss from operations	$(11,824)	(38.5)%	$(5,064)	(21.2)%	$(6,760)	133.5%

The increase in employer loss from operations in absolute terms was attributable to an increase in employer operating expenses of $6.9 million. The increase in operating expenses was primarily attributable to a $3.8 million increase in research and development expense and a $2.5 million increase in sales and marketing expense. The increase in sales and marketing expense was attributable to hiring of employer sales associates to continue driving revenue growth. The increase in research and development expense was primarily driven by a headcount increase to work on improving and expanding our existing products and technology infrastructure to allow further growth in employer customer base.

The increase in carrier loss from operations was attributable to a decrease in gross margin of $0.5 million, offset by a slight decrease in operating expenses. The decrease in operating expenses was primarily attributable to a decrease of $0.6 million in sales and marketing, offset by an increase of $0.4 million and $0.1 million in research and development and general and administrative expenses, respectively. The increases in research and development expense and general and administrative expense were primarily driven by increases in headcount to support our growing business.

Comparison of Years Ended December 31, 2013 and 2012

Revenue

	Year Ended December 31,
	2013		2012		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
Software services	$97,713	93.3%	$75,931	92.9%	$21,782	28.7%
Professional services	7,039	6.7	5,808	7.1	1,231	21.2%

Total revenue	$104,752	100.0%	$81,739	100.0%	$23,013	28.2%

Growth in both software services and professional services revenues year over year was primarily attributable to the addition of new customers, as the number of large employer and carrier customers increased to 433 as of December 31, 2013 from 320 as of December 31, 2012.

Segment Revenue

	Year Ended December 31,
	2013		2012		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
Employer	$40,656	38.8%	$23,760	29.1%	$16,896	71.1%
Carrier	64,096	61.2	57,979	70.9	6,117	10.6%

Total revenue	$104,752	100.0%	$81,739	100.0%	$23,013	28.2%

The growth in employer revenue for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was primarily attributable to a $16.5 million increase in our employer software services revenue driven primarily by an increase in the number of large employer customers using our platform as of December 31, 2013 as compared to December 31, 2012. The growth in carrier revenue year over year was primarily attributable to an increase of $5.3 million in our carrier software services revenue, driven primarily by an increase in the number of carrier customers using our platform as well as an increase in the number of products being utilized by our carrier customers during the year ended December 31, 2013 as compared to the year ended December 31, 2012.

Cost of Revenue

	Year Ended December 31,
	2013		2012		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)
Cost of revenue	$62,411	59.6%	$44,400	54.3%	$18,011	40.6%

The increase in cost of revenue for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was primarily attributable to a $10.7 million increase in salaries and personnel-related costs and a $4.6 million increase in professional fees. Customer services salaries and personnel-related costs increased $6.8 million and professional fees increased by $2.6 million to support a growing number of customers and to prepare for and assist with an open enrollment period at a large customer. Engineering salaries and personnel-related costs increased $3.4 million and professional fees increased by $1.8 million to perform customer implementations for a certain large employer customer and for our Marketplace product at carrier customers. In addition, we experienced a $0.4 million increase in telecommunications and other expense related to increased open enrollment volume and $0.6 million increase in travel expenses to client sites. Further, we experienced a $1.3 million increase in infrastructure maintenance costs to support our products and platform and a $0.8 million increase in facilities expenses as a result of adding office space. Additional hiring led to a $0.2 million increase in recruiting costs. These increases were partially offset by a net decrease of $0.5 million in amortization expense primarily due to an impairment charge during the year ended December 31, 2012 related to capitalized software development costs offset by additions to property and equipment related to our growth.

Gross Profit

	Year Ended December 31,
	2013		2012		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)
Software services	$61,564	63.0%	$47,115	62.0%	$14,449	30.7%
Professional services	(19,223)	(273.1)	(9,776)	(168.3)	(9,447)	96.6

Gross profit	$42,341	40.4%	$37,339	45.7%	$5,002	13.4%

The increase in software services gross profit for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was driven by a $21.8 million, or 28.7%, increase in software services revenue, partially offset by a $7.3 million, or 25.5%, increase in software services cost of revenue. Software services cost of revenue included $0.1 million of stock-based compensation expense for the years ended December 31, 2013 and 2012; and $6.7 million and $7.2 million of depreciation and amortization for the years ended December 31, 2013 and 2012, respectively. The net decrease in depreciation and amortization expense was primarily due to an impairment charge during the year ended December 31, 2013 related to capitalized software development costs partially offset by additions to property and equipment related to our growth.

The increase in professional services gross loss for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was driven by a $10.7 million, or 68.5%, increase in professional services cost of revenue, partially offset by a $1.2 million, or 21.2%, increase in professional services revenue. Professional services cost of revenue included $0.2 million and $0.1 million of stock-based compensation expense for the years ended December 31, 2013 and 2012, respectively. In addition, professional services cost of revenue included approximately $0.4 million in depreciation and amortization for the years ended December 31, 2013 and 2012.

Segment Gross Profit

	Year Ended December 31,
	2013		2012		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)
Employer	$13,316	32.8%	$9,810	41.3%	$3,506	35.7%
Carrier	29,025	45.3	27,529	47.5	1,496	5.4

Gross profit	$42,341	40.4%	$37,339	45.7%	$5,002	13.4%

The increase in employer gross profit for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was driven by a $16.9 million, or 71.1%, increase in employer revenue, partially offset by a $13.4 million, or 96.0%, increase in employer cost of revenue. The increase in cost of revenue was primarily attributable to costs associated with providing implementation services, which increased due to a higher number of new individual employer customer implementations. Our employer gross profit included $2.5 million and $1.9 million of depreciation and amortization for the years ended December 31, 2013 and 2012, respectively. In addition, our employer gross profit included $115,000 and $60,000 of stock-based compensation expense for the years ended December 31, 2013 and 2012, respectively.

The increase in carrier gross profit year over year was driven by a $6.1 million, or 10.6%, increase in carrier revenue, partially offset by a $4.6 million, or 15.2%, increase in carrier cost of revenue. The increase in cost of revenue is primarily attributable to new individual carrier customer and product implementations, including our Marketplace product. Our carrier gross profit included $4.6 million and $5.7 million in depreciation and amortization for the years ended December 31, 2013 and 2012, respectively. In addition, our carrier gross profit included $0.2 million and $0.1 million of stock-based compensation expense for the years ended December 31, 2013 and 2012, respectively.

Sales and Marketing

	Year Ended December 31,
	2013		2012		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)
Sales and marketing	$36,072	34.4%	$27,905	34.1%	$8,167	29.3%

The increase in sales and marketing expense for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was primarily attributable to a $5.1 million increase in commissions and sales bonus expenses due to increased sales year over year. We also hired sales and marketing personnel to continue driving revenue growth, leading to a $1.5 million increase in salaries and personnel related costs. The additional hiring resulted in a $0.5 million increase in recruiting costs.

Research and Development

	Year Ended December 31,
	2013		2012		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)
Research and development	$23,532	22.5%	$14,621	17.9%	$8,911	60.9%

The increase in research and development expense for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was primarily attributable to a $6.0 million increase in salaries and personnel-related costs, a $0.3 million increase in recruiting costs, and a $1.7 million increase in engineering consulting fees, all related to continued product development and feature enhancement. Additionally, we experienced a $0.3 million increase in travel expenses to client sites and a $0.3 million increase in facilities expenses and depreciation as a result of adding office space and equipment to accommodate increased headcount.

General and Administrative

	Year Ended December 31,
	2013		2012		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)
General and administrative	$10,974	10.5%	$7,494	9.2%	$3,480	46.4%

The increase in general and administrative expense for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was primarily attributable to a $1.8 million increase in salaries and personnel-related costs associated with an increase in general and administrative personnel to support our growing business and an increase in performance-driven management bonuses. We also experienced a $0.2 million increase in stock-based compensation expense due to grants made in October 2012, May 2013, and August 2013 to incentivize our management. In addition, we experienced a $0.8 million increase in consulting and professional fees and a $0.3 million increase in travel costs incurred in connection with our IPO. Further, other operating expense increased by $0.2 million year over year primarily due to increased insurance costs.

Segment Income (Loss) From Operations

	Year Ended December 31,
	2013		2012		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)
Employer	$(26,312)	(64.7)%	$(19,015)	(80.0)%	$(7,297)	38.4%
Carrier	(1,882)	(2.9)	6,213	10.7	(8,095)	(130.3)

Loss from operations	$(28,194)	(26.9)%	$(12,802)	(15.7)%	$(15,392)	120.2%

The increase in employer loss from operations for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was attributable to an increase in employer operating expenses of $10.8 million offset by an increase of $3.5 million in employer gross profit. The increase in operating expenses was primarily attributable to a $5.4 million increase in sales and marketing expense, a $3.5 million increase in research and development expense and a $2.1 million increase in general and administrative expense. The increase in sales and marketing expense was attributable to an increase in commissions and sales bonus expenses due to increased sales to new employer customers during the year ended December 31, 2013 as compared to the year ended December 31, 2012. We also hired employer sales personnel to continue driving revenue growth. The increase in research and development expense was primarily driven by a headcount increase to work on improving our existing products and technology infrastructure to allow further growth in our employer customer base. The increase in general and administrative expense was primarily attributable to an increase in professional fees and general and administrative personnel to support our growing business.

The carrier loss from operations for the year ended December 31, 2013 was attributable to an increase in carrier operating expenses of $9.6 million offset by an increase of $1.5 million in carrier gross profit. The increase in operating expenses was primarily attributable to an increase of $5.4 million in research and development expense, an increase of $2.8 million in sales and marketing expense, and an increase of $1.4 million in general and administrative expense. The increase in research and development expense was primarily driven by a headcount increase attributable to the increased development activity related to our Marketplace product during the year ended December 31, 2013. The increase in sales and marketing expense was primarily attributable to an increase in commissions and sales bonus expenses due to increased sales during the year ended December 31, 2013 as compared to the year ended December 31, 2012. The increase in general and administrative expense was primarily attributable to an increase in professional fees and general and administrative personnel to support our growing business.

Comparison of Years Ended December 31, 2012 and 2011

Revenue

	Year Ended December 31,
	2012		2011		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
Software services	$75,931	92.9%	$65,210	94.8%	$10,721	16.4%
Professional services	5,808	7.1	3,573	5.2	2,235	62.6%

Total revenue	$81,739	100.0%	$68,783	100.0%	$12,956	18.8%

The growth in software service revenue for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was primarily attributable to the addition of new customers as the number of large employer and carrier customers increased from 223 as of December 31, 2011 to 320 as of December 31, 2012. The increase in professional services revenue for 2012 as compared to 2011 was primarily attributed to an increase in the number of new carrier customers requiring implementation services, as well as completion of those services during the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Segment Revenue

	Year Ended December 31,
	2012		2011		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
Employer	$23,760	29.1%	$15,938	23.2%	$7,822	49.1%
Carrier	57,979	70.9	52,845	76.8	5,143	9.7%

Total revenue	$81,739	100.0%	$68,783	100.0%	$12,956	18.8%

The growth in employer revenue for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was primarily attributable to a $7.8 million increase in our employer software services revenue driven primarily by a 48.2% increase in the number of large employer customers using our platform during the year ended December 31, 2012 as compared to the year ended December 31, 2011. The growth in carrier revenue for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was primarily attributable to an increase of $3.0 million in our carrier software services revenue, driven primarily by an increase in the number of products being utilized by our carrier customers, as well as by increases in the number of members using our platform during the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Cost of Revenue

	Year Ended December 31,
	2012		2011		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)		(Restated)
Cost of revenue	$44,400	54.3%	$42,133	61.3%	$2,267	5.4%

The increase in cost of revenue for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was in part attributable to a $1.1 million increase in amortization expense associated with capitalized software development costs, primarily due to the impairment of certain internally developed software that we concluded would not produce expected cash flows for the remainder of its estimated useful life. Salaries and personnel-related costs increased by $0.6 million during the year ended December 31, 2012, as we increased the number of associates providing services to our expanded customer base and supporting our platform infrastructure. In addition, we experienced a $0.3 million increase in infrastructure maintenance costs to support our platform. As a percentage of revenue, cost of revenue was higher during the year ended December 31, 2011 in part because of a large carrier customer implementation during that year.

Gross Profit

	Year Ended December 31,
	2012		2011		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)		(Restated)
Software services	$47,115	62.0%	$38,808	59.5%	$8,307	21.4%
Professional services	(9,776)	(168.3)	(12,157)	(340.2)	2,381	(19.6)

Gross profit	$37,339	45.7%	$26,651	38.7%	$10,688	40.1%

The increase in software services gross profit for the year ended December 31, 2011 as compared to the year ended December 31, 2012 was driven by a $10.7 million, or 16.4%, increase in software services revenue, partially offset by a $2.4 million, or 9.1%, increase in software services cost of revenue. Software services cost of revenue included $0.1 million of stock-based compensation expense for each of the years ended December 31, 2011 and 2012; and $5.6 million and $7.0 million of depreciation and amortization for the years ended December 31, 2011 and 2012, respectively. The increase in depreciation and amortization expense was primarily due to a charge taken during the year ended December 31, 2012 related to impairment of capitalized software development costs.

The decrease in professional services loss year over year was driven by a $2.2 million, or 62.6%, increase in professional services revenue and a $0.2 million, or 0.9%, decrease in professional services cost of revenue. Our professional services cost of revenue was higher during the year ended December 31, 2011 in part because of a large customer implementation during that year. Professional services cost of revenue included $0.1 million of stock-based compensation expense for each of the years ended December 31, 2011 and 2012. In addition, professional services cost of revenue included $0.5 million and $0.4 million in depreciation and amortization for the years ended December 31, 2011 and 2012, respectively.

Segment Gross Profit

	Year Ended December 31,
	2012		2011		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)		(Restated)
Employer	$9,810	41.3%	$6,059	38.0%	$3,751	61.9%
Carrier	27,529	47.5	20,591	39.0	6,938	33.7

Gross profit	$37,339	45.7%	$26,650	38.7%	$10,689	40.1%

The increase in employer gross profit year over year was driven by a $7.8 million, or 49.1%, increase in employer revenue, partially offset by a $4.1 million, or 41.2%, increase in employer cost of revenue. Our employer gross profit included $1.3 million and $1.7 million of depreciation and amortization for the years ended December 31, 2011 and 2012, respectively, and $0.1 million of stock-based compensation expense for each of the years ended December 31, 2011 and 2012.

The increase in carrier gross profit year over year was driven by a $5.1 million, or 9.7%, increase in carrier revenue and a $1.8 million, or 5.6%, decrease in carrier cost of revenue. Our carrier cost of revenue was higher for the year ended December 31, 2011 in part because of a large carrier customer implementation. Our carrier gross profit included $4.8 million and $5.7 million in depreciation and amortization for the years ended December 31, 2011 and 2012, respectively. In addition, our carrier gross profit included $0.2 million and $0.1 million of stock-based compensation expense for the years ended December 31, 2011 and 2012, respectively.

Sales and Marketing

	Year Ended December 31,
	2012		2011		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(Restated)		(dollars in thousands)
			(Restated)
Sales and marketing	$27,905	34.1%	$22,553	32.8%	$5,352	23.7%

The increase in sales and marketing expense year over year was primarily attributable to a $4.2 million increase in salaries and personnel-related costs, as we increased the number of sales and marketing personnel to continue driving revenue growth. The increase was also driven by a $1.4 million increase in marketing events, including the expansion of our annual One Place user and partner conference in April 2012, and additional external marketing events.

Research and Development

	Year Ended December 31,
	2012		2011		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(Restated)		(dollars in thousands)
			(Restated)
Research and development	$14,621	17.9%	$9,120	13.3%	$5,501	60.3%

The increase in research and development expense year over year was primarily attributable to a $4.1 million increase in salaries and personnel-related costs associated with additional research and development headcount, as well as a $0.4 million increase in consulting expense, to accommodate increased focus on development of our products, including the incorporation of and compliance with PPACA, the development of the HR InTouch Marketplace product, and investment of development resources in a new electronic data interchange platform. In addition we experienced a $0.5 million increase in allocated overhead for the year ended December 31, 2012 as compared to the year ended December 31, 2011 related to increased depreciation and amortization and facilities costs.

General and Administrative

	Year Ended December 31,
	2012		2011		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
			(dollars in thousands)
	(Restated)		(Restated)
General and administrative	$7,494	9.2%	$5,821	8.5%	$1,673	28.7%

The increase in general and administrative expense year over year was primarily attributable to a $1.4 million increase in salaries and personnel-related costs associated with an increase in general and administrative personnel to support our growing business and to prepare for our IPO.

Segment Income (Loss) From Operations

	Year Ended December 31,
	2012		2011		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
					Amount	Percentage
	(dollars in thousands)
	(Restated)		(Restated)
Employer	$(19,015)	(80.0)%	$(19,533)	(122.6)%	$518	(2.7)%
Carrier	6,213	10.7	6,516	12.3	(303)	(4.7)

Loss from operations	$(12,802)	(15.7)%	$(13,017)	(18.9)%	$215	(1.7)%

The decrease in employer loss from operations year over year was primarily attributable to a $7.8 million increase in employer revenue for the year ended December 31, 2012. In addition, we recognized a $1.7 million goodwill impairment during the year ended December 31, 2011. These changes were partially offset by increases of $4.4 million and $4.1 million in sales and marketing expenses and cost of revenue, respectively. The increase in sales and marketing expenses was attributable to an increase in salaries and personnel-related costs of the sales associates who were hired during the year ended December 31, 2011 to market our solutions to employers and received a full year of salary in the year ended December 31, 2012. Commissions of our sales associates increased as a result of increased sales to new employer customers. The increase in sales and marketing expenses was also attributable to an increase in marketing events, including One Place, as well as increases attributable to other external marketing events during the year ended December 31, 2012. The increase in cost of revenue was primarily driven by a 40.0% increase in our employer client service associate headcount.

The decrease in carrier income from operations year over year was primarily attributable to a $5.5 million increase in research and development expenses. The increase in research and development expense was attributable to efforts to develop and improve carrier segment-specific product enhancements. In addition, we experienced increases of $0.9 million and $0.8 million in sales and marketing and general and administrative expenses, respectively, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The increase in sales and marketing expense was attributable to associates hired during the year ended December 31, 2011, who received a full year of salary during the year ended December 31, 2012. The increase in general and administrative expense for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was primarily attributable to increases in salaries and personnel-related costs. These increases were partially offset by an increase in carrier gross profit of $6.9 million for the year ended December 31, 2012 as compared to 2011.

Quarterly Results of Operations

The following tables show our unaudited consolidated quarterly statement of operations data for each of our nine most recently completed quarters, as well as the percentage of revenue for each line item shown. This information has been derived from our unaudited consolidated financial statements, which, in the opinion of management, have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments and accruals, necessary for the fair presentation of the financial information for the quarters presented. Historical results are not necessarily indicative of the results to be expected in future periods, and operating results for a quarterly period are not necessarily indicative of the operating results for a full year. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended
	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
	(in thousands)
			(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
Revenue	$30,696	$30,256	$26,317	$24,332	$23,847	$22,208	$20,833	$19,629	$19,069
Cost of revenue	19,226	19,473	16,171	14,322	12,445	11,881	10,680	11,347	10,492

Gross profit	11,470	10,783	10,146	10,010	11,402	10,327	10,153	8,282	8,577
Operating expenses:
Sales and marketing	10,987	8,976	7,354	10,604	9,138	6,357	6,666	7,842	7,040
Research and development	8,778	6,708	6,527	5,758	4,539	3,520	3,598	3,868	3,635
General and administrative	3,529	2,790	2,623	2,742	2,819	1,990	1,789	1,742	1,973
Change in fair value of contingent consideration	—	—	—	(13)	(30)	(49)	(1)	4	167

Total operating expenses	23,294	18,474	16,504	19,091	16,466	11,818	12,052	13,456	12,815

Loss from operations	(11,824)	(7,691)	(6,358)	(9,081)	(5,064)	(1,491)	(1,899)	(5,174)	(4,238)
Other income (expense):
Interest income	26	15	8	10	13	12	9	15	17
Interest expense	(588)	(552)	(554)	(523)	(520)	(507)	(480)	(487)	(502)
Other expense	(2)	(66)	9	(14)	(24)	(8)	(28)	(19)	(9)

Total other (expense), net	(564)	(603)	(537)	(527)	(531)	(503)	(499)	(491)	(494)

Loss before income taxes	(12,388)	(8,294)	(6,895)	(9,608)	(5,595)	(1,994)	(2,398)	(5,665)	(4,732)
Income tax expense (benefit)	14	(12)	(59)	20	20	35	10	25	14

Net loss	$(12,402)	$(8,282)	$(6,836)	$(9,628)	$(5,615)	$(2,029)	$(2,408)	$(5,690)	$(4,746)

	Three Months Ended
	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
	(as a percentage of revenue)
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	62.6	64.4	61.4	58.9	52.2	53.5	51.3	57.8	55.0

Gross profit	37.4	35.6	38.6	41.1	47.8	46.5	48.7	42.2	45.0
Operating expenses:
Sales and marketing	35.8	29.7	27.9	43.6	38.3	28.6	32.0	40.0	36.9
Research and development	28.6	22.2	24.8	23.7	19.0	15.9	17.3	19.7	19.1
General and administrative	11.5	9.2	10.0	11.3	11.8	9.0	8.6	8.9	10.3
Change in fair value of contingent consideration	—	—	—	(0.1)	(0.1)	(0.2)	—	—	0.9

Total operating expenses	75.9	61.1	62.7	78.5	69.0	53.2	57.9	68.6	67.2

Loss from operations	(38.5)	(25.4)	(24.2)	(37.3)	(21.2)	(6.7)	(9.1)	(26.4)	(22.2)
Other income (expense):
Interest income	0.1	—	—	—	0.1	—	—	0.1	0.1
Interest expense	(1.9)	(1.8)	(2.1)	(2.1)	(2.2)	(2.3)	(2.3)	(2.5)	(2.6)
Other expense	—	(0.2)	—	(0.1)	(0.1)	—	(0.1)	(0.1)	—

Total other (expense), net	(1.8)	(2.0)	(2.0)	(2.2)	(2.2)	(2.3)	(2.4)	(2.5)	(2.6)
Loss before income taxes	(40.4)	(27.4)	(26.2)	(39.5)	(23.5)	(9.0)	(11.5)	(28.9)	(24.8)

Income tax expense (benefit)	—	—	(0.2)	0.1	0.1	0.2	—	0.1	0.1
Net loss	(40.4)%	(27.4)%	(26.0)%	(39.6)%	(23.5)%	(9.1)%	(11.6)%	(29.0)%	(24.9)%

Quarterly Trends and Seasonality

Our overall operating results fluctuate from quarter to quarter as a result of a variety of factors, some of which are outside of our control. Our revenue has increased each quarter as a result of an increase in the number of large employer and carrier customers using our platform. In most of the quarters presented, we added additional personnel to focus on adding new customers and to support our growth, driving increases in cost of revenue and operating expenses. Our historical results should not be considered a reliable indicator of our future results of operations.

Our sales and marketing expenses fluctuate seasonally because of the seasonality of our sales, which are generally higher in the second and third quarters, driving higher sales commissions. In addition, our annual focused marketing event, the One Place promotional event, is held annually in the second quarter. As a result, our sales and marketing expenses in the second quarter of 2013 and 2012 exceeded the sales and marketing expenses, both on an absolute dollar basis and as a percentage of revenue, in each of the other quarters presented.

The increase in research and development expense in 2013 was primarily a result of increased research and development headcount to drive product development. The increase in general and administrative expense was primarily due to increased performance-driven bonuses and increased headcount to support our growing business and transitioning into a public company.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe reasonable under the circumstances. Actual results might differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing elsewhere in this prospectus, we believe the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition and Deferred Revenue

We derive the majority of our revenue from software services fees, which consist primarily of monthly subscription fees paid to us by our customers for access to, and usage of, our cloud-based benefits software solutions for a specified contract term. We also derive revenue from professional services which primarily include fees related to the implementation of our customers onto our platform, which typically includes discovery, configuration and deployment, integration, testing, and training.

We recognize revenue when there is persuasive evidence of an arrangement, we have provided the service, the fees to be paid by the customer are fixed and determinable and collectability is reasonably assured. We consider that delivery of our cloud-based software services has commenced once we have granted the customer access to our platform.

We generally recognize software services fees monthly based on the number of employees covered by the relevant benefits plans at contracted rates for a specified period of time once the criteria for revenue recognition described above have been satisfied. We defer recognition of our professional services fees and begin recognizing them once the services are performed and related software services have commenced, ratably over the longer of the contract term or the estimated expected life of the customer relationship.

We estimate our customer relationship period based on various factors including, but not limited to, contract terms, contract extensions and renewals, customer attrition, the nature and pace of technology advancements and obsolescence, and the anticipated impact of demand, competition, and other regulatory and economic factors.

Most of our deferred revenue relates to professional services performed for our carrier customers, which require a more extensive and lengthy implementation. We will evaluate the term over which revenue is recognized for our implementation fees as we gain more experience with customer contract renewals.

Accounts Receivable and Allowances for Doubtful Accounts and Returns

We state accounts receivable at realizable value, net of an allowance for doubtful accounts that we maintain for estimated losses expected to result from the inability of some customers to make payments as they become due. We base our estimated allowance on our analysis of past due amounts and ongoing credit evaluations. Historically, our actual collection experience has not varied significantly from our estimates, due primarily to our credit and collection policies and the financial strength of our customers.

The allowances for returns are accounted for as reductions of revenue and are estimated based on the Company’s periodic assessment of historical experience and trends. The Company considers factors such as the time lag since the initiation of revenue recognition, historical reasons for adjustments, new customer volume, complexity of billing arrangements, timing of software availability, and past due customer billings.

Goodwill

Goodwill represents the excess of the aggregate of the fair value of consideration transferred in a business combination over the fair value of assets acquired, net of liabilities assumed. Goodwill is not amortized, but is subject to an annual impairment test. We test goodwill for impairment at the reporting unit level annually on October 31, or more frequently if events or changes in business circumstances indicate the asset might be impaired.

When testing goodwill for impairment, we first perform an assessment of qualitative factors, including but not limited to, macroeconomic conditions, industry and market conditions, company-specific events, changes in circumstances, and after-tax cash flows. If qualitative factors indicate that it is more likely than not that the fair value of the relevant reporting unit is less than its carrying amount, we test goodwill for impairment at the reporting unit level using a two-step approach. In step one, we determine if the fair value of the reporting unit exceeds the unit’s carrying value. If step one indicates that the fair value of the reporting unit is less than its carrying value, we perform step two, determining the fair value of goodwill and, if the carrying value of goodwill exceeds the implied fair value, recording an impairment charge.

We have determined that we have two operating segments, employer and carrier. Further, we have identified that the employer operating segment contains a component, Benefit Informatics. Prior to 2013 Benefit Informatics was a reporting unit that was part of the employer operating segment. Starting in 2013, Benefit Informatics no longer had discreet financial information, ceased to be a reporting unit and is integrated within the employer segment. To determine the fair value of our reporting units, we primarily use a discounted cash flow analysis, which requires significant assumptions and estimates about future operations. Significant judgments inherent in this analysis include the determination of an appropriate discount rate, estimated terminal value and the amount and timing of expected future cash flows.

Stock-Based Compensation

We have issued two types of stock-based awards under our stock plans: stock options and restricted stock units. Stock-based awards granted to associates, directors, and non-associate third parties are measured at fair value at each grant date. When determining the fair market value of our common stock, we consider what we believe to be comparable publicly traded companies, discounted free cash flows, and an analysis of our enterprise value. We recognize stock-based compensation expense, net of forfeitures, ratably over the requisite service period of the option award. Generally, options vest 25% on the one-year anniversary of the grant date with the balance vesting over the following 36 months. We previously granted options that vest 100% on the fifth anniversary of the grant date. Restricted stock unit awards vest 25% on each anniversary of the grant date over 4 years.

Determination of the Fair Value of Stock-Based Compensation Grants

The determination of the fair value of stock-based compensation arrangements is affected by a number of variables, including estimates of the fair value of our common stock, expected stock price volatility, risk-free interest rate, and the expected life of the award. We value stock options using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of traded options that are fully transferable and have no vesting restrictions. Black-Scholes and other option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. For restricted stock unit awards, fair value is based on the closing price of our stock on the trading day preceding the grant date.

The following summarizes the assumptions used for estimating the fair value of stock options granted during the periods indicated (we did not grant any options in 2011):

	Year Ended December 31,
	2013	2012
Risk-free interest rate	1.0% - 1.7%	0.8% - 1.2%
Expected term (years)	6.08	6.08
Expected volatility	52%	53% - 55%
Dividend yield	0%	0%
Weighted-average grant date fair value per share	$7.71	$4.24

We have assumed no dividend yield because we do not expect to pay dividends in the foreseeable future, which is consistent with our past practice. The risk-free interest rate assumption is based on observed interest rates for constant maturity U.S. Treasury securities consistent with the expected life of our associate stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the midpoint between the vesting date and the end of the contractual term. We used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. The list of comparable companies we used to determine expected volatility was consistent with those used to determine the corresponding fair value of our common stock at each grant date.

We based our estimate of pre-vesting forfeitures, or forfeiture rate, on our analysis of historical behavior by stock option holders. We apply the estimated forfeiture rate to the total estimated fair value of the awards, as derived from the Black-Scholes model, to compute the stock-based compensation expense, net of pre-vesting forfeitures, to be recognized in our consolidated statements of operations.

Based upon stock closing stock price on December 31, 2013 of $57.74, the aggregate intrinsic value of outstanding options to purchase shares of our common stock as of December 31, 2013 was $156.0 million, of which $127.4 million related to vested options and $28.6 million to unvested options. The aggregate intrinsic value of outstanding restricted stock units as of December 31, 2013 was $5.6 million, of which all were unvested.

Determination of the Fair Value of Common Stock on Grant Dates

Prior to our IPO, we were a private company with no active public market for our common stock. We have periodically determined for financial reporting purposes the estimated per share fair value of our common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, “Valuation of Privately Held Company Equity Securities Issued as Compensation,” or the Practice Aid. We performed these valuations as of January 1, July 1, October 1, 2012, and April 1, 2013. In conducting the valuations, we considered all objective and subjective factors that we believed to be relevant for each valuation conducted, including management’s estimate of our business condition, prospects, and operating performance at each valuation date. Within the valuations performed by our management, a range of factors, assumptions, and methodologies were used. The significant factors included:

•	independent third-party valuations performed contemporaneously or shortly before the grant date, as applicable;

•	the fact that we are a privately held technology company and our common stock is illiquid;

•	the nature and history of our business;

•	our historical financial performance;

•	our discounted future cash flows, based on our projected operating results;

•	valuations of comparable public companies;

•	the potential impact on common stock of liquidation preference rights of redeemable convertible preferred stock under different valuation scenarios;

•	general economic conditions and the specific outlook for our industry;

•	the likelihood of achieving a liquidity event for shares of our common stock such as an IPO or a sale of our company, given prevailing market conditions, or remaining a private company; and

•	the state of the IPO market for similarly situated privately held technology companies.

The dates of our contemporaneous valuations have not always coincided with the dates of our stock-based compensation grants. In such instances, management’s estimates of the fair value of our common stock on the date of grant have been based on the most recent valuation of our shares of common stock and our assessment of additional objective and subjective factors we believed were relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent valuation and the grant dates included our stage of development, our operating and financial performance, current business conditions, and the market performance of comparable publicly traded companies.

There are significant judgments and estimates inherent in these contemporaneous valuations. These judgments and estimates include assumptions regarding our future operating performance, the time to completing an IPO or other liquidity event, and the determinations of the appropriate valuation methods. If we made different assumptions, our stock-based compensation expense, net loss, and net loss per common share could have been significantly different.

Common Stock Valuation Methodology

Probability-Weighted Expected Return Method

We utilize the probability-weighted expected return method, or PWERM, approach to allocate our equity value to our common shares. The PWERM approach employs various market, income or cost approach calculations depending on the likelihood of various liquidation scenarios. For each of the various scenarios, an equity value is estimated and the rights and preferences for each shareholder class are considered to allocate the equity value to common shares. The common share value is then multiplied by a discount factor reflecting the calculated discount rate and the timing of the event. Lastly, the common share value is multiplied by an estimated probability for each scenario. The probability and timing of each scenario are based on discussions between our board of directors and our management team. Under the PWERM, the value of our common stock is based on four possible future events for our company:

•	an IPO;

•	a strategic merger or sale;

•	our remaining a private company; and

•	the sale of our assets and the resulting dissolution of our company.

When determining the value of any of these four possible outcomes, we use the market and income approaches to determine the equity value of our company. These valuation methodologies are described below.

Market Approach

The market approach evaluates similar companies or transactions in the marketplace. When using the guideline company method of the market approach in determining the fair value of our common stock under the IPO scenario, we identified companies similar to our business who had recently completed IPOs and used these companies as guidelines to develop relevant market multiples and ratios. We then applied these market multiples and ratios to our financial forecasts to create an indication of total equity value. In selecting the guideline companies used in our analysis, we applied several criteria, including companies in the e-commerce platform industry, companies displaying economic and financial similarity to us in certain aspects of primary importance in the eyes of the investing public, and businesses that entail a similar degree of investment risk. When using the similar transaction methodology of the market approach in determining the fair value of our common stock under the strategic merger or sale scenario, we used publicly disclosed data from arm’s-length transactions involving similar companies to develop relationships or value measures between the prices paid for the target companies and the underlying financial performance of those companies. These value measures are then applied to our applicable operating data to create an indication of total equity value.

We used the market approach as the valuation method of determining the fair value of our common stock under the IPO and strategic merger or sale scenarios for all independent valuations. For each of the independent valuations, we performed an assessment of publicly traded comparable companies, including companies that recently completed IPOs or were recently acquired, to ensure that we had a current representative sample of guideline companies upon which to base each valuation.

Income Approach

For the income approach, we used the discounted free cash flow method, which is based on the premise that equity value as of the respective valuation date is equal to the projected future free cash flows and expected terminal value of the business, discounted by a required rate of return that investors would demand given the risks of ownership and the risks associated with achieving the stream of projected future free cash flows.

We used a combination of the market approach and the income approach in determining the fair value of our common stock under the remaining private scenario for each of our independent valuations.

The following table summarizes by grant date the number of shares of common stock subject to stock options granted from January 1, 2012 through the September 17, 2013, as well as the associated per share exercise price and the final estimated fair value per share of our common stock on the grant date. We did not grant any stock options during the year ended December 31, 2011.

Grant Date	Number of Shares Underlying Options Granted	Exercise Price per Share	Estimated Fair Value per Share
January 31, 2012	201,844	$8.11	$6.80
April 9, 2012	10,000	$8.11	$6.80
July 1, 2012	12,115	$9.33	$8.79
October 1, 2012	368,500	$10.30	$9.88
April 1, 2013	5,000	$13.53	$13.53
May 8, 2013	137,000	$13.53	$13.53
August 5, 2013	30,000	$13.53	$20.30

For each of our new stock option grants during 2012, the exercise price exceeded the fair market value of our common stock on the date of grant. In determining the fair value of our common stock on the grant dates, our board of directors placed significant emphasis on the contemporaneous valuations performed by an independent third party, which did not consider the impact of completion of our revenue recognition customer relationship change as the available data had not yet been fully analyzed as of the time of these original valuations. These original valuations were retroactively updated to reflect the Company’s completion of its final analysis of customer relationship data available as of each valuation date and the effect of such data on the revised projected operating results taking into account the impact of our change in estimated customer relationship period.

Significant factors contributing to the determination of common stock fair value at the date of each grant were as follows:

January and April 2012 Stock Option Grants.    On January 31, 2012, our board of directors granted Mason Holland, our Executive Chairman of the Board, the authority to make grants of stock rights under our 2012 Stock Plan. Pursuant to this designated authority, Mr. Holland granted options to purchase 201,844 shares of common stock with an exercise price per share of $8.11 on January 31, 2012. In estimating the fair value of our common stock to set the exercise price of such options, we reviewed and considered a contemporaneous independent valuation report for our common stock as of January 1, 2012. The retroactively updated independent valuation report reflected a fair value for our common stock of $6.80 as of January 1, 2012.

Three months later, on April 9, 2012, when our results were similar to prior months, Mr. Holland, pursuant to his designated authority from our board, granted options to purchase 10,000 shares of common stock with an exercise price per share of $8.11. Little had changed since the last stock option grant date and, although we finished the first quarter on plan, overall market conditions had not changed significantly. Therefore, we determined that the estimated fair value of common stock had not changed since the January 31, 2012 grants.

The primary valuation considerations in the retroactively updated independent valuation report were:

•	a discount rate of 22%, based on our estimated cost of capital; and

•	a lack of marketability discount of 27%.

The liquidity event scenario probabilities and valuation method used for determining the fair value of our common stock were as follows:

Scenario	Probability	Valuation Method
IPO	50%	Market
Strategic merger or sale	30%	Market
Remain private	15%	Market / Income
Dissolution / technology sale	5%	N/A

The 50% probability for an IPO scenario reflected our consideration of the improvement in the IPO market during the last half of 2011, particularly within the technology sector and for companies of similar size and scale to us. In addition, it reflected our belief that if a liquidity event were to occur within the next 18 months, the most likely outcome would be an IPO.

July 2012 Stock Option Grants.    Mr. Holland, pursuant to his designated authority from our board, granted options to purchase 12,115 shares of common stock with an exercise price per share of $9.33 on July 1, 2012. In estimating the fair value of our common stock to set the exercise price of such options, we reviewed and considered a contemporaneous independent valuation report for our common stock as of July 1, 2012. The retroactively updated independent valuation report reflected a fair value for our common stock of $8.79 as of July 1, 2012.

The primary valuation considerations were:

•	a discount rate of 22%, based on our estimated cost of capital; and

•	a lack of marketability discount of 21%.

The liquidity event scenario probabilities and valuation method used for determining the fair value of our common stock were as follows:

Scenario	Probability	Valuation Method
IPO	50%	Market
Strategic merger or sale	30%	Market
Remain private	15%	Market / Income
Dissolution / technology sale	5%	N/A

The 50% probability for an IPO scenario reflected our consideration of the continued stability in the IPO market during the first half of 2012, particularly within the technology sector and for companies of similar size and scale to us. In addition, it reflected our belief that if a liquidity event were to occur within the next 15 months, the most likely outcome would be an IPO.

The increase in the estimated fair value of our common stock from $6.80 per share as of April 9, 2012 to $8.79 per share as of July 1, 2012 was primarily due to the following:

•	greater proximity of an anticipated IPO date;

•	increased market valuations of the guideline companies used in determining total equity value;

•	application of a higher revenue multiple used under the strategic merger scenario based on the then-current market conditions for our guideline companies to our trailing twelve-month revenue;

•	our strong operating performance during the first half of 2012, primarily attributable to revenue growth from an increase in the number of customers using our cloud-based benefits software; and

•	continued improvement in overall macroeconomic conditions.

October 2012 Stock Option Grants.    Mr. Holland, pursuant to his designated authority from our board, granted options to purchase 368,500 shares of common stock on October 1, 2012 with an exercise price per share of $10.30. In estimating the fair value of our common stock to set the exercise price of such options as of the grant date, the board reviewed and considered a contemporaneous independent valuation report for our common stock as of October 1, 2012. The retroactively updated independent valuation report reflected a fair value for our common stock of $9.88 as of October 1, 2012.

The primary valuation considerations were:

•	a discount rate of 20%, based on our estimated cost of capital; and

•	a lack of marketability discount of 19%.

The liquidity event scenario probabilities and valuation method used for determining the fair value of our common stock were as follows:

Scenario	Probability	Valuation Method
IPO	50%	Market
Strategic merger or sale	30%	Market
Remain private	15%	Market / Income
Dissolution / technology sale	5%	N/A

The 50% probability for an IPO scenario reflected our consideration of the continued stability in the IPO market during the first three quarters of 2012, particularly within the technology sector and for companies of similar size and scale to us. In addition, it reflected our belief that if a liquidity event were to occur within the next three quarters, the most likely outcome would be an IPO.

The increase in the estimated fair value of our common stock from $8.79 per share as of July 1, 2012 to $9.88 per share as of October 1, 2012 was primarily due to the following:

•	greater proximity of anticipated IPO date;

•	increased market valuations of the guideline companies used in determining total equity value;

•

our strong operating performance during the first three quarters of 2012, primarily attributable to revenue growth from an increase in the number of customers using our cloud-based benefits software; and

•	continued improvement in overall macroeconomic conditions.

April and May Stock Option Grants.    Mr. Holland, pursuant to his designated authority from our board, granted options to purchase 5,000 shares of common stock with an exercise price per share of $13.53 on April 1, 2013. In estimating the fair value of our common stock to set the exercise price of such options, we reviewed and considered a contemporaneous independent valuation report for our common stock as of April 1, 2013.

One month later, on May 8, 2013, when our results were similar to prior months, our board granted options to purchase 137,000 shares of common stock with an exercise price per share of $13.53. Overall market conditions had not changed significantly since the last stock option grant date. Therefore, we determined that the estimated fair value of common stock had not changed since the April 1, 2013 grant.

The primary valuation considerations were:

•	a discount rate of 17%, based on our estimated cost of capital; and

•	a lack of marketability discount of 11%.

The liquidity event scenario probabilities and valuation method used for determining the fair value of our common stock as of April 1, 2013 were as follows:

Scenario	Probability	Valuation Method
IPO	60%	Market
Strategic merger or sale	30%	Market
Remain private	10%	Market / Income

The 60% probability for an IPO scenario reflected our consideration of the continued stability in the IPO market during the fourth quarter of 2012 and the first quarter of 2013. In addition, it reflected our belief that if a liquidity event were to occur within the next three months, the most likely outcome would be an IPO. In the first quarter of 2013, we began to prepare for an initial public offering, including appointment of underwriters.

The increase in the estimated fair value of our common stock from $9.88 per share as of October 1, 2012 to $13.53 per share as of April 1, 2013 was primarily due to the following:

•	greater proximity of an anticipated IPO date;

•	greater probability of the IPO scenario, which would result in the highest return to investors;

•	increased market valuations of the guideline companies used in determining total equity value; and

•	application of a higher revenue multiple used under the strategic merger scenario based on the then-current market conditions for our guideline companies to our trailing twelve-month revenue.

As of the grant date, which is also the service inception dates, the total unrecognized stock-based compensation expense related to the options granted on April 1, 2013 and May 8, 2013, adjusted for estimated forfeitures, was approximately $0.9 million. Stock-based compensation related to these options will be recognized over the requisite service period of four years and charged to operating expenses.

August 2013 Stock Option Grant.    On August 5, 2013, Mr. Holland, pursuant to his designated authority from our board, granted options to purchase 30,000 shares of common stock with an exercise price per share of $13.53. At the time of this grant, we believed overall market conditions had not changed significantly since April 1, 2013, and we had not yet received our estimated IPO price range from the underwriters. Therefore, we initially determined that the estimated fair value of common stock had not changed since the April 1, 2013 grant.

On August 20, 2013, the underwriters first communicated the anticipated price range of our IPO to us. Their analyses, which assumed the offering occurs and therefore did not include any discounting for illiquidity or IPO probability, derived a range of $21.50 to $24.50 per share. Our increased sales during the quarter ended June 30, 2013 influenced the increase in our valuation in a potential IPO. The underwriters also considered recent IPO’s and acquisitions of companies similar to us. These were the primary differences between the underwriters’ valuation and our prior April 1, 2013 independent valuation.

In light of these factors, we determined the value of our common stock for financial accounting purposes as of the August 5, 2013 stock option grant date was $20.30 per share. This valuation was within 12% of the mid-point of our estimated offering price range. It included assumptions not considered by the underwriters, but that we believed were appropriate for financial statement reporting purposes. The principal of these different assumptions were:

•	an IPO probability of 80%;

•	a discount rate of 15%, based on our estimated cost of capital; and

•	a lack of marketability discount of 9%.

The liquidity event scenario probabilities and valuation method used for determining the fair value of our common stock as of August 5, 2013 were as follows:

Scenario	Probability	Valuation Method
IPO	80%	Market
Strategic merger or sale	10%	Market
Remain private	10%	Market / Income

As a result, as of the grant date, which is also the service inception date for the optionee, the total unrecognized stock-based compensation expense related to the option granted August 5, 2013, adjusted for forfeitures, was approximately $0.3 million. We expect to recognize stock-based compensation expense of approximately $21,750 on average per quarter over the requisite service, or vesting, period of four years. This non-cash expense was charged to operating expense beginning in the quarter ended September 30, 2013.

Income Taxes

We account for income taxes under the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences. We recognize the effect of a change in tax rates on deferred tax assets and liabilities in the results of operations in the period that includes the enactment date. We reduce the measurement of a deferred tax asset, if necessary, by a valuation allowance if it is more likely than not that we will not realize some or all of the deferred tax asset.

We account for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon technical merits, it is more likely than not that the position will be sustained upon examination. We recognize potential accrued interest and penalties associated with unrecognized tax positions within our global operations in income tax expense.

Liquidity and Capital Resources

Sources of Liquidity

Prior to our IPO, we funded our operations primarily through cash from operating activities, bank and subordinated debt borrowings, and private placements of redeemable convertible preferred stock. From 2007 to 2010, we raised $135.5 million from the sale of redeemable convertible preferred stock to third parties.

During 2010 and 2011, we entered into various borrowing arrangements to finance purchases of computer equipment, other fixed assets, and software and leasehold improvements. These borrowing arrangements included $2.8 million from two promissory notes with NBSC, a division of Synovus Bank, which bore interest at fixed annual rates of 4.5% to 5.0% and were collateralized by certain specifically identified equipment.

During 2012, we entered into a $6.0 million master credit facility with NBSC to finance purchases of fixed assets, software and leasehold improvements. Under the terms of the credit agreement, we were allowed to borrow from time to time an aggregate, non-revolving amount not to exceed $6.0 million until November 2014. We were allowed to prepay all or any portion of any note without penalty at any time. We made customary affirmative and negative covenants in connection with this credit agreement. In the event of a default, including, among other things, our failure to pay any principal or interest payment when due or our uncured default in the performance or observance of any term, covenant, condition or agreement we were required to perform, the principal and interest on each outstanding note and all other amounts owed to NBSC would have become due and payable, and the credit agreement and our right to request advances under it would have terminated immediately. As of June 30, 2013, we were not in compliance with the net operating income covenant under the master credit facility, which allowed NBSC to declare all outstanding amounts due and terminate the facility. NBSC waived this covenant breach, as well as any future breaches of the net operating income covenant, through August 1, 2014. This waiver was binding and not subject to revocation by NBSC. On August 30, 2013, all amounts due under this credit facility were repaid and the facility was terminated when we transitioned to another bank.

On August 27, 2013, we entered into a loan and security agreement with Silicon Valley Bank to provide us a revolving line of credit of up to $35.0 million to be used for working capital, to refinance our indebtedness to NBSC, and to fund our general business requirements. On December 10, 2013, we entered into a second amended agreement with Silicon Valley Bank which provides that the increase in the amount available under the revolving line of credit from the initial limit of $15 million to $35 million, as a result of the closing of our IPO on September 23, 2013, will occur on the earlier of our request for such increase or August 27, 2014. All other terms of the loan and security agreement remain the same.

Amounts borrowed under the line of credit are payable on the maturity date, which is August 27, 2016. Amounts borrowed may be repaid and re-borrowed prior to the maturity date. Amounts available under the line of credit are subject to a borrowing base limit which is a function of our monthly recurring revenue as adjusted to reflect lost customer revenue during the previous quarter.

We can designate advances as LIBOR advances or prime rate advances. LIBOR advances bear interest at 2.75% plus the greater of 0.50% or current LIBOR for the applicable period, generally 30 days, adjusted for certain regulatory reserve requirements. The LIBOR rate is adjusted approximately monthly. Prime Rate advances bear interest at the prime rate as published in the Wall Street Journal. The interest rate on prime rate advances is adjusted on the effective date of a change in the prime rate.

We made customary affirmative and negative covenants in connection with the loan and security agreement, including financial covenants related to liquidity and revenue growth. In the event of a default, including, among other things, our failure to pay any principal or interest payment when due or our uncured default of any term, provision, condition, covenant or agreement, Silicon Valley Bank may declare all obligations immediately due and stop advancing money or extending credit under the line of credit. The line of credit is collateralized by substantially all of our tangible and intangible assets, including any proceeds of intellectual property (but not the underlying intellectual property itself), and we have agreed not to encumber any of our intellectual property without Silicon Valley bank’s prior written consent. The collateral also excludes any equity interests.

On August 30, 2013, we borrowed $5.8 million under this line of credit, which we used to repay all of the amounts outstanding under the two promissory notes and master credit facility with NBSC. In September 2013, we borrowed and repaid $5 million under this line of credit. The amount available to borrow under this line of credit was $9.2 million as of March 31, 2014.

The following table summarizes the outstanding principal balances of our lines of credit as of March 31, 2014:

Outstanding Principal Balance
(in thousands)
Revolving line of credit	$5,757

Total	$5,757

In June 2014, we borrowed $7 million under the revolving line of credit.

Initial Public Offering

On September 23, 2013, we closed our IPO in which we sold 3,000,000 shares of common stock at a public offering price of $26.50 per share, resulting in net proceeds of $70.1 million.

Based on our current level of operations and anticipated growth, we believe our future cash flows from operating activities and existing cash balances, which include the net proceeds from our IPO, will be sufficient to meet our cash requirements for at least the next 12 months.

Going forward, we may access capital markets to raise additional equity financing for various business reasons, including required debt payments and acquisitions. The timing, term, size, and pricing of any such financing will depend on investor interest and market conditions, and there can be no assurance that we will be able to obtain any such financing.

Cash Flows

Our cash flows for the three months ended March 31, 2014 and 2013 and for the years ended December 31, 2013, 2012, and 2011 were as follows (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011
				(Restated)	(Restated)
Net cash flows provided by (used in):
Operating activities	$17	$(172)	$1,067	$12,408	$5,882
Investing activities	(15,066)	(1,258)	(22,077)	(6,308)	(5,747)
Financing activities	(1,772)	(541)	66,952	(2,253)	(2,445)

Net (decrease) increase in cash and cash equivalents	$(16,821)	$(1,971)	$45,942	$3,847	$(2,310)

Operating Activities

For the three months ended March 31, 2014, our operating activities generated a small amount of cash, as $8.7 million of cash provided by changes in working capital and $3.7 million in adjustments for non-cash items, were mostly offset by a net loss of $12.4 million. Adjustments for non-cash items primarily consisted of depreciation and amortization expense of $2.4 million, accrual of interest on financing obligations of $0.5 million, non-cash stock compensation expense of $0.5 million, and change in fair value and accretion of warrant of $0.2 million. The cash provided by changes in working capital primarily consisted of an increase in deferred revenue of $2.1 million, an increase in accrued compensation and benefits of $2.2 million, and a decrease in accounts receivable of $5.4 million. The increase in deferred revenue was a result of contracts closed during the period with associated upfront fees, which will be recognized as revenue, ratably over the customer relationship period, beginning once the software services have commenced. The increase in accrued compensation and benefits resulted from an increase in the number of associates. The decrease in accounts receivable resulted from normal timing of customer payments. These increases were partially offset by a decrease in operating cash flow due to a $1.1 million decrease in accounts payable and accrued expenses and a $0.1 million increase in prepaid expenses and other current assets. The decrease in accounts payable and accrued expenses was primarily attributable to normal fluctuations and timing of expense payments.

For the three months ended March 31, 2013, our net cash and cash equivalents used in operating activities of $0.2 million consisted of $2.6 million of cash provided by changes in working capital and $2.9 million in adjustments for non-cash items, offset by a net loss of $5.6 million. Adjustments for non-cash items primarily consisted of depreciation and amortization expense of $1.9 million, accrual of interest on financing obligations of $0.4 million, non-cash stock compensation expense of $0.3 million, and change in fair value and accretion of warrant of $0.2 million. The cash provided by changes in working capital primarily consisted of an increase in deferred revenue of $4.0 million, an increase in accrued compensation and benefits of $3.6 million, and an increase in accounts payable and accrued expenses of $0.1 million. The increase in deferred revenue was a result of contracts closed during the period with associated upfront fees, which will be recognized as revenue, ratably over the customer relationship period, beginning once the software services have commenced.

The increase in accrued compensation and benefits resulted primarily from normal fluctuation in payroll dates. The increase in accounts payable resulted from an increase in cost of revenue and operating expenses. These increases were partially offset by a decrease in operating cash flow due to a $5.0 million increase in accounts receivable and a $0.2 million increase in prepaid expenses and other current assets. The increase in accounts receivable was primarily attributable to increased revenue and fees not yet recognized as revenue in the three months ended March 31, 2013.

For the year ended December 31, 2013, net cash and cash equivalents used in operating activities of $1.1 million consisted of a net loss of $30.4 million partially offset by $19.4 million of cash provided by changes in working capital and $12.1 million in adjustments for non-cash items. Adjustments for non-cash items primarily consisted of depreciation and amortization expense of $8.2 million, accrued interest on financing obligation of $1.8 million, non-cash stock compensation expense of $1.2 million, and a change in fair value and accretion of warrant of $0.9 million. The cash provided by changes in working capital primarily consisted of an increase in deferred revenue of $22.7 million, an increase in accrued compensation and benefits of $4.5 million, and an increase in accounts payable and accrued expenses of $3.5 million. The increase in deferred revenue was a result of contracts closed during the period with associated upfront fees, which will be recognized as revenue ratably over the customer relationship period beginning once the software services have commenced. The increase in accrued compensation and benefits resulted from normal fluctuation in payroll dates and an increase in the number of associates. The increase in accounts payable resulted from an increase in cost of revenue and operating expenses. These increases were partially offset by a decrease in operating cash flow due to a $10.3 million increase in accounts receivable. The increase in accounts receivable was primarily attributable to the growth of our revenue and fees invoiced for the period.

For the year ended December 31, 2012, our net cash and cash equivalents provided by operating activities of $12.4 million consisted of a net loss of $14.9 million, offset by $15.4 million of cash provided by changes in working capital and $11.8 million in adjustments for non-cash items. Adjustments for non-cash items primarily consisted of depreciation and amortization expense of $8.6 million, accrued interest on financing obligation of $1.8 million, non-cash stock compensation expense of $0.7 million and the change in fair value of contingent consideration of $0.2 million. The increase in cash resulting from changes in working capital primarily consisted of an increase in deferred revenue of $14.7 million and an increase in accrued compensation and benefits of $3.1 million as a result of increased headcount. The increase in deferred revenue was a result of contracts closed during the period with associated upfront fees, which will be recognized as revenue, ratably over the customer relationship period, beginning once the software services have commenced. In addition, we experienced an increase in accounts payable and accrued expenses of $1.4 million, primarily driven by increased operating costs during the period. These increases were partially offset by a decrease in operating cash flow due to a $4.4 million increase in accounts receivable, primarily driven by increased revenue during the year as we continue to expand our operations.

For the year ended December 31, 2011, our net cash provided by operating activities of $5.9 million consisted of a net loss of $15.1 million, offset by $8.4 million of cash provided by changes in working capital and $12.5 million in adjustments for non-cash items. Adjustments for non-cash items primarily consisted of depreciation and amortization expense of $7.3 million, accrued interest on financing obligation of $1.8 million, non-cash stock compensation expense of $0.7 million, the change in fair value of contingent consideration of $0.8 million and impairment of goodwill and other intangible assets of $1.7 million. The increase in cash resulting from changes in working capital primarily consisted of an increase in deferred revenue of $9.8 million. The increase in deferred revenue was a result of contracts closed during the period with associated upfront fees, which will be recognized as revenue, ratably over the customer relationship period, beginning once the software services have commenced. These increases were partially offset by decreases in operating cash flow due to a $2.0 million increase in accounts receivable.

Investing Activities

For the three months ended March 31, 2014 and 2013, net cash used in investing activities was $15.1 million and $1.3 million, respectively, for the purchase of property and equipment and short-term investments held to maturity.

Net cash used in investing activities totaled $22.1 million for 2013. We purchased corporate bonds in the amount of $13.2 million. In addition, we spent $8.9 million to purchase property and equipment. For the years ended December 31, 2012, and 2011, net cash used in investing activities was $6.3 million, and $5.7 million, respectively, for the purchase of property and equipment.

Financing Activities

For the three months ended March 31, 2014, net cash used in financing activities was $1.8 million, consisting of $2.2 million in payments on financing and capital lease obligations, partially offset by $0.5 million in proceeds from exercises from exercises of stock options.

On March 28, 2014, the customer exercised the warrant through a cashless exercise in accordance with the agreement, resulting in the issuance of 455,521 shares of common stock. The measured value of the warrant will continue to be recognized against revenue for the remainder of the contract term, ending in October 2014.

For the three months ended March 31, 2013, net cash used in financing activities was $0.5 million, primarily consisting of $1.4 million in repayments of debt, financing obligations, and capital leases, partially offset by $0.9 million in proceeds from debt borrowings.

Net cash provided by financing activities totaled $67.0 million for 2013, which resulted primarily from $70.1 million in proceeds from our IPO, net of issuance costs, $12.2 million in proceeds from line of credit and notes payable borrowings, partially offset by $15.8 million in repayments of notes payable, line of credit, and financing and capital lease obligations and $0.3 million in payments of contingent consideration.

For the year ended December 31, 2012, net cash used in financing activities was $2.3 million, consisting of $4.2 million in repayments of debt and financing and capital lease obligations, $0.6 million in repurchases of our common stock and $2.1 million in payments of contingent consideration related to an acquisition during the year ended December 31, 2010. These amounts were partially offset by $4.5 million in proceeds from notes payable borrowing and $0.1 million in cash received upon the exercise of stock options.

For the year ended December 31, 2011, net cash used in financing activities was $2.4 million, consisting of $3.8 million in repayments of debt and financing and capital lease obligations and $0.8 million in repurchases of our common stock, partially offset by $2.0 million in proceeds from notes payable borrowing and $0.1 million in cash received upon the exercise of stock options.

Operating and Capital Expenditure Requirements

We believe that our existing cash and cash equivalents balances and cash generated from operations will be sufficient to meet our anticipated cash requirements through at least the next 12 months, including expected capital expenditure requirements of approximately $12 million to $15 million. If our available cash and cash equivalents balances are insufficient to satisfy our liquidity requirements, we may seek to sell equity or convertible debt securities or enter into an additional credit facility. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of convertible debt securities, these securities could contain covenants that would restrict our operations. We may require additional capital beyond our currently anticipated amounts. Additional capital may not be available on reasonable terms, or at all.

Contractual Obligations and Commitments

Our principal commitments consist of obligations under our outstanding debt facilities, non-cancelable leases for our office space and computer equipment and purchase commitments for our co-location and other support services. The following table summarizes these contractual obligations at December 31, 2013. Future events could cause actual payments to differ from these estimates.

Contractual Obligations	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt—Revolving line of credit (1)	$5,757	$—	$5,757	$—	$—
Operating lease obligations (2)	31,204	3,108	5,686	5,682	16,728
Capital lease obligations (2)	5,689	2,728	2,938	23	—
Financing obligations (2)	20,986	3,578	6,318	4,202	6,888
Purchase commitments	3,659	1,232	2,373	54	—

Total	$67,295	$10,646	$23,072	$9,961	$23,616

(1)	Repayment of the revolving line of credit is due at end of the term in 2016. Early repayment is allowed. Interest is paid monthly.

(2)	Excludes estimated future minimum payments totaling $81.5 million for office space that was under construction as of December 31, 2013. The timing of the payments is dependent upon the date of occupancy which is estimated to be January 1, 2015. A delay in occupancy would delay the timing of the payments under the lease, but not the total payment amount.

In February 2013, we amended a 2009 office lease agreement to expand the office space rented under the lease. This amendment increases our commitment by $9.9 million over the term which started in January 2014 and continues through June 2024. This agreement is with an entity with which two of our directors, significant stockholders and executives are affiliated.

In March 2013 and June 2013, we borrowed $0.9 million and $0.6 million, respectively, under the NBSC master credit facility. In August 2013, we borrowed $5.8 million under a loan and security agreement with Silicon Valley Bank described above, and paid off the NBSC master credit facility and the two outstanding promissory notes with NBSC. In September 2013, we borrowed an additional $5.0 million under the loan and security agreement with Silicon Valley Bank for general working capital purposes.

On December 13, 2013, we entered into a 15 year build-to-suit lease for additional office space at our Charleston, South Carolina campus. The estimated rentable area of the building to be constructed is approximately 145,000 square feet and the target commencement date is January 1, 2015. Estimated future minimum under the arrangement payments totaling $81.5 million are not included in the contractual obligations table above. Under this lease agreement we executed an option to lease two additional adjacent buildings. The annual cost of the option is $466,000 per year for term of the option which is three years. Additionally, we may incur a termination fee if we terminate the option or let the option expire. The termination fee of $0.8 million will be prorated through the date of termination or expiration. As of December 31, 2013 we recognized a liability related to the option in the amount of $23,000. No amounts have been recognized related the to the termination fee. However, if we had terminated the option on December 31, 2013, we would have incurred expense in the amount of $75,000.

In March 2014, the Company entered into a capital lease and financing obligation to finance data processing equipment and software and support. Payments total $4.4 million, including a down payment of $1.6 million and aggregate monthly payments of $2.8 million. Payments commenced in April 2014, for a term of 36 months.

Off-Balance Sheet Arrangements

As of March 31, 2014, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities other than as disclosed in Note 16 for which we are not the primary beneficiary of, nor do we have a controlling financial interest in, any variable interest entity. Accordingly, we have not consolidated any variable interest entity.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2012-08, “Intangibles—Goodwill and Other (Topic 350); Testing Indefinite-Lived Intangible Assets for Impairment”, which is intended to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by providing entities an option to perform a “qualitative” assessment to determine whether further implementation testing is necessary. Our adoption of this statement, effective January 1, 2013, did not have any impact on our consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”, which requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, ASU 2013-02 requires presentation, either on the face of the income statement or in the notes, of significant amounts reclassified out of accumulated other comprehensive income by respective line items of net income, but only if the amounts reclassified are required to be reclassified in their entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about these amounts. We prospectively adopted ASU 2013-02 effective January 1, 2013. The adoption of this pronouncement did not have any impact on our consolidated financial statement presentation.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09 “Revenue from Contracts with Customers”, which amends the revenue recognition requirements in the FASB Accounting Standards Codification (ASC). This statement requires that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The statement shall be applied using one of two methods: retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initially applying this statement recognized at the date of initial application. The Company has not yet determined which method it will apply. This statement is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We are currently evaluating the impact of this statement on the Company’s consolidated financial position or results of operations.

We are evaluating other accounting standards and exposure drafts that have been issued or proposed by the FASB or other standards setting bodies that do not require adoption until a future date to determine whether adoption will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Risk

Market risk is the risk of loss to future earnings, values or future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument might change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. We do not use derivative financial instruments for speculative, hedging or trading purposes, although in the future we might enter into exchange rate hedging arrangements to manage the risks described below.

Interest Rate Risk

We are exposed to market risk related to changes in interest rates. Borrowings under the revolving line of credit with Silicon Valley Bank, which was entered into in August 2013, bear interest at rates that are variable. Increases in the LIBOR or Prime Rate would increase the amount of interest payable under this line of credit. Borrowings outstanding under our previous credit arrangements were not subject to interest rate risk because they bore interest at fixed rates.

Interest Rate Sensitivity

We are subject to interest rate risk in connection with borrowings under our revolving line of credit, which are subject to a variable interest rate. At December 31, 2013, we had borrowings under our revolving line of credit of $5.8 million. As a result, each change of one percentage point in interest rates would result in an approximate $58,000 change in our annual interest expense on our outstanding borrowings at December 31, 2013. Any debt we incur in the future may also bear interest at variable rates.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.

BUSINESS

Overview

Benefitfocus is a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers, and brokers. The Benefitfocus platform provides an integrated suite of solutions that enables our employer and insurance carrier customers to more efficiently shop, enroll, manage, and exchange benefits information. Our web-based platform has a user-friendly interface designed to enable the insured consumers to access all of their benefits in one place. Our comprehensive solutions support core benefits plans, including healthcare, dental, life, and disability insurance, and voluntary benefits plans, such as critical illness, supplemental income, and wellness programs. As the number of employer benefits plans has increased, with each plan subject to many different business rules and requirements, demand for the Benefitfocus platform has grown.

The Benefitfocus platform enables our customers to simplify the management of complex benefits processes, from sales through enrollment and implementation to ongoing administration. It provides consumers with an engaging, highly intuitive, and personalized user interface for selecting and managing all of their benefits via the web or mobile devices. Employers use our solutions to streamline benefits processes, keep up with complex regulatory requirements, control costs, and offer a greater variety of plans to attract, retain, and motivate their employees. Insurance carriers use our solutions to more effectively market offerings, manage billing, and improve the enrollment process. We also provide a network of over 900 benefit provider data exchange connections, which facilitates the otherwise highly fragmented interaction among employees, employers, and carriers.

We serve two separate but related market segments. Our fastest growing market segment, the employer market, consists of employers offering benefits to their employees. Within this segment, we mainly target large employers with more than 1,000 employees, of which we believe there are approximately 18,000 in the United States. In our other market segment, we sell our solutions to insurance carriers, enabling us to expand our overall footprint in the benefits marketplace by aggregating many key constituents, including consumers, employers, and brokers. We believe our presence in both the employer and insurance carrier markets gives us a strong position at the center of the benefits ecosystem. As of June 30, 2014, we served over 23 million consumers on the Benefitfocus platform. As of March 31, 2014, we served 418 large employer customers, an increase from 121 in 2009, and 43 carrier customers, an increase from 28 in 2009.

We sell the Benefitfocus platform on a subscription basis, typically through annual contracts with our employer customers and multi-year contracts with our insurance carrier customers, with subscription fees paid monthly. The multi-year contracts with our carrier customers are generally only cancellable by the carrier in an instance of our uncured breach, although some of our carrier customers are able to terminate their respective contracts without cause or for convenience. Our SaaS model provides us visibility into our future operating results through increased revenue predictability, which enhances our ability to manage our business. Historically, our annual software services revenue retention rate has been in excess of 95%. Our total revenue increased from $81.7 million in 2012 to $104.8 million in 2013, representing a 28.2% year-over-year increase. Our employer revenue increased from $23.8 million in 2012 to $40.7 million in 2013, representing a 71.1% year-over-year increase. Our carrier revenue increased from $58.0 million in 2012 to $64.1 million in 2013, representing a 10.6% year-over-year increase. We had net losses of $14.9 million in 2012 and $30.4 million in 2013, respectively. Our company was founded in 2000, and we currently employ approximately 1,157 associates.

Industry Background

The administration and distribution of benefits to employees is a mainstay of the U.S. economy. Providing these benefits is costly and complex and requires the exchange of information, application of rules, and transfer of funds among a wide variety of constituents, including consumers, employers, insurance carriers, brokers, benefits outsourcers, payroll processors, and financial institutions. According to IBISWorld calculations, in 2014, the market for HR benefits administration in the United States is expected to grow to over $61 billion. In addition, Gartner estimates that in 2013, the U.S. insurance industry spent over $58 billion on software and related services1

The variety and complexity of core benefits plans, including healthcare, dental, life, and disability insurance continues to grow. In addition, employers are increasingly offering a range of voluntary benefits plans, such as critical illness, supplemental income, and wellness programs. The current system for providing benefits is changing rapidly and suffers from significant inefficiency as a result of complexity, regulation, and the involvement of multiple parties, leaving room for substantial improvement along the entire benefits value chain.

Employer Market

As of 2010, according to the United States Census Bureau, there were approximately 5.7 million employers in the United States. Currently, we believe there are over 18,000 entities that employ more than 1,000 individuals. A significant and growing portion of employers’ costs is non-salary benefits, such as the health insurance that they provide to their employees. With healthcare and other premiums increasing, senior executives are prioritizing benefits administration in their organizations, searching for ways to contain costs without sacrificing benefits. In addition, the expense burden continues to shift to employees. Employees’ contributions to premiums for health insurance have grown from approximately $318 in 1999 to approximately $999 per employee in 2013. Employers recognize the importance of offering a greater variety of core and voluntary benefits as a means to attract, motivate, and retain employees. They must maintain relationships with multiple insurance carriers and many other benefits providers, placing a substantial administrative burden on their organizations.

Employers’ distribution, management, and administration of employee benefits has historically consisted of error-prone, paper-based processes, and a patchwork of customized software tools, which are costly to maintain, often lack necessary functionality, and fail to address the increasing complexity of the benefits marketplace. As benefits offerings become more complex and employees bear more of the cost of those benefits, HR software solutions that streamline information, simplify choices, and engage employees are increasingly in demand. Employees desire tailored, dynamic, and interactive communication of critical benefits information as they become accustomed to receiving personalized content through various consumer applications on a range of devices.

Legacy HR systems were generally designed as extensions of enterprise resource planning, or ERP, systems, built for back-office responsibilities like finance and accounting. As a result, these systems lack functionality and ease-of-use for employees. Many legacy HR systems were not designed to integrate with the broader benefits ecosystem, including brokers, carriers, and wellness providers. This results in expensive, error-prone, and frustrating experiences for employers and employees. Benefits outsourcers have attempted to compensate for the shortcomings of legacy HR systems, but they have generally lacked adequate technology solutions necessary to keep up with the rapidly evolving benefits landscape. As a result, employees are often not provided with the appropriate functionality and information required to select and manage their benefits effectively.

[1]	Gartner, Forecast: Enterprise IT Spending by Vertical Industry Market, Worldwide, 2012-2018 1Q14 Update, United States Insurance Market Spending on Software, IT Services, and Internal Services.

Modern technology, changing communication patterns, and a constantly evolving benefits ecosystem have changed the employee-employer relationship. HR executives continue to search for effective strategies to increase efficiency and contain costs, while increasing employee engagement and satisfaction. Employers are increasingly interested in SaaS solutions that can help capture and analyze benefits data and ultimately lead to healthier, happier, and more productive employees. In order to manage the distribution and administration of benefits effectively, employers need an integrated platform, capable of handling all benefits in one place and providing a highly personalized experience for employees.

Insurance Carrier Market

The employee benefits market consists of a myriad of insurance carriers and products. According to the U.S. Bureau of Labor Statistics, the single largest benefit provided to employees in the United States is healthcare insurance, often encompassing more than 90% of all insurance benefits spending by employers. According to SNL Financial data, the U.S. private healthcare insurance market consists of approximately 357 carriers covering approximately 246 million individual consumers. Carriers provide benefits primarily through over 5.7 million U.S. employers.

Large, national insurance carriers also offer numerous individual health plans of different types, including health maintenance organizations, preferred provider organizations, point-of-service plans, and health savings accounts across the 50 states. Each carrier offers a complex variety of health insurance plans, with each plan requiring multiple decisions to address the specific needs of employers and their individual employees. Despite widespread carrier consolidation, numerous disparate systems remain in place, with many large carriers operating on multiple IT systems. Carriers often rely on manual processes and siloed software applications to bridge gaps in legacy administration systems. Even as carriers attempt to modernize and keep up with evolving industry practices and a changing regulatory landscape, they have difficulty connecting with the broader healthcare system.

The effective delivery and management of healthcare benefits depends on the timely, continuous exchange of data among carriers, their employer customers, and individual members. Legacy benefits management systems often lack important functionality such as web and mobile self-service capabilities and real-time data exchange. Critical carrier processes, including member enrollment, billing, communications, and retail marketing have often been under-optimized or neglected by legacy systems, and carriers have devoted significant internal resources to cover technology gaps. In addition, healthcare reform mandates and the rise of exchanges have increased focus on carriers’ retail distribution capabilities, which require additional investment.

Governmental oversight, punctuated with the passage of PPACA, has led to an increasingly intricate regulatory framework under which health benefits are delivered, accessed, and maintained. PPACA significantly expands insurance coverage through the individual mandate, with the goal of providing healthcare insurance to all U.S. citizens. To encourage enrollment, PPACA introduces a new distribution model in the form of healthcare exchanges—online marketplaces that allow insurance carriers to compete directly for new members. PPACA authorized the creation of publicly funded state exchanges in which individuals and small businesses can purchase health insurance directly from carriers. In addition to these federally mandated public exchanges, a number of private entities, including benefit outsourcers, carriers, and brokers are establishing their own private exchanges. We expect private exchanges will be less rigid, promoting both health and non-health benefits, with substantially fewer rules around the types of benefits offered. As insurance carriers continue to bolster their retail distribution capabilities, we believe they will require new technology solutions to attract additional members through private exchanges.

The Benefitfocus Solutions

We provide a multi-tenant cloud-based benefit platform to the employer and carrier markets. The Benefitfocus platform offers an integrated suite of software solutions that enables our customers to more efficiently shop, enroll, manage, and exchange benefits information.

We believe our solutions help employers in the following important ways:

Simplify Benefits Enrollment.    Our solutions reduce the complexity of benefits enrollment by integrating all plan information in one place and presenting it to employees in an organized and easy- to-understand manner. Employees shop and enroll using a highly intuitive and engaging consumer-oriented interface. Side-by-side comparison tools and real-time quotes enable employees to understand and compare plans and determine how much each option will cost them every month. Notifications are sent in real-time when revised plan designs or new legislation affect coverage. We create videos and use avatars to give employees straightforward explanations of plan details, limitations, changes, and cost-sharing levels.

Transition to Defined Contribution Benefits Funding Model.    Our solutions help enable employers’ ongoing shift to defined contribution plans. Defined contribution plans differ from traditional defined benefit plans as they grant employees a stipend with which to purchase benefits of their choosing. Defined contribution plans also offer more discretion and options compared to defined benefit plans. Our products support traditional defined benefit plans, allowing employees to select from a list of benefits offered by their employer, calculating required member contributions, and recording and transmitting elections and other important information to payroll. Separately, with respect to defined contribution plans, our exchange solutions help facilitate an online shopping environment with many benefits options that allows employees to select personalized benefit offerings to suit their individual needs.

Reduce Cost and Increase ROI.    Our solutions automate the benefits management process and reduce the cost associated with clerical errors and covering ineligible employees and dependents. They significantly reduce errors resulting from manual file creation, data entry, and sending enrollment materials via mail or fax. The Benefitfocus platform ensures plan information is more accurately captured and submitted in real-time. Automated audits and dependent verification functionality accurately ensure employers only pay benefits for eligible employees. Our solutions also include advanced analytics that enable employers and employees to quickly gather, report, and forecast benefit costs.

Attract, Retain, and Motivate Employees.    Our solutions help employers attract, retain, and motivate top talent by delivering benefits information through a highly intuitive and engaging user interface. The Benefitfocus platform supports more than 100 types of plans and numerous third-party apps. Our solutions enable employees to have better visibility into the value of the plans available through their employers. Employees have a better understanding of their benefits and are empowered to make informed decisions. We believe that when employees understand the value of their benefits, they are more likely to be satisfied with and engaged in their jobs.

Streamline HR Processes.    Our solutions eliminate the time-consuming and labor-intensive, often paper-based, processes associated with managing employee benefits plans, making HR professionals more efficient. Our solutions reduce the need to store paper forms and new hire enrollment packets, and provide one place to easily manage all benefits and related information. Employers and HR professionals can efficiently enroll users or update information, and communicate or make changes to plans in real-time. An intuitive user interface and a library of contextual online content explaining complex concepts and terms promote manager and employee self-service.

Integrate Seamlessly with other Related Systems.    Our solutions can be easily and securely integrated with a variety of related systems, including carrier membership and billing systems, payroll and HR systems, banks, and other third-party administrators. We provide a network of over 900 benefit provider data exchange connections. Our solutions ensure accurate paycheck deductions and real-time enrollment in a variety of benefits plans. The Benefitfocus platform supports multiple data integration methods, including event-driven transactions, real-time web services, and XML or fixed-width file-based data exchange. In addition to convenient and flexible data exchange, the Benefitfocus platform also ensures that data is secure and accurate. Our open architecture further extends our functionality by allowing third parties to develop and offer apps and services on our platform.

We believe our solutions help insurance carriers in the following important ways:

Attract and Maintain Membership.    Our solutions allow carriers to maximize sales capacity and efficiency by communicating directly with their employer customers and individual members. Carriers can track leads, generate quotes, create proposals with multiple products, and quickly follow-up with potential customers and members. The Benefitfocus platform also allows carriers to automate and integrate direct marketing, sales, underwriting, and enrollment to provide a high quality, efficient, and engaging online consumer shopping experience. Our solutions provide a library of customizable video content to deliver customized messages, reflect carrier branding, introduce new products, upsell ancillary consumer benefits, and enable consumers to navigate through complex healthcare processes to make informed decisions.

Reduce Administrative Costs. Our solutions improve the efficiency and effectiveness of the relationship between carriers and members. The Benefitfocus platform allows carriers to automate and simplify various aspects of the benefits administration process, such as enrollment, plan changes, eligibility updates, and billing, from one centralized location. Carriers can more easily apply complex business rules that enforce data accuracy and eliminate unnecessary costs such as coverage of ineligible employees. Members are able to view consolidated online invoices and pay electronically, eliminating the cost and inefficiencies inherent in paper-based billing and reducing time associated with bill payment and collection.

Bolster Retail Distribution Capabilities Through Private Exchanges.    Our solutions help carriers respond to an evolving marketplace in which retail distribution capabilities are increasingly important to attracting and retaining new members. Our private exchange platform offers carriers a lower cost direct sales channel to employer groups and individuals. We offer the ability to sell both healthcare and non-healthcare benefit products in an online shopping environment that serves as an alternative to government-sponsored public exchanges.

Facilitate Real-Time Data Exchange.    Our solutions simplify interactions and data exchange, and foster collaboration among carriers and their partners, brokers, employer customers, and individual members. This allows carriers to rapidly tailor and offer new benefits packages.

Our Growth Strategy

We intend to strengthen our position as a leading provider of cloud-based benefits software solutions. Key elements of our growth strategy include the following:

Expand our Customer Base.    We believe that our current customer base represents a small fraction of our targeted employers and carriers that could benefit from our solutions. While we served approximately 418 large employer customers as of March 31, 2014, we believe that there are over 18,000 large employers in the United States. We also served approximately 43 carrier customers as of March 31, 2014, but, according to SNL Financial data, the U.S. private healthcare insurance market alone consists of approximately 357 carriers. In order to reach new customers in our existing employer and carrier markets, we are aggressively investing in our sales and marketing resources.

Deepen our Relationships with our Existing Customer Base.    We are deepening our employer relationships by continuing to provide a unified platform to manage increasingly complex benefits processes and simplify the distribution and administration of employee benefits. We are expanding our carrier relationships through both the upsell of additional software products and increased adoption across our carriers’ member populations. We also believe our customers will use our benefits software solutions more if they are satisfied with our services. As we extend and strengthen the functionality of products, we plan to continue to invest in initiatives to increase the depth of adoption of our solutions and maintain our high levels of customer satisfaction.

Extend our Suite of Applications and Continue our Technology Leadership.    We are extending the number, range, and functionality of our benefits applications. For example, we recently launched the new Benefitfocus Plan Shopping app, which allows employees to use actual claims data when comparing available benefits plans, helping them better understand the relationship among healthcare usage, available coverages options, and out-of-pocket costs. We have also extended the functionality of our products with various mobile applications. We intend to continue our collaboration with customers and partners, so we can respond quickly to evolving market needs with innovative applications and support our leadership position.

Further Develop our Partner Ecosystem.    We have established strong relationships with organizations such as SuccessFactors, Allstate Insurance Company, the Mayo Clinic, and others in a variety of industries to deliver best-in-class applications to our customers. Each of these partners brings additional functionality to the Benefitfocus platform, making it more attractive to customers. This in turn creates a broader audience and makes the Benefitfocus platform more attractive to potential partners. We believe that providing third-party applications to our network of employers, carriers, and consumers will help accelerate our growth, create revenue opportunities and deepen our relationships with existing customers. In support of these and other collaborations, we plan to continue to invest in our integration infrastructure to allow third parties and customers to build custom applications on the Benefitfocus platform and create deep integrations between their systems and ours.

Leverage our Corporate Culture.    We believe our culture benefits our associates and customers and supports our growth. In 2012, we published “Benefitfocus—Winning With Culture”, which includes associates’ descriptions about our culture of collaboration, commitment, opportunity, and service, and describes the environment we created to encourage technology innovation. We plan to continue to invest in our culture to help attract and retain top design and engineering professionals that are passionate about Benefitfocus and motivated to create superior software technology. With loyal and engaged associates, we believe we can provide high levels of customer satisfaction, leading to greater sales of our benefits software solutions.

Target New Markets.    We believe substantial demand for our solutions exists in markets and geographies beyond our current focus. We intend to leverage opportunities we believe will arise from the complexities of changing government regulation and increased enrollment impacting both Medicare and Medicaid. We also plan to grow our sales capability internationally by expanding our direct sales force and collaborating with strategic partners in new, international locations.

The Benefitfocus Portfolio of Products

Our portfolio of products, as summarized below, provides a seamless, integrated experience for the entire life cycle of benefits enrollment and management for insurance carriers and employers. We also provide extensive applications to help carriers and employers manage their programs more effectively.

Products and Services for Insurance Carriers	Products and Services for Employers
eEnrollment	HR InTouch
eBilling	HR InTouch Marketplace
eExchange	Benefit Informatics
eSales	Implementation Services
eDirect	HR Support Center
Marketplace	Media and Animation Services
Benefit Informatics	App Development Platform
Implementation Services	Software-Enabled Services
Media and Animation Services
App Development Platform
Software-Enabled Services

Products for Insurance Carriers

•

eEnrollment is our flagship product for carriers, providing them with online enrollment for all types of benefits. We designed eEnrollment to enhance our users’ experience by presenting information in a user-friendly format and integrating educational videos, and plan comparison and decision support tools to help navigate the enrollment process. In addition to helping customers find suitable plans, eEnrollment supports complex business rules, such as eligibility and rating criteria. eEnrollment facilitates the following activities:

•

Initial Enrollment.    Employees and brokers can complete applications and health statements prior to making elections. Once the selection occurs, eEnrollment automatically calculates group numbers, finalizes benefit elections, and sends the data to the insurance carriers’ membership systems.

•	Open Enrollment. eEnrollment simplifies open enrollment by providing tools to map employees from one plan to another, such as workflow, to-do lists, e-mail reminders, and a wide range of reports.

•

New Hire Enrollment.    New hires can enroll in benefits anytime during their initial enrollment period. eEnrollment calculates wait periods and effective dates automatically to ensure compliance with the employers’ business rules.

•

Life Events.    Employees can make changes to their elections for specific reasons, including a birth, marriage, and military leave. eEnrollment calculates effective dates and helps employees understand what types of coverage changes are permitted with each type of life event.

•

eBilling is an electronic invoice presentment and payment solution, or EIPP. It consolidates invoices from multiple insurance products so employers and individuals receive one invoice that can be viewed and paid electronically. eBilling automates the synchronization of billing and membership data to improve the accuracy of billing processes and provides options to simplify bill payment, such as scheduled one-time and/or recurring payments.

•

eExchange is a solution that bridges the communication gap between carrier and employer systems, allowing a seamless exchange of data between the two. Our customers use eExchange to integrate data from multiple systems, convert data from one format to another, and manage the flow of employee data between carriers and employers.

•

eSales gives carriers and brokers tools to organize and proactively manage accounts, track leads, generate quotes, and create proposals for multiple products. eSales allows carriers to define their own market segments and configure them with unique workflows and business rules. It also enables greater data accuracy by automatically incorporating updated products, options and pricing for the most current rates and quotes. Carriers purchase eSales to increase productivity in their sales force.

•

eDirect provides a high quality online retail experience for carriers to sell policies directly to individuals. eDirect integrates direct marketing, pricing, sales, and enrollment into one product. eDirect provides an interactive, user-friendly experience for customers during the shopping and enrollment process and offers side-by-side comparisons, videos, and other educational materials to help customers understand the options available to them.

•

Marketplace is an online shopping environment, sometimes referred to as an exchange, that allows customers to select from a variety of benefits plan choices to suit their individual needs. Marketplace supports the shift toward defined contribution benefits plans, which are increasing in popularity. Marketplace provides consumer-centric experiences focused on personalization, and integrates social tools to help drive informed choices while selecting benefits. It also includes features to track plans and compare pricing and features across multiple benefit plans.

•

Benefit Informatics is our data analytics solution for use by carriers and their self-insured employer customers. Benefit Informatics is a privately-labeled analytics solution that helps carriers and their self-insured employers identify cost drivers, recognize trends, and predict future risks and costs. Additional analytical capabilities help create “what-if” scenarios to model different variables, such as co-pay, deductibles, benefits, inflation, and member populations.

Products for Employers

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HR InTouch supports online enrollment, employee communication, benefit education and administration for all types of benefits. The product is designed to increase participation, simplify enrollment, and improve communication between HR departments and their employees. HR InTouch provides a personalized enrollment to-do list that guides employees through each benefit decision with educational videos, avatars, cost trackers, and reminders from the HR team throughout the enrollment process. HR InTouch enables employees to review each step in the enrollment process and electronically sign-off when it is complete.

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HR InTouch Marketplace creates a private exchange environment for large employers who offer defined contribution plans. In one cohesive, engaging workflow, HR InTouch Marketplace presents employees with all of the plans their employers offer. Employees who need extra assistance can access avatars, animated videos, and live chat sessions as they explore their benefit options. As employees shop for the plans that best fit their individual needs, a virtual shopping cart keeps a running tally of the employers’ defined contribution in addition to the employees’ out-of-pocket costs. If employees choose to purchase more coverage on their own, they can easily view and pay their bills in the HR InTouch Marketplace.

•

Benefit Informatics is our data analytics solution that helps employers make more informed, data-driven decisions about their benefits offerings. This product aggregates benefit cost and claims data from relevant sources and allows customers to analyze, forecast, and monitor costs. Benefit Informatics enables employers and their advisors to identify cost drivers, recognize trends, and predict future risks and costs. Additional analytical capabilities create “what-if” scenarios to model different variables, such as co-pays, deductibles, benefits, inflation, and member populations.

Professional Services and Customer Support

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Implementation Services.    We provide implementation services to our customers in order to help ensure seamless deployment and effective utilization of our solutions. Our carrier and employer implementation teams follow a five-step approach for each implementation:

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Discovery, including project planning and coordination to establish key milestones, documenting business and technical requirements, establishing a deployment strategy, and planning operational and market adoption activities.

•	Configuration and deployment, including configuring products to meet requirements identified during discovery, and defining needs for data exchange, payroll integration, and file transfer protocol.

•

Integration, including connecting the Benefitfocus platform functionality to a customer’s currently existing systems, such as carrier membership and billing, payroll and HR systems, employee communications, intranets, and others.

•	Testing, including testing of various scenarios and uses cases, inbound and outbound payroll integration, and regression testing.

•	Training and technical support, including sessions to learn how to implement and access our products.

•

HR Support Center.    We provide employers with expanded support services where our benefits specialists help customers’ employees understand benefit offerings, navigate the enrollment process, and find answers to frequently asked HR questions. Our HR Support Center provides employees with personalized, guided support. Additional services, such as fulfillment, dependent verification, and HR administration, are available to meet unique organizational needs.

•

Media and Animation Services.    We create video and animated content that can be licensed within our applications or independently for distribution via client portals or websites. Benefitfocus provides a comprehensive video library and also can produce custom videos to meet specific communication requirements of its carrier and employer customers. Our staff of executive producers, project managers, writers, graphic designers, editors, and on-camera talent guide customers through the process from concept development to delivery. Benefitfocus hosts videos, eliminating the need for additional investments or internal IT resources by our customers. In addition, we incorporate our customers’ unique branding to provide a seamless extension of corporate websites and messaging.

Partner Offerings

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App Development Platform.    We allow our partners and customers to develop custom apps that integrate directly with HR InTouch. HR professionals can easily work with external data and services through the same platform they are using to manage their benefits. Apps are organized into the following categories: voluntary benefits, health and wellness, benefits administration, finance, and communication. Representative apps include the Mayo Clinic App, which provides access to customizable health assessments, disease management tools, and a 24/7 nurse line, and the LifeLock App, which allows employees to purchase identity theft protection when they are enrolling in other benefit programs.

•

Software-Enabled Services.    In addition to our app development platform, the open and flexible nature of our software architecture allows us to build deeper integrations with partner organizations and offer custom services in response to customer demand. Some examples include:

•

SuccessFactors provides employee performance management solutions. We partnered with them to create a full HR and benefits management suite that combines employee talent, profile, and core HR information to help drive employee onboarding, promotion, and development. The SuccessFactors suite of products provides an enterprise-class system of record, as well as powerful analytics and intuitive tools.

•

WageWorks supports benefits such as health savings accounts, flexible spending accounts, and health reimbursement programs, as well as commuter benefits, direct billing, and COBRA, through a single sign-on from our platform.

•

Spectra Integration provides print fulfillment services which enable customers to send employee information via mail to educate their workforce about benefit offerings, total compensation statements, and communication campaigns.

Customers

Our customers include employers of all sizes across a variety of industries and some of the nation’s largest insurance carriers and aggregators. Following is a list of some of our significant employer and carrier customers.

Employer Customers	Carrier Customers

Bon Secours Health System, Inc.

Brooks Brothers Group, Inc.

Columbia Sportswear Company

Fender Musical Instruments Corporation

Morganite Industries Inc.

The Wet Seal, Inc.

UFCW TFO-Employers Benefit Plan of Northern California Group Administration, LLC

Vangent, Inc.

Aetna Life Insurance Company Allstate Insurance Company Blue Cross and Blue Shield of Kansas City BlueCross and BlueShield of South Carolina Tufts Associated Health Plans, Inc. WellPoint, Inc.

During the year ended December 31, 2013, no customer accounted for more than 10.0% of our total revenue.

Sales and Marketing

We sell substantially all of our software solutions through our direct sales organization. Our direct sales team comprises employer-focused and carrier-focused field sales professionals who are organized primarily by geography and account size.

We generate customer leads, accelerate sales opportunities and build brand awareness through our marketing programs and strategic relationships. Our marketing programs target HR, benefits, and finance executives, technology professionals, and senior business leaders. Our principal marketing programs include:

•	use of our website to provide application and company information, as well as learning opportunities for potential customers;

•	territory development representatives who respond to incoming leads and convert them into new sales opportunities;

•	participation in, and sponsorship of, user conferences, executive events, trade shows and industry events, including our annual user and partner conference, One Place;

•	integrated marketing campaigns, including direct email, online web advertising, blogs and webinars; and

•	public relations, analyst relations and social media initiatives.

Technology Infrastructure and Operations

As an enterprise cloud software vendor, we have always deployed our solutions using a SaaS model. Our customers access our software via the web or mobile devices, rather than by installing software on their premises. Through our multi-tenant platform, our customers access a single instance of our software with multiple possible configurations enabled by our metadata-driven framework. The multi-tenant approach provides significant operating leverage and improved efficiency as it helps us to reduce our fixed cost base and minimize unused capacity on our hardware. In addition, our software architecture gives us an advantage over vendors of legacy systems, who may be using a less flexible architecture that would require significant time and expense to update.

We host our applications and serve all of our customers from two redundant data centers in separate locations. We rely on third-party vendors to operate these data centers, which are designed to host mission-critical computer systems and have industry-standard measures in place to minimize service interruptions. Our technical operations staff manages the technology stacks supporting the Benefitfocus platform and uses automated monitoring tools throughout our system to detect unusual events or malfunctions that could interfere with our customers’ or partners’ use of the Benefitfocus platform. We monitor application health by verifying that all applications, interfaces and supporting middleware are operational. If our monitoring tools detect a problem, they notify our technical operations staff, who responds immediately to diagnose and resolve the problem. We take the security of our data and our systems very seriously, and we focus on minimizing the risk of vulnerabilities in our system at every level of software design and system and network administration.

Compliance and Certifications

We voluntarily obtain third-party security examinations relating to security and data privacy. Statement on Standards for Attestation Engagements, or SSAE, No. 16 (Reporting on Controls at a Service Organization) replaced SAS-70 Type II examinations as the authoritative standard for reporting on service organizations. An independent third-party auditor conducts our SSAE examination every 12 months and addresses, among other areas, our physical and environmental safeguards for production data centers, data availability and integrity procedures, change management procedures, and logical security procedures.

We also obtain independent third-party audit opinions related to security and data privacy annually. Service Organization Controls, or SOC, reports are covered under SSAE No. 16. Benefitfocus obtains an SOC 1 Type II and SOC 2 Type II report. The SOC 1 report includes a third-party assessment and opinion on our description of our system for processing user entities’ transactions. The SOC 2 report is based on a set of standards related to security with a focus on internal controls related to unauthorized physical and logical access to systems and data.

On an annual basis, we complete an internal audit of compliance against the Payment Card Industry Data Security Standards, or PCI-DSS, applicable to Level 2 service providers. These standards focus on application and network security controls for companies that transmit and store credit card data on behalf of clients. Benefitfocus meets PCI compliance requirements as a Level 2 service provider and submits its Service Assessment Questionnaire Part D documenting this assessment to the four major credit card brands annually.

In addition to PCI-DDS, Benefitfocus meets all applicable security requirements required by the National Automated Clearinghouse Association, or NACHA, for third-party service providers, as well as all requirements for Covered Entities as required by HIPAA. We validate both NACHA and HIPAA compliance annually through internal audits.

As a response to concerns about the adequacy of data privacy laws in the United States, the U.S. Department of Commerce, in consultation with the European Commission, developed a “Safe Harbor” framework. The European Commission has agreed to consider that a self-certifying company provides “adequate” data privacy protection, as required by the European Data Protection Directive. We are in the process of self-certifying to the Safe Harbor framework on an annual basis, making it easier for our customers based in Europe or with offices or employees in Europe to store their data with us.

Competition

While we do not believe any single competitor offers similarly expansive software solutions, we face competition from various sources, many of which have greater resources than us. Competition in our employer segment includes:

•	ERP software companies, including SAP, Oracle (PeopleSoft) and Infor (Lawson), each offering a cloud-based benefits administration software solution;

•	HR outsourcing companies, including Aon/Hewitt and Towers Watson, both of which have recently launched benefits exchange solutions;

•	payroll service providers, including ADP and Paychex, both of which have expanded their core payroll services to include some form of cloud-based benefits administration services; and

•	various niche software vendors.

Competitors in our carrier segment include:

•	insurance carriers that have invested in internally developed benefit management solutions;

•	member services companies, including those providing web-based subscriber enrollment and claims adjudication services, such as Trizetto and DST Health Solutions; and

•	various niche software vendors.

We believe that competition for benefits software and services is based primarily on the following factors:

•	capability for customization through configuration, integration, security, scalability, and reliability of applications;

•	competitive and understandable pricing;

•	breadth and depth of application functionality;

•	size of customer base and level of user adoption;

•	extensive data exchange network;

•	cloud-based delivery model;

•	dynamic communication capabilities with contextual media, animation, and acknowledgement tools;

•	ability to integrate with legacy enterprise infrastructures and third-party applications;

•	domain expertise in benefits and healthcare consumerism;

•	extensive base of rules and event-driven benefit eligibility and enrollment;

•	accessible on any browser or mobile device;

•	modern and adaptive technology platform;

•	access to third-party apps;

•	clearly defined implementation timeline;

•	customer-branding and styling; and

•	ability to innovate and respond to customer and legislative needs rapidly.

We believe that we compete effectively based upon all of these criteria, and that we are likely to continue to retain a high percentage of our customers. Nonetheless, we believe that the increasing acceptance of automated solutions in the healthcare marketplace and the adoption of more sophisticated technology and legislative reform will result in increased competition, including potentially from large software companies with greater resources than ours. Other companies might develop superior or more economical service offerings that our customers could find more attractive than our offerings. Moreover, the regulatory landscape might shift in a direction that is more strategically advantageous to competitors.

Research and Development

Our ability to compete depends, in large part, on our continuous commitment to rapidly introduce new applications, technologies, features, and functionality. We deliver multiple software releases per year, updating the Benefitfocus platform to leverage advances in cloud computing, mobile applications, and data management. Our research and development team is responsible for the design and development of our applications. We follow state-of-the-art practices in software development using modern programming languages, data storage systems, and other tools. We use both commercial and open source products, following a “best tool for the job” philosophy in product selection. Our software has a multi-tiered architecture that ensures flexibility to add or modify features quickly in response to changing market dynamics, customer needs, or regulatory requirements.

Our research and development expenses were $23.5 million, $14.6 million, and $9.1 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Intellectual Property

We rely on a combination of patent, trade secret, copyright, and trademark laws, license agreements, confidentiality procedures, confidentiality and nondisclosure agreements, and technical measures to protect the intellectual property used in our business. We generally enter into confidentiality and nondisclosure agreements with our associates, consultants, vendors, and customers. We also seek to control access to and distribution of our software, documentation, and other proprietary information.

We use numerous trademarks for our products and services, and “Benefitfocus”, “HR InTouch”, “HR InTouch Marketplace”, “All Your Benefits. One Place.”, and “Shop. Enroll. Manage. Exchange.” are registered marks of Benefitfocus in the United States. Through claimed common law trademark protection, we also protect other Benefitfocus marks which identify our services, such as Benefitfocus eEnrollment, Benefitfocus eBilling, Benefitfocus eExchange, and Benefitfocus eSales, and we have reserved numerous domain names, including “benefitfocus.com”. We also have registered trademarks and pending trademark applications in foreign jurisdictions such as Australia, Canada, India, Ireland, New Zealand, South Africa, and the United Kingdom.

We have been granted two U.S. patents (utility patents) and have four U.S. patent applications (all for utility patents) pending. Our first patent, which protects specified systems and methods for the automatic creation of agent-based systems, was issued in April 2013 and will not expire until May 2030. Our second patent, which protects specified systems and methods for secure agent information, was issued in October 2013 and will not expire until November 19, 2030. We also have 30 pending patent applications under foreign jurisdictions and treaties, such as Australia, Canada, China, Hong Kong, India, Japan, Taiwan, the European Patent Convention, and the Patent Cooperation Treaty.

We also rely on certain intellectual property rights that we license from third parties. Although we believe that alternative technologies are generally available to replace such licenses, these third-party technologies may not continue to be available to us on commercially reasonable terms.

Although we rely on intellectual property rights, including trade secrets, patents, copyrights, and trademarks, as well as contractual protections to establish and protect our proprietary rights, we believe that factors such as the technological and creative skills of our personnel, creation of new modules, features and functionality, and frequent enhancements to our applications are more essential to establishing and maintaining our technology leadership position.

The steps we have taken to protect our copyrights, trademarks, and other intellectual property may not be adequate, and the potential exists that third parties could infringe, misappropriate, or misuse our intellectual property. If this were to occur, it could harm our reputation and adversely affect our competitive position or operations. In addition, laws of other jurisdictions may not protect our intellectual property and proprietary rights from unauthorized use or disclosure in the same manner as the United States. The risk of unauthorized use of our proprietary and intellectual property rights may increase as our company expands outside of the United States.

Government Regulation

Introduction

The employee benefits industry is required to comply with extensive and complex U.S. laws and regulations at the federal and state levels. Although many regulatory and governmental requirements do not directly apply to our business, our customers are required to comply with a variety of U.S. laws, and we may be impacted by these laws as a result of our contractual obligations. For many of these laws, there is little history of regulatory or judicial interpretation upon which to rely. We have attempted to structure our operations to comply with applicable legal requirements, but there can be no assurance that our operations will not be challenged or impacted by enforcement initiatives.

Requirements of PPACA

Our business could be affected by changes in healthcare spending. In March 2010, the President signed into law PPACA. As enacted, PPACA will change how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced Medicare program spending and insurance market reforms. By January 2014, PPACA required states to expand Medicaid coverage significantly and establish health insurance exchanges to facilitate the purchase of health insurance by individuals and small employers and provides subsidies to states to create non-Medicaid plans for certain low-income residents.

Although numerous lawsuits challenged the constitutionality of PPACA, the U.S. Supreme Court on June 28, 2012, upheld the constitutionality of PPACA except for provisions that would have allowed HHS to penalize states that did not implement the Medicaid expansion with the loss of existing federal Medicaid funding. Consequently, a number of states opted out of the Medicaid expansion. Since that time, several states that initially opted out of the Medicaid expansion changed their minds and expanded Medicaid after all. While many of the provisions of PPACA will not be directly applicable to us, PPACA, as enacted, might affect the business of many of our customers. Carriers and large employers might experience changes in the numbers of individuals they insure as a result of Medicaid expansion and the creation of state and national exchanges, though it is unclear how many states will decline to implement the Medicaid expansion or adopt state-specific exchanges. Although we are unable to predict with any reasonable certainty or otherwise quantify the likely impact of PPACA on our business model, financial condition, or results of operations, changes in the business of our customers and the number of individuals they insure may negatively impact our business.

Requirements Regarding the Confidentiality, Privacy and Security of Personal Information

HIPAA and Other Privacy and Security Requirements.    There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal health information. In particular, regulations promulgated pursuant to HIPAA establish privacy and security standards that limit the use and disclosure of individually identifiable health information and require the implementation of administrative, physical and technological safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Health plans, healthcare clearinghouses and most providers are considered by the HIPAA regulations to be Covered Entities. With respect to our operations as a healthcare clearinghouse, we are directly subject to the Privacy Standards and the Security Standards. In addition, our carrier customers, or payors, are considered to be Covered Entities and are required to enter into written agreements with us, known as Business Associate Agreements, under which we are considered to be a Business Associate and that require us to safeguard individually identifiable health information and restrict how we may use and disclose such information. Effective February 2010, ARRA extended the direct application of some provisions of the Privacy Standards and Security Standards to us when we are functioning as a Business Associate of our Covered Entity customers. The Privacy Standards extensively regulate the use and disclosure of individually identifiable health information by Covered Entities and their Business Associates. For example, the Privacy Standards permit Covered Entities and their Business Associates to use and disclose individually identifiable health information for treatment and to process claims for payment, but other uses and disclosures, such as marketing communications, require written authorization from the individual or must meet an exception specified under the Privacy Standards. The Privacy Standards also provide patients with rights related to understanding and controlling how their health information is used and disclosed. Effective February 2010 or later (in the case of restrictions tied to the issuance of implementing regulations), ARRA imposed stricter limitations on certain types of uses and disclosures, such as additional restrictions on marketing communications and the sale of individually identifiable health information. To the extent permitted by the Privacy Standards, ARRA and our contracts with our customers, we may use and disclose individually identifiable health information to perform our services and for other limited purposes, such as creating de-identified information. Determining whether data has been sufficiently de-identified to comply with the Privacy Standards and our contractual obligations may require complex factual and statistical analyses and may be subject to interpretation. The Security Standards require Covered Entities and their Business Associates to implement and maintain administrative, physical and technical safeguards to protect the security of individually identifiable health information that is electronically transmitted or electronically stored.

If we are unable to properly protect the privacy and security of health information entrusted to us, we could be found to have breached our contracts with our customers. Further, if we fail to comply with the Privacy Standards and Security Standards while acting as a Covered Entity or Business Associate, we could face civil and criminal penalties. ARRA significantly increased the amount of the civil penalties to up to $50,000 per violation for a maximum civil penalty of $1.5 million in a calendar year for violations of the same requirement. Recently, the U.S. Department of Health and Human Services Office for Civil Rights, which enforces the Security Standards and Privacy Standards, appears to have increased its enforcement activities. ARRA also strengthened the enforcement provisions of HIPAA, which may result in further increases in enforcement activity. For example, as required by ARRA, HHS is completing a pilot program involving audits of up to 115 Covered Entities by the end of 2012. ARRA also authorizes state attorneys general to bring civil actions seeking either injunctions or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. We have implemented and maintain policies and processes to assist us in complying with the Privacy Standards, the Security Standards and our contractual obligations. We cannot provide assurance regarding how these standards will be interpreted, enforced or applied to our operations.

Data Protection and Breaches.    In recent years, there have been a number of well-publicized data breaches involving the improper dissemination of personal information of individuals. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals. In many cases, these laws are limited to electronic data, but states are increasingly enacting or considering stricter and broader requirements. Covered Entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay, but not to exceed 60 days of discovery of the breach by a Covered Entity or its agents. Notification must also be made to HHS and, in certain circumstances involving large breaches, to the media. Business Associates must report breaches of unsecured protected health information to Covered Entities within 60 days of discovery of the breach by the Business Associate or its agents. The Federal Trade Commission, or FTC, has prosecuted some data breach cases as unfair and deceptive acts or practices under the Federal Trade Commission Act. Further, by regulation, the FTC requires creditors, which may include some of our customers, to implement identity theft prevention programs to detect, prevent and mitigate identity theft in connection with customer accounts. Although Congress passed legislation that restricts the definition of “creditor” and exempts many health providers from complying with this rule, we may be required to apply additional resources to our existing processes to assist our affected customers in complying with this rule. We have implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with all applicable laws and regulations regarding the protection of this data and properly responding to any security breaches or incidents. However, we cannot be sure that these safeguards are adequate to protect all personal data or assist us in complying with all applicable laws and regulations regarding the protection of personal data and responding to any security breaches or incidents.

Other Requirements.    In addition to HIPAA, numerous other U.S. state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health information and healthcare provider information. Some states also are considering new laws and regulations that further protect the confidentiality, privacy and security of medical records or other types of medical information. In many cases, these state laws are not preempted by the Privacy Standards and may be subject to interpretation by various courts and other governmental authorities. Further, Congress and a number of states have considered or are considering prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.

HIPAA Administrative Simplification

HIPAA also mandated a package of interlocking administrative simplification rules to establish standards and requirements for the electronic transmission of certain healthcare claims and payment transactions. These regulations are intended to encourage electronic commerce in the healthcare industry and apply directly to Covered Entities. Some of our businesses, including our healthcare clearinghouse operations, are considered Covered Entities under HIPAA and its implementing regulations.

Transaction Standards.    The standard transaction regulations established under HIPAA, or Transaction Standards, mandate certain format and data content standards for the most common electronic healthcare transactions, using technical standards promulgated by recognized standards publishing organizations. These transactions include healthcare claims, enrollment, payment and eligibility. The Transaction Standards are applicable to that portion of our business involving the processing of healthcare transactions among payors, providers, patients and other healthcare industry constituents. Failure to comply with the Transaction Standards may subject us to civil and potentially criminal penalties and breach of contract claims. The CMS is responsible for enforcing the Transaction Standards.

Payors who are unable to exchange data in the required standard formats can achieve Transaction Standards compliance by contracting with a clearinghouse to translate between standard and non-standard formats. As a result, use of a clearinghouse has allowed numerous payors to establish compliance with the Transaction Standards independently and at different times, reducing transition costs and risks. In addition, the standardization of formats and data standards envisioned by the Transaction Standards has only partially occurred. However, PPACA requires HHS to establish operating rules to promote uniformity in the implementation of each standardized electronic transaction. PPACA sets forth a schedule with staggered deadlines for the development of and compliance with operating rules for the other standardized electronic transactions, with all operating rules finalized and requiring compliance by December 31, 2015. On June 30, 2011, HHS released an interim final rule that would require health plans, healthcare clearinghouses, and certain healthcare providers to implement operating rules for two electronic transactions, relating to whether a patient is eligible for healthcare coverage and the status of claims submitted to an insurer, by January 1, 2013. Under PPACA, payors and service contractors of payors, including, in some cases, us, will be required to certify compliance with these standards to HHS. The compliance date for the certification requirement depends on the type of transaction, with the earliest certification required by December 31, 2013.

We cannot provide assurance regarding how the CMS will enforce the Transaction Standards. We continue to work with payors, healthcare information system vendors and other healthcare constituents to implement fully the Transaction Standards.

In January 2009, CMS published a final rule adopting updated standard code sets for diagnoses and procedures known as the ICD-10 code sets. A separate final rule also published by CMS in January 2009 resulted in changes to the formats to be used for electronic transactions, known as Version 5010. The use of Version 5010 became mandatory on January 1, 2012, but CMS delayed enforcement until July 1, 2012. The use of the ICD-10 code sets is required by October 1, 2013, but HHS has published a proposed rule that would extend this deadline by one year. We have been modifying and will continue to modify our systems and processes to prepare for and implement these changes. We may not be successful in responding to these changes, and any responsive changes we make to our transactions and software may result in errors or otherwise negatively impact our service levels. We also may experience complications related to supporting customers that are not fully compliant with the revised requirements as of the applicable compliance and/or enforcement date. In addition, the compliance dates for ICD-10 code sets may overlap with the adoption of the operating rules as mandated by PPACA, which may further burden our resources.

Health Plan and Other Entity Identifiers.    HHS has promulgated regulations implementing the establishment of a unique health plan identifier, or HPID. Similar to a provider’s national provider identifier, the HPID provides an identification system for health plans to use for electronic transactions. HHS has also promulgated regulations implementing another entity identifier, or OEID, that serves as an identifier for entities that are not health plans, health care providers or individuals. These other entities, which include third-party administrators, transaction vendors, and clearinghouses, are not required to obtain an OEID, but they could obtain and use one if they needed to be identified in standardized transactions. The impact of the HPID and OEID process on our business is unclear at this time.

Financial Services Related Laws and Rules

Financial services and electronic payment processing services are subject to numerous laws, regulations and industry standards, some of which might impact our operations and subject us, our vendors and our customers to liability as a result of the payment distribution and processing solutions we offer. Although we do not act as a bank, we offer solutions that involve banks, or vendors who contract with banks and other regulated providers of financial services. As a result, we might be impacted by banking and financial services industry laws, regulations and industry standards, such as licensing requirements, solvency standards, requirements to maintain the privacy and security of nonpublic personal financial information and Federal Deposit Insurance Corporation deposit insurance limits. In addition, our patient billing and payment distribution and processing solutions might be impacted by payment card association operating rules, certification requirements and rules governing electronic funds transfers. If we fail to comply with applicable payment processing rules or requirements, we might be subject to fines and changes in transaction fees and may lose our ability to process credit and debit card transactions or facilitate other types of billing and payment solutions. Moreover, payment transactions processed using the ACH are subject to network operating rules promulgated by the National Automated Clearing House Association and to various federal laws regarding such operations, including laws pertaining to electronic funds transfers, and these rules and laws might impact our billing and payment solutions. Further, our solutions might impact the ability of our payor customers to comply with state prompt payment laws. These laws require payors to pay healthcare claims meeting the statutory or regulatory definition of a “clean claim” to be paid within a specified time frame.

Banking Regulation

The Goldman Sachs Group, affiliates of which will own 34.91% of the voting and economic interest in our business immediately after consummation of this offering (assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options), is regulated as a bank holding company and a financial holding company under the BHC Act. Due to the size of its voting and economic interest, we are deemed to be controlled by The Goldman Sachs Group and are therefore considered to be a “subsidiary” of The Goldman Sachs Group under the BHC Act. As a result, although we do not engage in banking operations, we are subject to regulation, supervision, examination and potential enforcement action by the Federal Reserve and to most banking laws, regulations and orders that apply to The Goldman Sachs Group. In addition, certain restrictions applicable to Goldman Sachs under the BHC Act are expected to apply to the Company as well, and we may be subject to regulatory oversight and examination because we are a technology service provider to regulated financial institutions. The bank regulatory framework is intended primarily to protect the safety and soundness of depository institutions, the federal deposit insurance system, and depositors rather than our stockholders. Because of The Goldman Sachs Group’s status as a bank holding company, we have agreed to certain covenants for the benefit of The Goldman Sachs Group that are intended to facilitate its compliance with the BHC Act. For a discussion of these covenants, see “Certain Relationships and Related-Party Transactions—Corporate Governance”.

In addition, the Dodd-Frank Act was signed into law by President Obama on July 21, 2010, including Title VI known as the “Volcker Rule”. US financial regulators approved final rules to implement the Volcker Rule in December 2013. The Volcker Rule, in relevant part, restricts banking entities from proprietary trading (subject to certain exemptions) and from acquiring or retaining any equity, partnership or other interests in, or sponsoring, a private equity fund, subject to satisfying certain conditions, and from engaging in certain transactions with funds.

Following this offering, we will continue to be deemed to be controlled by The Goldman Sachs Group for purposes of the BHC Act and, therefore, we will continue to be subject to regulation by the Federal Reserve and to the BHC Act, as well as certain other banking laws, regulations and orders that apply to The Goldman Sachs Group. We will remain subject to this regulatory regime until The Goldman Sachs Group is no longer deemed to control us for bank regulatory purposes, which we do not generally have the ability to control and which will not occur until The Goldman Sachs Group has significantly reduced its voting and economic interest in us. We cannot predict the ownership level at which the Federal Reserve would consider us no longer controlled by The Goldman Sachs Group, but it could be less than 10%.

The Goldman Sachs Group and its subsidiaries, including Benefitfocus, generally may conduct only activities that are authorized for a bank holding company or a “financial holding company” under the BHC Act. The scope of services we may provide to our customers is limited under the BHC Act to those which are (i) financial in nature or incidental to financial activities (including data processing services such as those that we provide with our software solutions) or (ii) complementary to a financial activity and which do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. We believe that our current and anticipated business activities are permitted under the BHC Act.

Any failure of The Goldman Sachs Group to maintain its status as a financial holding company could result in substantial limitations on our activities and our growth. In particular, our permissible activities could be further restricted to only those that constitute banking or activities closely related to banking. The Goldman Sachs Group’s loss of its financial holding company status could be caused by several factors, including any failure by The Goldman Sachs Group’s bank subsidiaries to remain sufficiently capitalized, by any examination downgrade of one of The Goldman Sachs Group’s bank subsidiaries, or by any failure of one of The Goldman Sachs Group’s bank subsidiaries to maintain a satisfactory rating under the Community Reinvestment Act. In addition, the Dodd-Frank Act broadened the requirements for maintaining financial holding company status by also requiring the holding company to remain “well capitalized” and “well managed”. We have no ability to prevent such occurrences from happening.

The Federal Reserve has broad enforcement authority over us, including the power to prohibit us from conducting any activity that, in the Federal Reserve’s opinion, is unauthorized or constitutes an unsafe or unsound practice in conducting our business. The Federal Reserve may approve, deny or refuse to act upon applications or notices for The Goldman Sachs Group and its subsidiaries to conduct new activities, acquire or divest businesses or assets, or reconfigure existing operations. The Federal Reserve may also impose substantial fines and other penalties for violations of applicable banking laws, regulations and orders. The Dodd-Frank Act strengthened the Federal Reserve’s supervisory and enforcement authority over a bank holding company’s non-bank affiliates. We do not believe that any of our current or anticipated business activities will require Federal Reserve approval.

There are limits on the ability of The Goldman Sachs Group’s bank subsidiaries to extend credit to or conduct other transactions with us. In general, any loans to us from a The Goldman Sachs Group bank subsidiary must be on market terms and secured by designated amounts of specified collateral and are limited to 10% of the lending bank’s capital stock and surplus. Statutory changes made by the Dodd-Frank Act will place certain additional restrictions on transactions between us and The Goldman Sachs Group in the future, which we do not expect to be material to us.

Legal Proceedings

From time to time, we might become involved in legal or regulatory proceedings arising in the ordinary course of our business. We are not currently a party to any material litigation or regulatory proceeding and we are not aware of any pending or threatened litigation or regulatory proceeding against us that could have a material adverse effect on our business, operating results, financial condition or cash flows.

Facilities

As of June 30, 2014, our corporate headquarters occupied approximately 65,000 square feet in a facility on the Daniel Island Executive Center campus in Charleston, South Carolina under a lease expiring in 2021, and we had a second facility on the Daniel Island Executive Center campus that occupied approximately 78,000 square feet under a lease expiring in 2024. As of June 30, 2014, we had also executed a lease, which we expect to commence January 1, 2015 and run for 15 years, to extend our campus in Charleston, South Carolina with a Customer Success Center of approximately 145,000 square feet and, at our option and under new leases, have either a four-story office building of approximately 145,000 square feet and/or a two-story welcome center of approximately 18,500 square feet built.

As of June 30, 2014, we also leased facilities in Greenville, South Carolina, San Francisco, California, and Tulsa, Oklahoma.

We believe that our current and planned facilities are sufficient for our needs. We may add other facilities or expand existing facilities as we expand our associate base and geographic markets in the future, and we believe that suitable additional space will be available as needed to accommodate any such expansion of our operations.

Employees

As of June 30, 2014, we had approximately 1,171 full-time associates, or employees, including approximately 524 engaged in technology development and deployment. None of our associates is represented by a labor union and we consider our current relations with our associates to be good.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our directors and executive officers as of June 30, 2014:

Name	Age	Position
Shawn A. Jenkins	46	President and Chief Executive Officer, Director
Mason R. Holland, Jr.(1)(3)	49	Executive Chairman, Director
Milton A. Alpern	62	Chief Financial Officer and Secretary
Andrew L. Howell	47	Chief Operating Officer
Donald Taylor	53	Chief Technology Officer
Joseph P. DiSabato(2)(3)	47	Director
Ann H. Lamont(2)(3)	57	Director
Francis J. Pelzer V(1)(2)(3)	43	Director
Stephen M. Swad(1)(2)	52	Director
Raheel Zia	42	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

The following is a biographical summary of the experience of our executive officers and directors:

Executive Officers

Shawn A. Jenkins—President, Chief Executive Officer, and Director

Shawn Jenkins, one of our founders, has been our President and Chief Executive Officer and a member of our board of directors since our founding in June 2000. Prior to founding Benefitfocus, from 1995 to 2000, he served as Vice President with American Pensions, Inc., leading sales, operations, and technology. From 1994 to 1995, Mr. Jenkins was a program analyst with Rockwell Automation, Inc. Mr. Jenkins serves on the Advisory Board for the School of Computing at Clemson University, Medical University of South Carolina Foundation Board of Directors, College of Charleston Board of Governors, and Charleston Southern University Board of Visitors. He previously served as Chairman of the Growing Forward Campaign for the Lowcountry Food Bank. Mr. Jenkins received an M.B.A. from Charleston Southern University and a B.A. from Geneva College in Beaver Falls, Pennsylvania.

Among other experience, qualifications, attributes and skills, we believe Mr. Jenkins’ perspective as one of our founders and as a large stockholder, his extensive leadership and experience as our Chief Executive Officer since our founding, his knowledge of our operations, and oversight of our sales organization bring to our board critical strategic planning and operational leadership that qualify him to serve as one of our directors.

Mason R. Holland, Jr.—Executive Chairman of the Board

Mason Holland, one of our founders, has been our Executive Chairman and a member of our board of directors since our founding in June 2000. Mr. Holland is responsible for the coordination of strategic partnerships with industry leaders and client relations and serves on the audit and nominating and corporate governance committees. Mr. Holland founded American Pensions, Inc. in 1988, serving as its Chairman and President from 1988 to 2003. Mr. Holland’s other ventures have included establishing Holland Properties, LLC, a real estate development firm, in 1989, and acquiring Eclipse Aerospace, Inc., a jet aircraft manufacturer, in May 2009, for which he serves as Chairman and Chief Executive Officer. Mr. Holland attended Old Dominion University in Norfolk, Virginia.

We believe Mr. Holland brings to our board of directors valuable perspective and experience as our Executive Chairman and one of our founders and as a large stockholder, as well as knowledge of the benefits industry and experience managing and directing companies through various stages of development, all of which qualify him to serve as one of our directors.

Milton A. Alpern—Chief Financial Officer

Milt Alpern has served as our Chief Financial Officer since January 2012. Prior to joining Benefitfocus, from April 2008 to December 2011, he was the Chief Financial Officer for ITA Software, Inc., a software-as-a-service, or SaaS, provider of technology solutions to the travel industry, which was acquired by Google in 2011, where he was responsible for leading all financial and administrative functions for the company. Prior to ITA Software, from 2003 to 2008, Mr. Alpern served as the Chief Financial Officer for Applix, Inc., a publicly held international provider of business performance management and business intelligence software where he directed all finance, human resources, legal activities, and financial community relationships. From 1998 to 2002, Mr. Alpern served as the Chief Financial Officer at Eprise Corporation, a publicly held provider of business website content management software and solutions, where he was a member of the management team leading the company’s successful initial public offering. Mr. Alpern holds a B.S. in accounting from Montclair State University.

Andrew L. Howell—Chief Operating Officer

Andy Howell has served as our Chief Operating Officer since June 2010. During his tenure at Benefitfocus, he previously served as our Senior Vice President and General Manager of the insurance carrier business unit from June 2009 to June 2010, as well as Senior Vice President and General Counsel from April 2007 to June 2009. Prior to joining Benefitfocus, Mr. Howell served from July 2002 to March 2007 as Vice President and General Counsel at Blackbaud, Inc., a publicly held software company. Prior to joining Blackbaud, he was a practicing attorney with Sutherland Asbill & Brennan LLP, where he focused on corporate and technology law. Mr. Howell received a B.A. in economics from Washington & Lee University and a J.D. from Mercer University.

Donald Taylor—Chief Technology Officer

Don Taylor has served as our Chief Technology Officer since February 2008. As a software industry veteran of more than 25 years, Mr. Taylor brings expertise from his experience developing and providing advanced software solutions to the healthcare, banking, and logistics industries. Prior to joining Benefitfocus, from 2001 to 2006, Mr. Taylor was the founder and Chief Technology Officer of Boxcar Central, Inc., which developed a multi-tenant suite of SaaS applications for the third-party logistics market. Mr. Taylor received an A.S. from Charleston Southern University.

Non-Employee Directors

Joseph P. DiSabato—Director

Joe DiSabato has served on our board of directors since February 2007. He serves on the compensation and nominating and corporate governance committees. Mr. DiSabato has been a Managing Director in the Principal Investment Area at The Goldman Sachs Group, Merchant Banking Division, since 2000. Mr. DiSabato joined Goldman Sachs in 1988 and served as a Financial Analyst until 1991, re-joining as an Associate in 1994. He serves as a director of American Traffic Solutions Consolidated, L.L.C., NEOS GeoSolutions Inc., The Endurance International Group, Inc., SilverSky,

Inc., APT Software Holdings, Inc., and Backoffice Associates, LLC. Mr. DiSabato holds an M.B.A. from the Anderson Graduate School of Management at the University of California at Los Angeles and a B.S. from the Massachusetts Institute of Technology.

We believe Mr. DiSabato’s experience as a director of various software and technology companies, and his experience with expansion-stage growth companies, brings to our board critical skills related to financial oversight of complex organizations, strategic planning and corporate governance and qualify him to serve as one of our directors.

Ann H. Lamont—Director

Ann Lamont has served on our board of directors since August 2010. She serves on the compensation and nominating and corporate governance committees and is the chair of the nominating and corporate governance committee. Ms. Lamont has been with Oak Investment Partners, a multi-stage venture capital firm, since 1982, serving as a General Partner from 1986 to 2006 and as a Managing Partner since 2006. She currently leads the healthcare and payment services teams at Oak. Prior to joining Oak, Ms. Lamont served as a research associate with Hambrecht & Quist. Ms. Lamont serves on the board of NetSpend Holdings, Inc. (NASDAQ: NTSP) as well as the boards of several privately held companies, including Acculynk,Inc., Castlight Health, Inc., Independent Living Systems, LLC, PharMEDium Healthcare Corporation, Precision for Medicine Holdings, Inc., Radisphere National Radiology Group, Inc. and xG Health Solutions, Inc. Additionally, in March 2013, Ms. Lamont completed a five-year term on the Stanford University Board of Trustees. Ms. Lamont holds a B.A. in political science from Stanford University.

We believe Ms. Lamont’s experience analyzing corporate performance as a venture capitalist and managing her firm’s investments in private companies, knowledge of the healthcare and payment services industries, and service on multiple boards of directors bring to our board important skills related to corporate finance, oversight of management and strategic positioning, and qualify her to serve as one of our directors.

Francis J. Pelzer V—Director

Frank Pelzer has served as a member of our board of directors since May 2013. He serves on the audit, compensation, and nominating and corporate governance committees and is the chair of the audit committee. Since May 2010, Mr. Pelzer has served as the Chief Financial Officer of Concur Technologies, Inc., a provider of web-based and mobile, integrated travel and expense management solutions. From 2004 to May 2010, Mr. Pelzer served as a Director and Vice President in the Software Investment Banking group at Deutsche Bank. Prior to that, Mr. Pelzer was a Vice President with Credit Suisse First Boston and a management consultant with Kurt Salmon Associates. Mr. Pelzer graduated with an M.B.A. as an Edward Tuck Scholar with Distinction from the Tuck School of Business at Dartmouth and holds a B.A. from Dartmouth College.

We believe Mr. Pelzer’s experience as a chief financial officer of a public company, familiarity with the software industry and public company disclosure requirements, and his ability to serve as our audit committee financial expert, bring to our board important skills and qualify him to serve on our board.

Stephen M. Swad—Director

Steve Swad has served on our board of directors since December 2013. He serves on the audit and compensation committees and is the chair of the compensation committee. Since February 2012, Mr. Swad has been the President, Chief Executive Officer, and a director of Rosetta Stone Inc., a publicly held language-learning software company. He was previously its Chief Financial Officer beginning in November 2010. Prior to joining Rosetta Stone, Mr. Swad served as the Executive Vice President and Chief Financial Officer of Comverse Technology, Inc., beginning in May 2009. Prior to that, he served as Executive Vice President and Chief Financial Officer of Federal National Mortgage Association (Fannie Mae) from May 2007 until August 2008. He has also held various senior financial management positions with public companies, including AOL LLC, Time Warner Inc. and its subsidiaries. Mr. Swad, a former partner of KPMG LLP, has also served as a Deputy Chief Accountant at the SEC. He served on the board of Eloqua, Inc. from August of 2011 until February 2013, including between August 2012 through February 2013 during which it was a publicly held company. Mr. Swad holds a B.A. in business administration from the University of Michigan and is a Certified Public Accountant.

Among other experience, qualifications, attributes and skills, we believe Mr. Swad’s financial and accounting experience, ability to lead public companies, and familiarity with technology companies bring to our board important skills related to corporate finance and governance, and qualify him to serve on our board.

Raheel Zia—Director

Raheel Zia has served on our board of directors since February 2007. Mr. Zia is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co. where he focuses on growth-equity investments in software and services businesses. Prior to joining Goldman Sachs, Mr. Zia was a member of the investment team from 2003 to 2005 at Bessemer Venture Partners, where he focused on investments in the software sector. Mr. Zia previously worked in the Investment Banking group at Citigroup, Inc. from 1997 to 1998. He has also held accounting and audit roles at Pricewaterhouse from 1993 to 1996. Mr. Zia serves as a director of several private companies, including Spring Mobile Solutions USA, Inc., Infusionsoft Software, Inc., and Imaging Advantage, LLC. Mr. Zia received his M.B.A. from the Harvard Business School, an M.S. in Computing from London University (England), and a B.Eng (Hons) in Microelectronic Systems Engineering from the University of Manchester. He is also a U.K. qualified chartered accountant.

We believe Mr. Zia’s financial and accounting acumen, technological background, and experience investing in and managing software companies bring important perspectives to our board and qualify him to serve as one of directors.

Director Independence

Our board of directors has established an audit committee, compensation committee, and nominating and corporate governance committee. Our audit committee consists of independent directors Frank Pelzer (Chair) and Steve Swad, and Mason Holland. Our compensation committee consists of Steve Swad (Chair), Joseph DiSabato, Ann Lamont, and Frank Pelzer. Our nominating and corporate governance committee consists of Ann Lamont (Chair), Joseph DiSabato, Frank Pelzer, and Mason Holland. The audit committee, compensation committee, and nominating and corporate governance committee were established in May 2013 in anticipation of our IPO.

Our board has undertaken a review of the independence of our directors and has determined that Messrs. Pelzer and Swad are independent within the meaning of the NASDAQ Stock Market listing rules and meet the additional test for independence for audit committee members imposed by SEC regulation and the NASDAQ Stock Market listing rules.

After completion of this offering, we will continue to be a “controlled company” as set forth in NASDAQ Stock Market Listing Rule 5615 because more than 50% of the voting power of our common stock will be held by a group of stockholders consisting of Mason Holland, Shawn Jenkins,

Oak Investment Partners XII, L.P., and the following affiliates of Goldman, Sachs & Co.: GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Fund, L.P., and GS Capital Partners VI GmbH & CO. KG, which we refer to as the Goldman Funds. Under NASDAQ Stock Market rules, a “controlled company” is exempt from the NASDAQ Stock Market corporate governance requirements that a majority of the board of directors consist of independent directors and that directors’ nominations and executive compensation must be approved by a majority of independent directors or a nominating and corporate governance committee or compensation committee comprised solely of independent directors. We will rely on these exemptions from the corporate governance requirements until we are no longer a “controlled company” or our board determines to no longer rely on these exemptions. In particular, neither our compensation committee (which oversees and approves our executive compensation) nor our nominating and corporate governance committee (which approves directors’ nominations) consists entirely of independent directors, and our board does not have a majority of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ Stock Market corporate governance requirements. We currently intend to rely on these exemptions so long as we are allowed to as a “controlled company”. In addition, we have entered into agreements among the controlling stockholders providing for certain board appointment rights and other governance rights. See “Certain Relationships and Related-Party Transactions—Corporate Governance”.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.

Board of Directors

Composition of our Board of Directors

Our bylaws provide that our board of directors must consist of between three and ten directors, and such number of directors within this range may be determined from time to time by resolution of our board of directors or our stockholders. We have seven directors, who are divided into three classes, as follows:

•	Class I, consisting of Joseph DiSabato and Shawn Jenkins, whose terms will expire at our annual meeting of stockholders to be held in 2017;

•	Class II, consisting of Mason Holland, Ann Lamont, and Steve Swad whose terms will expire at our annual meeting of stockholders to be held in 2015; and

•	Class III, consisting of Frank Pelzer and Raheel Zia, whose terms will expire at our annual meeting of stockholders to be held in 2016.

Upon the expiration of the term of office provided above for each class of directors, each director in such class will be elected for a term of three years and will serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office or the stockholders (as provided in our bylaws). Because only one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the board.

Joseph DiSabato and Raheel Zia serve on our board as nominees of GS Capital Partners VI Parallel, L.P., Ann Lamont serves on our board as a nominee of Oak Investment Partners XII, L.P., and Mason Holland and Shawn Jenkins serve on our board as nominees of our common stockholders, in each case pursuant to a voting agreement among us and certain of our stockholders, described under “Certain Relationships and Related Transactions—Corporate Governance”.

Our restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation and bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors. An election of our director by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Our current and future executive officers and significant employees serve at the discretion of our board of directors.

Committees of our Board of Directors

Our board of directors has three permanent committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The board adopted written charters for each of these committees in July 2013, all of which are available on our website, www.benefitfocus.com. In addition, from time to time, special committees may be established under the direction of our board when necessary to address specific issues.

Audit Committee

We have an audit committee consisting of Frank Pelzer (Chair), Mason Holland, and Steve Swad. Our audit committee is responsible for, among other things:

•	appointing, terminating, compensating, and overseeing the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;

•

reviewing and approving, in advance, all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

•

establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;

•	determining compensation of the independent auditors and of advisors hired by the audit committee and ordinary administrative expenses;

•	reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;

•	monitoring and evaluating the independent auditor’s qualifications, performance, and independence on an ongoing basis;

•	reviewing reports to management prepared by the internal audit function, as well as management’s response;

•	reviewing and assessing the adequacy of the formal written charter on an annual basis;

•	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and

•	handling such other matters that are specifically delegated to the audit committee by our board from time to time.

Our board has affirmatively determined that Mr. Pelzer is designated as the “audit committee financial expert” and that he and Mr. Swad meet the definition of an “independent director” for purposes of serving on an audit committee under the listing rules of the NASDAQ Stock Market.

Compensation Committee

We have a compensation committee consisting of Steve Swad (Chair), Joseph DiSabato, Ann Lamont, and Frank Pelzer. Our compensation committee is responsible for, among other things:

•	reviewing and approving the compensation, employment agreements and severance arrangements, and other benefits of all of our executive officers and key employees;

•	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of the executive officers, and evaluating their performance in light thereof;

•	reviewing and making recommendations, on an annual basis, to the board with respect to director compensation;

•

reviewing any analysis or report on executive compensation required to be included in the annual proxy statement and periodic reports pursuant to applicable federal securities rules and regulations, and recommending the inclusion of such analysis or report in our proxy statement and period reports;

•	reviewing and assessing, periodically, the adequacy of the formal written charter; and

•	such other matters that are specifically delegated to the compensation committee by our board from time to time.

Mr. DiSabato serves on our compensation committee as a nominee of GS Capital Partners VI Parallel, L.P., an affiliate of The Goldman Sachs Group, Inc. and a member of the group of stockholders whose beneficial ownership of our voting stock results in us being a “controlled company” as defined by the listing requirements of the NASDAQ Stock Market. Pursuant to a voting agreement among us and certain of our stockholders, described under “Certain Relationships and Related Transactions—Corporate Governance,” so long as a nominee of The Goldman Sachs Group or its affiliate serves as one of our directors and to the extent permitted by the rules of the NASDAQ Stock Market, that director has a right to serve on our compensation committee. This right will terminate when (i) we cease to be a “controlled company” or (ii) an affiliate of The Goldman Sachs Group ceases to be, either alone or as part of a group, a stockholder of ours whose beneficial ownership of our voting stock results in us being a “controlled company”, whichever event occurs first.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee consisting of Ann Lamont (Chair), Joseph DiSabato, Mason Holland, and Frank Pelzer. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying and screening candidates for our board, and recommending nominees for election as directors;

•	establishing procedures to exercise oversight of the evaluation of the board and management;

•	developing and recommending to the board a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to the board;

•

reviewing the structure of the board’s committees and recommending to the board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	developing and reviewing our code of conduct, evaluating management’s communication of the importance of our code of conduct, and monitoring compliance with our code of conduct;

•	reviewing and assessing the adequacy of the formal written charter on an annual basis; and

•	generally advising our board on corporate governance and related matters.

Mr. DiSabato serves on our nominating and corporate governance committee as a nominee of GS Capital Partners VI Parallel, L.P., an affiliate of The Goldman Sachs Group and a member of the group of stockholders whose beneficial ownership of our voting stock results in us being a “controlled company” as defined by the listing requirements of the NASDAQ Stock Market. Pursuant to a voting agreement among us and certain of our stockholders, described under “Certain Relationships and Related Transactions—Corporate Governance”, so long as a nominee of The Goldman Sachs Group or its affiliate serves as one of our directors and to the extent permitted by the rules of the NASDAQ Stock Market, that director has a right to serve on our nominating and corporate governance committee. This right will terminate when (i) we cease to be a “controlled company” or (ii) an affiliate of The Goldman Sachs Group ceases to be, either alone or as part of a group, a stockholder of ours whose beneficial ownership of our voting stock results in us being a “controlled company”, whichever event occurs first.

Compensation Committee Interlocks and Insider Participation

Mr. Holland, our Executive Chairman and member of our board of directors, served on our compensation committee until December 16, 2013. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of the board of directors or any member of the compensation committee (or other committee performing equivalent functions) of any other company.

We have entered into an indemnification agreement with each of our directors, including Ms. Lamont and Messrs. DiSabato, Pelzer, and Swad who comprise our compensation committee. See “Certain Relationships and Related-Party Transactions—Indemnification Agreements”.

Director Compensation

The following table sets forth the total compensation paid to each of our non-employee directors in 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Joseph P. DiSabato	—	—	—		—	—	—	—
Ann H. Lamont	—	—	—		—	—	—	—
Francis J. Pelzer	—	—	336,090	(1)	—	—	—	336,090
Stephen M. Swad	—	—	—		—	—	—	—
Raheel Zia	—	—	—		—	—	—	—

(1)	On May 8, 2013, our Board of Directors granted Mr. Pelzer an option to purchase 50,000 shares of our common stock with an exercise price of $13.53 and an aggregate grant date fair value of $336,090, computed in accordance with FASB ASC Topic 718. The option vests over a four-year period, with one-fourth of the option vesting on May 8, 2014, and the balance of the option vesting ratably on a monthly basis over the following 36 months.

As summarized above, we did not pay any of our non-employee directors any compensation for serving on our board of directors during 2013, with the exception of Mr. Pelzer. The compensation earned by Mr. Jenkins as an employee in 2013 and 2012 is included in “Executive Compensation—Summary Compensation Table”. Mr. Holland is an executive officer (but not a named executive officer) who serves as a director and did not receive additional compensation for service provided as a director in 2013 or 2012.

In June 2014, we established a compensation program for our independent directors not serving as designee of an investor under the voting agreement, namely Messrs. Pelzer and Swad. Each such director will receive an annual retainer of $150,000, payable at the director’s election either 50% in cash and 50% in restricted stock units, or RSUs, or 100% in RSUs. The RSUs vest on the first anniversary of our annual stockholders meeting held in the year of the grant, or, if earlier, immediately prior to the subsequent year’s annual meeting. We also pay such directors the following quarterly cash fees if they chair one of our Board committees: Audit, $6,250; Compensation, $2,500; and any other committee, $1,875.

Code of Conduct

We have adopted a code of ethics relating to the conduct of our business by all of our employees, officers, and directors, as well as a code of conduct specifically for our principal executive officer and senior financial officers. We have also adopted a corporate communications policy for our employees and directors establishing guidelines for the disclosure of information related to our company to the investing public, market analysts, brokers, dealers, investment advisors, the media, and any persons who are not our employees or directors. Additionally, we have adopted an insider trading policy to establish guidelines for our employees, officers, directors, and consultants regarding transactions in our securities and the disclosure of material nonpublic information related to our company. Each of these policies is posted on our website, www.benefitfocus.com.

Director Stock Ownership Requirements

The Company requires its non-employee directors not serving as designee of an investor under the voting agreement own stock in the Company with a cash value of $225,000 or 3,750 shares, whichever is less. Such director need not own the requisite number of shares until he has completed three years of service as a director of the Company. If the ownership requirement is not met after Director has completed three years of service as a director of the Company, then all payments made to him by the Company will be entirely in the form of RSUs until the required ownership level is reached. For purposes of calculating the number of shares held by a director, shares that are owned directly are counted along with (a) shares over which the director has investment or voting power, and (b) shares that may be acquired pursuant to vested, in-the-money options to acquire Company stock. Shares used to achieve the minimum director ownership requirement may be not be pledged, used as security, or otherwise encumbered by a director.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our named executive officers for 2013 should be read together with the compensation tables and related disclosures on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future might differ materially from currently planned programs summarized in this discussion.

The discussion below includes a review of our compensation decisions with respect to 2013 for our “named executive officers”, including our principal executive officer and our two other most highly compensated executive officers. Our named executive officers for 2013 were:

•	Shawn A. Jenkins, who serves as our President and Chief Executive Officer, or CEO, and is our principal executive officer;

•	Andrew L. Howell, who serves as our Chief Operating Officer; and

•	Milton A. Alpern, who serves as our Chief Financial Officer, and is our principal financial and accounting officer.

Key Elements of Our Compensation Program for 2013

In 2013, we compensated our named executive officers through a combination of base salary, annual cash bonus payments, and long-term equity incentives in the form of stock options. Our executive officers are also eligible for our standard benefits programs, which include:

•	health, vision and dental insurance;

•	life insurance;

•	short- and long-term disability insurance;

•	health savings account contributions; and

•	a 401(k) plan with a defined matching of contributions.

We do not use specific formulas or weightings in determining the allocation of the various compensation elements. Instead, the compensation for each of our named executive officers has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of our short- and long-term objectives. We believe that this approach achieves the primary objectives of our compensation program.

Management Incentive Bonus Program

Our named executive officers and other members of our management team participate in the Management Incentive Bonus Program. The foundation of the bonus program is achievement by our Company of designated levels of consolidated revenues. Pursuant to the program, the bonus earned is a function of a percentage of bonus earned, or PBE, based on achieving annual revenue targets, the executive’s annual base salary and a designated bonus target percent, or BTP. The annual bonus is determined by multiplying the annual base compensation by the designated BTP, multiplied by the PBE. In 2012, Shawn Jenkins, Andy Howell and Milt Alpern earned bonuses under this program of $357,359, $112,730, and $91,402, respectively, based on achieving our annual revenue target, and BTPs of 100%, 50%, and 50%, respectively. In 2013, Shawn Jenkins, Andy Howell and Milt Alpern earned bonuses under the 2013 bonus program of $375,227, $140,000, and $105,000, respectively, based on achieving our annual revenue target, and BTPs of 70% each. Our board of directors has established a similar bonus program for 2014.

Summary Compensation Table

The following table sets forth summary compensation information for our named executive officers for the fiscal years ended December 31, 2013 and December 31, 2012.

Name and principal position	Year	Salary ($)(1)	Option awards ($)(2)		Non-equity incentive plan compensation($)	All other compensation ($)		Total ($)
Shawn A. Jenkins President and CEO	2013 2012	$536,038 510,513	$	— —	$375,227 357,359	$13,013 13,061	(3) (4)	$924,278 880,933

Andrew L. Howell Chief Operating Officer	2013 2012	400,000 318,253		436,917 153,788	140,000 112,731	13,556 13,129	(5) (6)	990,473 597,901

Milton A. Alpern Chief Financial Officer	2013 2012	291,750 261,009		— 718,420	105,000 91,402	11,780 10,968	(7) (8)	408,530 1,081,799

(1)	Reflects base salary earned during the fiscal year covered.

(2)	Represents the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 10 to our consolidated financial statements included elsewhere in this prospectus.

(3)	Includes $4,443 in medical insurance premiums, $102 in life insurance premiums, $338 in disability insurance premiums, $480 in health savings account contributions, and $7,650 in 401(k) plan matching contributions.

(4)	Includes $4,737 in medical insurance premiums, $99 in life insurance premiums, $365 in disability insurance premiums, $360 in health savings account contributions, and $7,500 in 401(k) plan matching contributions.

(5)	Includes $4,986 in medical insurance premiums, $102 in life insurance premiums, $338 in disability insurance premiums, $480 in health savings account contributions, and $7,650 in 401(k) plan matching contributions.

(6)	Includes $4,805 in medical insurance premiums, $99 in life insurance premiums, $365 in disability insurance premiums, $360 in health savings account contributions, and $7,500 in 401(k) plan matching contributions.

(7)	Includes $3,230 in medical insurance premiums, $102 in life insurance premiums, $338 in disability insurance premiums, $460 in health savings account contributions, and $7,650 in 401(k) plan matching contributions.

(8)	Includes $2,719 in medical insurance premiums, $98 in life insurance premiums, $354 in disability insurance premiums, $300 in health savings account contributions, and $7,497 in 401(k) plan matching contributions.

Employment Agreements

The Company has entered into employment agreements with Messrs. Jenkins, Holland, Howell, and Alpern. The compensation committee of our board of directors engaged Mercer LLC as its compensation consultant in 2013 to, among other things, review and analyze our compensation program, including our executives’ employment agreements. Once the review is complete, we might, as a result, revise our existing compensation arrangements, including potentially removing provisions of Mr. Jenkins’ and/or Mr. Holland’s employment agreements that currently restrict salary increases.

Employment Agreements with Shawn Jenkins and Mason Holland

In January 2007, we entered into employment agreements with Shawn Jenkins, our President and Chief Executive Officer, and Mason Holland, our Executive Chairman, which set forth the terms and conditions of their employment. Pursuant to the agreements, we granted Mr. Jenkins and Mr. Holland, each of whom we refer to as an Executive, options to acquire 847,458 shares of our common stock and 423,729 shares of our common stock, respectively. Each agreement continues for terms of three years, which will be extended automatically each day, for an additional day, so that the remaining term continues to be three years in length. Either we or the Executive may at any time fix the term to a finite term of three years. Under the terms of each agreement, we must pay Messrs. Jenkins and Holland salaries at rates of not less than $400,000 and $200,000 per year, respectively. The board will review each Executive’s salary at least annually and must increase each Executive’s salary by at least 5% per year. Any increase in excess of 5% in any given year must be approved by the board members designated by GS Capital Partners VI Parallel, L.P., or the Goldman Board Designees, currently Raheel Zia and Joe DiSabato. We may not decrease either Executive’s base salary under these agreements.

Each Executive is eligible to participate in any management incentive programs we establish, and each Executive may receive incentive compensation based upon achievement of targeted levels of performance and other criteria established by the board or compensation committee (which in each case requires the approval of at least one of the Goldman Board Designees). In the event we achieve the annual financial targets approved by the board (which approval must include at least one Goldman Board Designee), each of Messrs. Jenkins and Holland will be entitled to an annual bonus in an amount at least equal to his then-current base salary. If we exceed our financial targets by 10% for the year, Mr. Jenkins will earn an additional bonus amount equal to 50% of his then-current base salary.

If we terminate an Executive’s employment due to his death or disability, we must pay to him, or his estate, his accrued compensation and, in the case of Mr. Jenkins, an amount equal to the average of the annual bonuses paid or payable to him during the three full fiscal years preceding the date of termination, pro-rated for the number of days the Executive was employed in the fiscal year in which his employment was terminated, which amount we refer to as the Prorated Bonus Amount. If we terminate an Executive’s employment for cause (as defined below) or an Executive resigns for any reason other than adequate justification, we must pay such Executive all accrued compensation.

If an Executive resigns for adequate justification (as defined below), or if we terminate an Executive’s employment for any reason other than (i) due to his death or disability, or (ii) for cause, including in connection with a change in control of our company, we must pay such Executive his accrued compensation and a pro rata share of his annual bonus, if such bonus is awarded. Additionally, we must pay such Executive each month, for a period of 36 months, one-twelfth of the sum of, (i) his then-current base salary, and (ii) a pro rata share of his annual bonus, if such bonus is awarded. Furthermore, we must continue providing life insurance, disability, medical, dental, and hospitalization benefits to the Executive (which amount will be reduced to the extent the Executive receives these benefits from a subsequent employer). Finally, the restrictions on any outstanding incentive awards held by the Executive, including stock options, will lapse and such awards will become fully vested and immediately exercisable.

Under each agreement, adequate justification is defined as: (a) an uncured material failure of the Company to comply with the agreement; (b) any non-voluntary, Company-imposed relocation of the Executive outside Charleston, South Carolina; (c) a change in control of our company that results in a material diminution in the Executive’s responsibilities; or (d) the removal of the Executive, in the case of Mr. Jenkins, from the position of President and Chief Executive Officer or, in the case of Mr. Holland, from the position of Chairman of our board of directors, in each case except as otherwise provided in the respective agreement. Under each agreement, termination for cause is defined as: (i) a conviction of the Executive of, or entering a plea of no contest by the Executive with respect to, having committed a felony; (ii) abuse of controlled substances or alcohol, or acts of dishonesty or moral turpitude by the Executive that are detrimental to the Company; (iii) acts or omissions by the Executive that he knew, or should reasonably have known, would substantially damage the business of the Company; (iv) negligence by the Executive in the performance of, or disregard by the Executive of, his obligations under the agreement or otherwise relating to his employment, or a breach by the Executive of the agreement, which negligence, disregard or breach continues uncured after receiving notice from the Company; or (v) failure by the Executive to obey the reasonable and lawful orders and policies of the board that are consistent with the provisions of the agreement.

In the event the Executive, during the 24 months following the termination of his employment, becomes employed by a company that engages, in whole or part, in the same or substantially the same business as ours, the Executive will forfeit any remaining severance payments. The completion of this offering will not affect the terms and conditions of either agreement.

Employment Agreement with Andy Howell

In March 2007, we entered into an employment agreement with Andy Howell, our Chief Operating Officer. Under the agreement, we originally agreed to pay Mr. Howell a base salary of $225,000 for his service as our Senior Vice President and General Counsel. Mr. Howell has served as our Chief Operating Officer since June 2010, and his base salary as of December 31, 2013 was $400,000. Annual compensation reviews and adjustments to Mr. Howell’s compensation will occur on or around the time we perform our annual budget process. Mr. Howell is eligible to participate in our bonus plans. The amount of his potential bonus, and the formula we use to calculate that amount, are both subject to modification by us to match our future goals and objectives. In connection with his employment agreement, we granted Mr. Howell an option to purchase 78,606 shares of our common stock.

Employment Agreement with Milt Alpern

In November 2011, we entered into an employment agreement with Milt Alpern, our Chief Financial Officer. Under the agreement, we agreed to pay Mr. Alpern a base salary of $267,000 per year. Annual compensation reviews and adjustments to Mr. Alpern’s compensation will occur on or around the time we perform our annual budget process. We also agreed to pay Mr. Alpern a bonus amount of 50% of his then-current base pay upon the Company’s achievement of its annual targets. In connection with his employment agreement, we granted Mr. Alpern an option to purchase 213,959 shares of common stock.

In the event we terminate Mr. Alpern’s employment without cause at any time prior to a change in control, we will provide Mr. Alpern: (i) severance payments at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus, (iii) an insurance premium in an amount equal to that which was paid on his behalf prior to the termination of his employment, and (iv) with six months during which his outstanding stock options will continue to vest.

In the event we or our acquirer terminates Mr. Alpern’s employment without cause at the time of, or within 12 months following, a change in control of our company, we or our acquirer will provide Mr. Alpern: (i) severance payments at a rate equal to his base salary then in effect for a period of 12 months following his termination date, (ii) a portion of his targeted annual bonus as described below, (iii) immediate acceleration and full vesting of his outstanding stock options, and (iv) specified insurance premiums during the period he receives severance payments. If he resigns due to a decrease in his base salary or targeted annual bonus, a change in his position as Chief Financial Officer, or a change in his duties and responsibilities to the Company, and provided he resigns within three months of the occurrence of, and without having consented to, such event, Mr. Alpern will be entitled to receive the same severance benefits he would have been eligible to receive were his employment terminated by us without cause.

If we terminate his employment with or without cause, after completion of any period during which his eligibility for a bonus is to be determined, or a Bonus Period, but prior to the date when such bonus is to be paid, Mr. Alpern will be entitled to receive such bonus at the time it would have been paid but for the termination of his employment. If we terminate Mr. Alpern’s employment without cause prior to the completion of a Bonus Period, he will be entitled to receive a portion of the bonus at the time it would have been paid but for the termination of his employment, prorated for the portion of the Bonus Period that he was employed by the Company.

Under the employment agreement, cause is defined as any determination by our board of any of the following: (i) Mr. Alpern’s violation of any applicable material law or regulation respecting the business of the Company, (ii) Mr. Alpern’s commission of a felony or a crime involving moral turpitude, (iii) any act of dishonesty, fraud or misrepresentation in relation to his duties to the Company, (iv) Mr. Alpern’s uncured failure to perform in any material respect his duties under the agreement, (v) Mr. Alpern’s failure to attempt in good faith to implement a clear and reasonable directive from our board or to comply with any of our policies and procedures which failure is material and occurs after written notice from our board, (vi) any act of gross misconduct that is materially and demonstrably injurious to the Company, or (vii) Mr. Alpern’s breach of his fiduciary responsibility.

Equity Incentive Plans

Our board has adopted and our stockholders have approved a 2012 Stock Plan and an Amended and Restated 2000 Stock Option Plan. The number of shares issued, number of shares reserved for issuance, number of shares underlying outstanding stock options and number of shares remaining available for future issuance under each plan, as of December 31, 2013, are as follows:

Plan	Number of Shares Issued	Number of Shares Reserved for Issuance	Number of Shares Underlying Outstanding Options, Warrant and Rights	Weighted- average Exercise Price of Outstanding Options, Warrant and Rights	Number of Shares Remaining Available for Future Issuance
2012 Stock Plan, as amended	6,125	3,428,473	850,159	$9.21	2,578,314
Amended and Restated 2000 Stock Option Plan	661,838	2,806,336	2,806,336	$5.54	—

Total	667,963	6,234,809	3,656,495	$6.40	2,578,314

The following description of each of our equity compensation plans is qualified by reference to the full text of those plans, which are filed with the SEC. Our equity incentive plans are designed to continue to give our company flexibility to make a wide variety of equity awards to reflect what the compensation committee and management believe at the time of such award will best motivate and reward our employees, directors, consultants and other service providers.

2012 Stock Plan

Our board adopted the Benefitfocus.com, Inc. 2012 Stock Plan on January 31, 2012 and our stockholders approved it on November 8, 2012. In August 2013, we amended the Benefitfocus.com, Inc. 2012 Stock Plan to increase the number of shares available for issuance thereunder by 2,500,000 and, in June 2014, our stockholders approved a further amendment to the Benefitfocus.com, Inc. 2012 Stock Plan (as amended, the “2012 Plan”) to include provisions applicable to restricted stock and RSUs required for grants of such awards to comply with the “performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code of 1986, or the Code, and therefore be tax-deductible to our Company. We adopted the 2012 Plan to promote the success and enhance the value of the Company by linking the individual interests of employees, consultants, and non-employee directors to those of our stockholders and by providing those individuals with an incentive for outstanding performance in generating superior returns to our stockholders. The 2012 Plan provides flexibility to the Company in its ability to motivate, attract, and retain the services of employees, consultants, and non-employee directors upon whose judgment, interest and special efforts the successful conduct of the Company’s operation is largely dependent.

Stock Awards.    The 2012 Plan provides for the grant of stock bonuses (including RSUs), stock purchase rights incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, non-statutory stock options, and stock appreciation rights, or collectively, stock rights. Incentive stock options may be granted only to employees of the Company, or our parent company (if any) and any of our subsidiaries, or related corporations. All other awards may be granted to employees (including officers and employee directors), consultants and non-employee directors.

Share Reserve.    As of June 30, 2014, 80,693 shares of our common stock have been issued under the 2012 Plan, 1,024,666 shares are subject to outstanding stock right awards under the 2012 Plan, and 2,333,459 shares remain available for future stock right awards under the 2012 Plan.

If any stock right granted under the 2012 Plan or the 2000 Plan expires or terminates for any reason prior to its full exercise, or if the Company reacquires any shares issued pursuant to stock rights, then the shares subject to such stock right or any shares so reacquired by the Company will again be available for grants of stock rights under the 2012 Plan. Shares of common stock which are withheld to pay the exercise price of a stock right or any related withholding obligations will not be available for issuance under the 2012 Plan.

Administration.    The 2012 Plan provides for administration by our board of directors or a committee of the board. The board may increase the size of the committee and appoint additional members, remove members of the committee and appoint new members, fill vacancies on the committee, or remove all members of the committee and directly administer the 2012 Plan. Our compensation committee currently administers the 2012 Plan. Subject to the restrictions of the 2012 Plan, the compensation committee determines to whom we grant incentive awards under the 2012 Plan, the terms of the award, including the exercise or purchase price, the number of shares subject to the stock right and the exercisability of the award. All questions of interpretation are determined by the committee, and its decisions are final and binding upon all participants, unless otherwise determined by the board.

Stock Bonuses and Purchase Rights.    The 2012 Plan provides for shares of common stock to be awarded or sold under terms determined by the compensation committee to participants as an incentive for the performance of past or future services to us. Stock bonuses include performance-based restricted stock and RSUs and restricted stock and RSUs that generally vest equally over a four year period, subject to the grantee’s continued employment or service with us. We expect that all our RSUs will be settled in shares of common stock.

Stock Options.    The 2012 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code, solely to employees and for the grant of non-statutory stock options to employees, consultants and non-employee directors.

The compensation committee determines the exercise price of options granted under the 2012 Plan on the date of grant, and in the case of incentive stock options the exercise price must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check, or, in the discretion of the compensation committee, the exercise price may be paid through any other form of consideration and method of payment permitted by law and the 2012 Plan, including the delivery of already-owned shares of our common stock and the surrender of shares subject to the stock option.

Options granted to employees, directors, and consultants under the 2012 Plan generally become exercisable in increments, based on the optionee’s continued employment or service with us. The term of an incentive stock option may not exceed 10 years. Options granted under the 2012 Plan, whether incentive stock options or non-statutory options, generally expire 10 years from the date of grant, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock are not exercisable for longer than five years after the date of grant.

Stock Appreciation Rights.    The 2012 Plan provides for the grant of stock appreciation rights, or SARs, pursuant to an SAR agreement adopted by the compensation committee. An SAR may be granted in connection with a stock option or alone, without reference to any related stock option. The committee will determine the exercise price of an SAR on the date of grant, and the exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant.

The holder of an SAR will have the right to receive, in cash or common stock, all or a portion of the difference between the fair market value of a share of our common stock at the time of exercise of the SAR and the exercise price of the SAR established by the compensation committee, subject to such terms and conditions set forth in the SAR agreement.

Termination of Employment or Affiliation.    The 2012 Plan provides that if a grantee ceases to be employed by the Company and all related corporations other than by reason of death or disability, the grantee may exercise any stock right held by him or her to the extent such stock right could have been exercised on the date of termination of employment until the stock right’s specified expiration date. In the event the grantee exercises any incentive stock option after the date that is three months following the date of termination, such incentive stock option will be converted into a non-statutory stock option.

Means of Exercising Stock Options and SARs.    The exercise price of stock options and SARs is payable in cash or by check, or at the discretion of the compensation committee, as follows: (a) by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at a market rate that is no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (b) through the surrender of shares of our common stock then issuable upon exercise of the award having a fair market value on the date of exercise equal to the aggregate exercise price of the award and/or any related withholding tax obligations, (c) through the delivery of already-owned shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price of the award and/or any related withholding tax obligations, (d) delivery of a notice that the grantee has placed a market sell order with a broker with respect to shares of our common stock then issuable upon exercise of the award and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the award exercise price, provided that payment of such proceeds is then made to us upon settlement of the sale, or (e) by any combination of the foregoing, or such other consideration and method of payment for the issuance of shares to the extent permitted by applicable law or the 2012 Plan.

Death or Disability.    The 2012 Plan provides that if a grantee ceases to be employed by the Company and all related corporations by reason of death, or if a grantee dies within three months of the date his or her employment or other affiliation with the Company has been terminated, then the grantee’s estate, personal representative or beneficiary who acquired the stock right by will or by the laws of descent and distribution may exercise or, in the case of RSUs, exchange that stock right for shares of common stock of the Company, to the extent the stock right could have been exercised or exchanged, as applicable, on the date of the grantee’s death. Unless otherwise specified in the instrument granting the stock right, the acquirer of the stock right may exercise the stock right within 12 months of the date of the grantee’s termination or before the stock right’s specified expiration date, whichever is earlier. In the event the acquirer of the stock right exercises any incentive stock option after the date that is 12 months following the date of termination, such incentive stock option will be converted into a non-statutory stock option.

The 2012 Plan provides that if a grantee ceases to be employed by the Company and all related corporations by reason of disability, he or she will have the right to exercise any stock right held by him or her on the date of termination to the extent the stock right could have been exercised on the date of the grantee’s termination. Unless otherwise provided by the instrument granting the stock right, the grantee may exercise such stock right within 12 months of the date of termination or before the stock right’s specified expiration date, whichever is earlier.

Transferability.    Except for transfers made by will or the laws of descent and distribution in the event of the holder’s death, no stock right may be transferred, pledged or assigned by the holder of the stock right. During a participant’s lifetime, an incentive stock option may be exercised only by him or her or by his or her guardian or legal representative. Non-statutory stock options, SARs, or other awards may be transferred, pledged or assigned by the holder thereof to “family members” (as defined in the 2012 Plan), or by will or the laws of descent and distribution in the event of the holder’s death. We are not required to recognize any attempted assignment of such rights by any participant that is not in compliance with the 2012 Plan.

Changes in Capitalization.    In the event of a change in the number of shares of our common stock through a combination or subdivision, or if we issue shares of common stock as a stock dividend, then the number of shares deliverable upon the exercise of outstanding stock rights will be increased or decreased proportionately, and appropriate adjustments will be made in the purchase price per share to reflect such subdivision, combination, or stock dividend. Additionally, in the event of such a subdivision, combination, or stock dividend, the aggregate number of stock rights that have been or subsequently may be granted under the 2012 Plan will also be appropriately adjusted.

Corporate Transactions.    The 2012 Plan provides that in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, which we refer to as an “acquisition,” whereby the acquiring entity or our successor does not agree to assume the incentive awards or replace them with substantially equivalent incentive awards, all outstanding options, stock bonuses, SARs, or other stock rights will vest and will become immediately exercisable in full and, if not exercised on the date of the acquisition, will terminate on such date regardless of whether the participant to whom such stock rights have been granted remains in our employ or service or in the employ or service of any acquiring or successor entity. In the event of an acquisition in which the acquiring entity agrees to assume the incentive awards, and, 60 days prior to the acquisition or 180 days after the acquisition, the holder of an award is terminated as an employee or consultant other than for cause or the holder terminates his or her employment for good reason, then upon such termination any incentive award held by the holder will vest and will become immediately exercisable in full.

In the event of the proposed dissolution or liquidation of the Company, each stock right will terminate immediately prior to the consummation of the proposed action, or at such other time and subject to such other conditions determined by the Committee.

Termination or Amendment.    Our board may terminate, amend or modify the 2012 Plan at any time before its expiration, which is currently January 31, 2022. However, stockholder approval is required to increase the aggregate share limit, change the description of eligible participants, modify the exercise price of any incentive stock option such that its exercise price is lower than the fair market value of the common stock on the date of the option grant, or to the extent necessary to comply with applicable law.

2000 Stock Option Plan

Our board adopted and our stockholders approved the Amended and Restated Benefitfocus.com, Inc. 2000 Stock Option Plan, or the 2000 Plan, on February 21, 2007. The 2000 Plan provides for the grant of incentive stock options, as defined under Section 422 of the Code, to employees and for the grant of non-statutory stock options to any persons whose participation in the 2000 Plan the Committee determines to be in the best interests of the Company, including, but not limited to, employees, consultants and non-employee directors.

As of June 30, 2014, 1,573,820 shares of common stock have been issued under the 2000 Plan and options to purchase a total of 1,891,072 shares of common stock, with a weighted exercise price of $5.99 per share, remained outstanding under the 2000 Plan. The 2000 Plan has expired and we therefore no longer issue additional awards under the 2000 Plan.

Administration.    Although no future awards will be granted under this plan, all awards previously granted under the 2000 Plan will continue to be outstanding and will be governed under the terms and conditions of the 2000 Plan. Our board, or a committee of the board, will continue to administer the 2000 Plan. We refer to the board or the committee appointed to administer the 2000 Plan in this summary as the “Committee”.

Corporate Transactions.    In the event that outstanding shares of common stock are changed into or exchanged for a different number or kind of shares of stock of the Company by reason of a merger, consolidation, reorganization, recapitalization, combination or exchange of shares, or stock split or stock dividend, the Committee will appropriately adjust the rights of the option holders with respect to the number of shares subject to the options and the exercise price of such options.

In the event of a corporate transaction in which we are not the surviving entity, the Committee may, but is not required to, declare that all options granted under the 2000 Plan are immediately exercisable and that all such options will terminate within thirty days after the Committee gives written notice to the option holders. The options under the 2000 Plan may be assumed by a successor corporation or substituted on an equitable basis with options issued by such successor corporation.

If the Company is to be liquidated or dissolved other than in connection with corporate transactions specified by the 2000 Plan, then the Company will cause all options outstanding under the 2000 Plan to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the stockholders, unless the Committee otherwise determines that all options granted under the 2000 Plan are exercisable at any time on or before the fifth business day following the adoption of the plan of dissolution or liquidation by the stockholders.

Outstanding Equity Awards as of December 31, 2013

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2013:

	Option awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable(#)		Number of securities underlying unexercised options unexercisable(#)	Option exercise price ($)	Option expiration date
Shawn A. Jenkins	2/21/2007	847,458	(1)	—	$7.09	2/20/2017
President and CEO

Andrew L. Howell Chief Operating Officer	7/1/2007	43,000	(1)	—	3.12	6/30/2017
	4/30/2007	3,606	(1)	—	3.12	6/30/2017
	2/1/2008	25,000	(1)	—	3.14	2/1/2018
	7/1/2009	25,000	(1)	—	3.80	6/30/2019
	7/1/2010	64,062	(2)	10,938	5.38	6/30/2020
	10/1/2012	9,334	(3)	22,666	10.30	9/30/2022
	5/08/2013	—	(4)	65,000	13.53	5/07/2023

Milton A. Alpern Chief Financial Officer	1/9/2012	96,716	(5)	105,128	8.11	1/31/2022
	1/9/2012	5,805	(6)	6,310	9.33	6/30/2022
	10/1/2012	583	(3)	1,417	10.30	9/30/2022

(1)	This option is fully vested.

(2)	This option was granted on July 1, 2010 and vests over a four-year period with one-fourth (1/4) of the option granted vesting on July 1, 2011, the first anniversary of the vesting commencement date, and the balance of the option granted vesting ratably on a monthly basis over the following 36 months.

(3)	This option was granted on October 1, 2012 and vests over a four-year period with one-fourth (1/4) of the option granted vesting on October 1, 2013, the first anniversary of the vesting commencement date, and the balance of the option granted vesting ratably on a monthly basis over the following 36 months.

(4)	This option was granted on May 8, 2013 and vests over a four-year period with one-fourth (1/4) of the option granted vesting on May 8, 2014, the first anniversary of the vesting commencement date, and the balance of the option granted vesting ratably on a monthly basis over the following 36 months.

(5)	This option was granted on January 31, 2012 and vests over a four-year period with one-fourth (1/4) of the option granted vesting on January 9, 2013, the first anniversary of the vesting commencement date, and the balance of the option granted vesting ratably on a monthly basis over the following 36 months.

(6)	This option was granted on July 1, 2012 and vests over a four-year period with one-fourth (1/4) of the option granted vesting on January 9, 2013, the first anniversary of the vesting commencement date, and the balance of the option granted vesting ratably on a monthly basis over the following 36 months.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2011, to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Series A Preferred Stock Financing

In February 2007, we completed our Series A preferred stock financing, or the Series A financing, with GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Fund, L.P., and GS Capital Partners VI GmbH & CO. KG, which we refer to as the Goldman Funds. The Series A investors purchased an aggregate of 14,055,851 shares of our Series A preferred stock at a purchase price per share of $7.52, for an aggregate purchase price of $105.7 million. As of June 30, 2014, the Goldman Funds collectively held 44.74% of our outstanding capital stock. Upon closing the Series A financing, the Goldman Funds held certain board appointment rights that terminated upon the closing of our IPO and were replaced by the voting rights in the Second Amended and Restated Voting Agreement. The Second Amended and Restated Voting Agreement is described in more detail under “Certain Relationships and Related-Party Transactions—Corporate Governance”. Additionally, upon closing the Series A financing, we granted the Goldman Funds board observation and other management rights pursuant to a management rights agreement, still in effect.

Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing general partner or other manager of each of the Goldman Funds. In addition, each of the Goldman Funds is affiliated with or managed by Goldman, Sachs & Co., which is wholly owned, directly and indirectly, by The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is serving as one of the lead underwriters in this offering.

Series B Preferred Stock Financing

In August 2010, we completed our Series B preferred stock financing, or the Series B financing, with Oak Investment Partners XII, L.P., pursuant to the Series B Preferred Stock Purchase Agreement. Oak Investment Partners purchased an aggregate of 2,441,009 shares of our Series B preferred stock at a purchase price per share of $12.29, for an aggregate purchase price of $30.0 million. As of June 30, 2014, Oak Investment Partners beneficially held 9.60% of our outstanding capital stock. Upon closing the Series B financing, Oak Investment Partners held certain board appointment rights that terminated upon the closing of our IPO and were replaced by the voting rights in the Second Amended and Restated Voting Agreement. The Second Amended and Restated Voting Agreement is described in more detail under “Certain Relationships and Related-Party Transactions—Corporate Governance”.

In connection with the Series B financing, we entered into redemption agreements with Shawn Jenkins and the Holland Family Trust, of which Mason Holland is affiliated. Under the redemption agreements, we agreed to use the proceeds from the Series B financing to redeem 1,301,871 shares of our common stock held by the Holland Family Trust and 1,139,138 shares of common stock held by Shawn Jenkins at a purchase price of $12.29 per share, or an aggregate of $30.0 million.

In connection with the Series B financing, we also entered into an Amended and Restated Voting Agreement with: our Series A investors, consisting of the Goldman Funds; our Series B investor, Oak Investment Partners; the Holland Family Trust; and Shawn Jenkins, all of which we refer to collectively as the Key Holders. Under this agreement, the parties agreed that the holders of the Series A preferred stock, voting as a separate class, are entitled to elect two directors of the Company, the holders of the Series B preferred stock, voting as a separate class, are entitled to elect one director of the Company, and Mason Holland and Shawn Jenkins, voting their common stock as a separate class, are entitled to elect two directors of the Company. The holders of the Series A preferred stock, Series B preferred stock, and common stock, voting together as a single class, are entitled to elect the balance of the total number of directors of the Company.

In addition, each Key Holder agrees to vote his, her, or its shares such that the individuals nominated by GS Capital Partners VI Parallel, L.P., the individual nominated by Oak Investment Partners, and each of Mason Holland and Shawn Jenkins will continue to serve as board members. GS Capital Partners VI Parallel, L.P. will be entitled to designate two board members for as long as The Goldman Sachs Group, Inc. and its affiliates hold 10% or more of the fully diluted equity interest in the Company. Oak Investment Partners will be entitled to designate one board member for as long as Oak Investment Partners holds 5% or more of the fully diluted equity interest in the Company. Mason Holland and Shawn Jenkins will be designated as board members for as long as each holds shares equal to or in excess of 50% of the number of shares each beneficially held immediately after the completion of the Series B financing.

This agreement also provides for drag-along rights upon a sale of control of the Company or a transaction that qualifies as a liquidation event. This agreement terminated upon the closing of our IPO, at which time the voting rights provided by the Second Amended and Restated Voting Agreement became effective. The Second Amended and Restated Voting Agreement is described in more detail under “Certain Relationships and Related-Party Transactions—Corporate Governance”.

In addition, we granted Oak Investment Partners board observer and other management rights pursuant to a management rights agreement, still in effect.

In connection with the Series B financing, we entered into the Amended and Restated Investors’ Rights Agreement with the Key Holders. This agreement provides the Key Holders with registration rights, piggyback registration rights, certain information and board observation rights, and rights of first offer. These rights terminated upon the closing of our IPO and were replaced by those provided by the Second Amended and Restated Investors’ Rights Agreement. The Second Amended and Restated Investors’ Rights Agreement is described in more detail under “Certain Relationships and Related-Party Transactions—Corporate Governance”.

In connection with the Series B financing, we entered into the Amended and Restated Right of First Offer and Co-Sale Agreement with the Key Holders. Under the terms of this agreement, we obtained a right of first refusal if any of the Key Holders propose to transfer any of his, her, or its shares, and we granted each Key Holder a right of refusal for any remaining shares for which we do not exercise our right of first refusal. Additionally, each respective Key Holder has a right of co-sale, which permits each holder to sell any shares of stock with the selling preexisting shareholder other than shares we or other Key Holders purchase pursuant to rights of refusal, provided that if a Key Holder wishes to sell preferred stock, such preferred stock will first be converted into common stock at the applicable conversion ratio. This agreement terminated in its entirety upon the closing of our IPO.

Landlord—Daniel Island Executive Center, LLC and DIEC II, LLC

We lease real property from Daniel Island Executive Center, LLC for use as our corporate headquarters in Charleston, South Carolina pursuant to two lease agreements. Each lease agreement has a term of 15 years, with an aggregate of $46.4 million of lease payments due over the remainder of the terms as of December 31, 2013. We made payments related to these agreements in the amount of $3.5 million, $3.3 million, and $2.8 million for the years ended December 31, 2013, 2012, and 2011, respectively, leasing property from Daniel Island Executive Center, LLC.

On December 13, 2013, we executed a lease agreement with DIEC II, LLC to extend our campus in Charleston, South Carolina with a Customer Success Center and, at our option and under new leases, have either a four-story office building and/or a two-story welcome center built. The target commencement date of the lease agreement for the Customer Success Center is January 1, 2015 and runs for 15 years, with an aggregate of $81.5 million of lease payments due over the remainder of the term as of December 31, 2013. We incurred expenses related to this agreement in the amount of $23,000 for the year ended December 31, 2013.

Daniel Island Executive Center, LLC and DIEC II, LLC are South Carolina limited liability companies. The Holland Family Trust, with which Mason Holland (our Executive Chairman of the Board and a significant stockholder) is affiliated, owns a supermajority interest in Daniel Island Executive Center. The Shawn Arthur Jenkins Living Trust, with which Shawn Jenkins (our President and CEO) is affiliated, owns the remaining minority interest in Daniel Island Executive Center. The Holland Family Trust and Shawn Arthur Jenkins Living Trust own DIEC II equally.

North American Jet Charter Group LLC

Mason Holland, our Executive Chairman of the board and a significant stockholder, is the supermajority owner of North American Jet Charter Group LLC, which periodically provides jet chartering services to us. For the years ended December 31, 2013, 2012, and 2011, we incurred costs of $0.3 million, $0.1 million, and $0.1 million, respectively, chartering jets from North America Jet Charter Group.

Indemnification Agreements

Our certificate of incorporation and our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by the laws of the State of Delaware, we have entered into indemnification agreements with each of our directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We must indemnify our officers and directors against any and all (a) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (b) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (a) or (b), any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, by reason of the fact that (x) such person is or was a director or officer, employee, agent or fiduciary of the Company or (y) such person is or was serving at our request as a director, officer, employee or agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefits plan or other enterprise. The indemnification agreements also require us, if so requested, to advance within 30 days of such request any and all costs and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to be indemnified for such costs and expenses. Our bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.

We are not required to provide indemnification under our indemnification agreements for certain matters, including: (1) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the indemnitee; (2) indemnification related to disgorgement of profits made from the purchase or sale of securities of our company under Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory or common law; (3) indemnification that is finally determined, under the procedures and subject to the presumptions set forth in the indemnification agreements, to be unlawful; or (4) indemnification for liabilities for which the director has received payment under any insurance policy for such person’s benefit, our articles of incorporation or bylaws or any other contract or otherwise, except with respect to any excess amount beyond the amount so received by such director or officer. The indemnification agreements require us, to the extent that we maintain an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of our company or of any other corporation, partnership, joint venture, trust, employee benefits plan or other enterprise that such person serves at the request of our company, to cover such person by such policy or policies to the maximum extent available.

Employment Agreements

We have entered into employment agreements with certain of our executive officers that provide for salary, bonus and severance compensation. For more information regarding these employment agreements, see “Executive Compensation—Employment Agreements”.

Equity Issued to Executive Officers and Directors

We have granted equity awards to our executive officers and directors, as more fully described in “Executive Compensation—Outstanding Equity Awards as of December 31, 2013” and “Management—Director Compensation”. In May 2013, we also sold 5,000 shares of our common stock to our director Frank Pelzer for $13.53 per share, which we deemed to be fair market value at that time. During April 2014, we granted RSUs to our executive officers that vest in equal installments generally over four years from the grant date.

Corporate Restructuring

In connection with our IPO, we changed our state of incorporation from South Carolina to Delaware. We effected this restructuring on September 13, 2013 by merging a newly formed South Carolina corporation, which is a wholly owned subsidiary of Benefitfocus, Inc., the Delaware corporation that is conducting this offering, with Benefitfocus.com, Inc., the South Carolina corporation that conducts our business. All equity interests in Benefitfocus.com, Inc., including all outstanding shares of capital stock and rights to acquire capital stock of Benefitfocus.com, Inc., converted into equivalent equity interests of Benefitfocus, Inc. As a result of the restructuring, Benefitfocus.com became a wholly owned operating subsidiary of Benefitfocus, Inc.

Corporate Governance

In connection with our IPO, we entered into a Second Amended and Restated Investors’ Rights Agreement with the Key Holders. This agreement provides the Key Holders with registration rights and piggyback registration rights. All registration rights will terminate four years after the closing of our IPO. These rights are described in more detail under “Description of Capital Stock—Registration Rights.”

Additionally, because of The Goldman Sachs Group’s status as a bank holding company under the Bank Holding Company Act of 1956, as amended, or the BHC Act, we are subject to certain covenants in the Second Amended and Restated Investor Rights Agreement for the benefit of The Goldman Sachs Group that are intended to facilitate compliance with the BHC Act. In particular, The

Goldman Sachs Group has rights to conduct audits on, and access certain information of, the Company and has certain rights to review the policies and procedures that we implement to comply with the laws and regulations that relate to our activities. In addition, we are obligated to provide The Goldman Sachs Group with notice of certain events and business activities and cooperate with The Goldman Sachs Group to mitigate potential adverse consequences resulting therefrom. These covenants will remain in effect as long as the Federal Reserve deems us to be a “subsidiary” of The Goldman Sachs Group under the BHC Act.

In connection with our IPO, we entered into a Second Amended and Restated Voting Agreement with the Key Holders. Under this agreement, each Key Holder agrees to vote his, her, or its shares in favor of:

•	two individuals nominated by GS Capital Partners VI Parallel, L.P., for as long as The Goldman Sachs Group and its affiliates hold 10% or more of the fully diluted equity interest in the Company;

•	one individual nominated by Oak Investment Partners for as long as Oak Investment Partners holds 5% or more of the fully diluted equity interest in the Company; and

•	for each of Mason Holland and Shawn Jenkins as long as each holds shares equal to or in excess of 50% of the number of shares each beneficially held upon entering into this agreement.

Additionally, each Key Holder agrees not to vote for the removal of the foregoing directors unless such removal is directed or approved by the party that nominated such director. This agreement also provides that, so long as a nominee of The Goldman Sachs Group or its affiliate serves as one of our directors and to the extent permitted by the rules of the NASDAQ Stock Market, that director has a right to serve on our nominating and corporate governance and compensation committees. This right will terminate when (i) we cease to be a “controlled company” under the NASDAQ Stock Market listing rules or (ii) an affiliate of The Goldman Sachs Group ceases to be, either alone or as part of a group, a stockholder of ours whose beneficial ownership of our voting stock results in us being a “controlled company,” whichever event occurs first. The agreement will terminate five years after it becomes effective, and will terminate as to any party at such time as such party no longer has a right to nominate a director pursuant to the agreement.

Procedures for Approval of Related-Party Transactions

Our Audit Committee, pursuant to its written charter, is responsible for reviewing and approving or ratifying any related-party transaction reaching a certain threshold of significance. In the course of its review and approval or ratification of a related-party transaction, the committee, among other things, considers, consistent with Item 404 of Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of June 30, 2014, and immediately after completion of this offering, for:

•	each of our named executive officers;

•	each of our directors;

•	all our current executive officers and directors as a group;

•	the selling stockholder; and

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 30, 2014, pursuant to the exercise of options or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The underwriters have an option to purchase up to 375,000 additional shares of our common stock from the selling stockholder to cover overallotments. For purposes of the table below, applicable percentage ownership prior to and after the completion of this offering is based on 25,437,722 shares of common stock outstanding as of June 30, 2014, and only assumes the exercise in full of the underwriters option where indicated.

The information in the table below with respect to the selling stockholder has been obtained from that selling stockholder. Based on information provided to us, the selling stockholder is not an affiliate of a broker-dealer purchased shares of our common stock outside the ordinary course of business or with, at the time of its acquisition of shares of our common stock, any agreements, understandings, or arrangements with any other persons, directly or indirectly, to dispose of the shares.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Benefitfocus, Inc., 100 Benefitfocus Way, Charleston, SC 29492.

Name of Beneficial Owner	Shares Beneficially Owned before the Offering		Number of Shares Offered—No Exercise of Underwriters’ Option	Shares Beneficially Owned after the Offering—No Exercise of Underwriters’ Option		Additional Number of Shares Offered—Full Exercise of Underwriters’ Option	Shares Beneficially Owned after the Offering—Full Exercise of Underwriters’ Option
	Shares	Percentage		Shares	Percentage		Shares	Percentage
Directors and Named Executive Officers:
Mason R. Holland, Jr.(1)	2,875,655	11.12%	—	2,875,655	11.12%	—	2,875,655	11.12%
Shawn A. Jenkins(2)	2,940,862	11.19%	—	2,940,862	11.19%	—	2,940,862	11.19%
Andrew L. Howell(3)	205,449	* %	—	205,449	* %	—	205,449	* %
Milton A. Alpern(4)	114,097	* %	—	114,097	* %	—	114,097	* %
Joseph P. DiSabato(5)	11,380,601	44.74%	2,500,000	8,880,601	34.91%	375,000	8,505,601	33.44%
Ann H. Lamont(6)	2,441,009	9.60%	—	2,441,009	9.60%	—	2,441,009	9.60%
Francis J. Pelzer V(7)	20,625	* %	—	20,625	* %	—	20,625	* %
Stephen M. Swad	—	—	—	—	—	—	—	—
Raheel Zia(5)	11,380,601	44.74%	2,500,000	8,880,601	34.91%	375,000	8,505,601	33.44%

All directors and executive officers as a group (10 individuals)	20,145,168	74.50%	2,500,000	17,645,168	65.25%	375,000	17,270,168	63.87%

5% or Greater Stockholders:
The Goldman Sachs Group, Inc.(5)	11,380,601	44.74%	2,500,000	8,880,601	34.91%	375,000	8,505,601	33.44%
Oak Investment Partners XII, L.P.(6)	2,441,009	9.60%	—	2,441,009	9.60%	—	2,441,009	9.60%
Baron Capital Group, Inc. and related persons(8)	1,286,052	5.06%	—	1,286,052	5.06%	—	1,286,052	5.06%

*	less than one percent (1%).

(1)	Consists of 2,451,921 shares held by the Holland Family Trust, five shares held by Mr. Holland as custodian for his minor son, and 423,729 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2014. Mr. Holland and his wife share voting and investment control over the shares held by the Holland Family Trust.

(2)	Includes 847,458 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2014.

(3)	Includes 36,076 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2014.

(4)	Consists of 114,097 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2014.

(5)

Consists of (i) 1,460,808 shares of common stock held directly by GS Capital Partners VI Parallel, L.P., (ii) 4,418,634 shares of common stock held directly by GS Capital Partners VI Offshore Fund, L.P., (iii) 5,312,358 shares of common stock held directly by GS Capital Partners VI Fund, L.P., and (iv) 188,801 shares of common stock held directly by GS Capital Partners VI GmbH & CO. KG (the “Goldman Funds”). Affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of each of the Goldman Funds. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co., which is also an underwriter of this offering, is the investment manager of the Goldman Funds. Joseph P. DiSabato and Raheel Zia are managing directors of Goldman, Sachs & Co. The address of the Goldman Funds and Messrs. DiSabato and Zia is 200 West Street, New York, New York 10282.

(6)	Consists of 2,441,009 shares of common stock held directly by Oak Investment Partners XII, L.P. Ms. Lamont is a Managing Member of Oak Investment Partners. The address of Oak Investment Partners and Ms. Lamont is 901 Main Avenue, Suite 600, Norwalk, Connecticut 06851.

(7)	Includes 15,625 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2014.

(8)

Based solely on a Schedule 13G filed with the SEC on February 14, 2014 by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., and Ronald Baron. BAMCO, Inc. and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc. Ronald Baron owns a controlling interest in Baron Capital Group, Inc. Baron Capital Group, Inc. and Ronald Baron have shared voting power over 1,169,246 shares and shared dispositive power over 1,286,052 shares. BAMCO, Inc. has shared voting power over 1,126,342 shares and shared dispositive power with respect to 1,243,148 shares. Baron Capital Management, Inc. has shared voting power and dispositive power over 42,904 shares. The address of this beneficial owner is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law.

Common Stock

As of June 30, 2014, there were 25,437,722 shares of our common stock outstanding and held by approximately 92 stockholders of record. After this offering, there will be 25,437,722 shares of our common stock outstanding (assuming no exercise of options after June 30, 2014).

•

Dividend Rights.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine. All dividends are non-cumulative.

•

Voting Rights.    The holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights.

•

No Preemptive or Similar Rights.    The holders of our common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

•

Right to Receive Liquidation Distributions.    Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

•	Fully Paid and Non-Assessable. All of the outstanding shares of our common stock are, and the shares of our common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

•

Potential Adverse Effect of Future Preferred Stock.    The rights, preferences and privileges of the holders of common stock are subject to, and might be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Our board is authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further action by our stockholders. Our board can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding unless approved by the affirmative vote of the holders of a majority of our capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control or the removal of management and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Stock Awards Available For Issuance

As of June 30, 2014, total stock awards, including options and stock rights, to exchange or purchase a total of 2,333,459 shares of common stock remain available for future issuance under our stock plans.

Registration Rights

Following the completion of this offering and assuming no exercise of options after June 30, 2014, stockholders holding approximately 15.9 million shares of our common stock will have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. The holders of at least 66 2/3%, of the then outstanding shares subject to these registration rights have the right to demand that we register such shares under the Securities Act of 1933, as amended, or Securities Act, with respect to shares having an aggregate offering price of at least $5,000,000, and subject to other limitations. In addition, these holders are entitled to piggyback registration rights with respect to the registration under the Securities Act of shares of common stock. In the event that we propose to register any shares of common stock under the Securities Act either for our account or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and to include shares in any such registration, subject to limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of at least 10% of the shares subject to these registration rights may require us to file registration statements under the Securities Act on Form S-3 with respect to shares of common stock having an aggregate offering price, net of selling expenses, of at least $500,000. To the extent that we qualify as a well-known seasoned issuer, or WKSI, at the time a requisite number of holders demand the registration of shares subject to these registration rights, we will file an automatic shelf registration statement covering the shares for which registration is demanded if so requested by the holders of such shares. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by such security holders to be included in such registration. We are generally required to bear all of the expenses of such registrations, including reasonable fees of a single counsel acting on behalf of all selling holders, except underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. All registration rights will terminate upon the expiration of four years after the closing of the offering contemplated by this prospectus.

Certain Provisions of our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation, and our bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company.

Delaware Law.    We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by specified employee stock plans; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control. Because the Goldman Funds beneficially held more than 15% of our shares at the time we became subject to Delaware law, our restated certificate of incorporation exempts the Goldman Funds and their affiliates from being an “interested stockholder” within the meaning of Section 203.

Certificate of Incorporation and Bylaw Provisions.    Various provisions of our certificate of incorporation and bylaws could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

Board of Directors Vacancies.    Our certificate of incorporation and bylaws authorize only our board or the stockholders at a duly called meeting for that purpose to fill vacant directorships. In addition, the number of directors constituting our board is permitted to be set only by a resolution adopted by a majority of our board. These provisions would prevent a stockholder from increasing the size of our board and then gaining control of our board by filling the resulting vacancies with its own nominees.

Classified Board.    Our bylaws provide that our board is classified into three classes of directors. This could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See “Management—Board of Directors” for more information regarding the classified board.

Stockholder Action; Special Meeting of Stockholders.    Our bylaws provide that our stockholders may take action by written consent, but only until the first date after The Goldman Sachs Group, Inc. and its affiliates no longer beneficially own at least 35% of our voting equity. After that time, our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by a majority of our board, the chairman of our board, by such other person the board expressly authorizes to call a special meeting, or by stockholders representing at least 35% of the votes entitled to be cast on any issue proposed to be considered at such special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year’s annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier or 60 days later than such anniversary, notice by the stockholder, to be timely, must be received not earlier than the 120th day nor later to the 90th day prior to the date of such annual meeting or, if later, the 10th day following the date we publicly disclose the date of the annual meeting. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Issuance of Undesignated Preferred Stock.    Our board has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board. Our board may utilize these shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefits plans. The existence of authorized but unissued shares of preferred stock would enable our board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means. If we issue such shares without stockholder approval and in violation of limitations imposed by any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Limited.

Stock Exchange Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “BNFT”.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Furthermore, there may be sales of substantial amounts of our common stock in the public market after contractual and legal restrictions on such stock lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Following the completion of this offering, based on the number of shares outstanding as of March 31, 2014, 25,062,962 shares of common stock will be outstanding. Of the shares to be outstanding immediately after the closing of this offering, the 2,500,000 shares of common stock to be sold in this offering (assuming no exercise of the underwriters’ option) and the 5,675,250 shares of common stock sold in our IPO will be freely tradeable in the public market without restriction or further registration under the Securities Act, unless purchased by our “affiliates”, as that term is defined in Rule 144 under the Securities Act. The remaining 16,887,712 shares of common stock will be “restricted securities” under Rule 144.

Subject to the lock-up agreements described below and the provisions of Rule 144 and 701 under the Securities Act, shares of our common stock will be available for sale in the public market as follows:

Date Available for Sale	Shares Eligible for Sale	Description
Date of Prospectus	3,383,403	Shares sold in the offering and shares saleable under Rule 144

90 Days after Date of Prospectus	16,004,309	Lock-up entered into in connection with this offering released

On November 12, 2013, we also registered an aggregate of 6,249,766 shares of our common stock that we may issue under our stock plans. These shares can be freely sold in the public market upon issuance, subject to any outstanding lock-up agreements, unless they are held by “affiliates”, as that term is defined in Rule 144 of the Securities Act. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock.

Rule 144

In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock to be sold for at least six months, would be entitled to sell an unlimited number of shares of our common stock, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock proposed to be sold for at least one year, would be entitled to sell an unlimited number of shares beginning one year after this offering without regard to whether current public information about us is available.

Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 250,630 shares immediately after this offering; and

•

the average weekly trading volume in our common stock on the NASDAQ Global Market during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales by affiliates under Rule 144 are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, consultants, or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is now eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Lock-up Agreements

In connection with this offering, we and the selling stockholder, agreed that, without the prior written consent of the underwriters, we and they will not, during the period ending 90 days after the date of this offering, offer, sell, or transfer any shares of common stock, other than shares of common stock to be sold in the offering by the selling stockholder, subject to specified exceptions and a possible extension under certain circumstances beyond the end of such 90-day period after the date of this prospectus. For more information, see “Underwriting (Conflicts of Interest)”.

Registration Rights

Following the completion of this offering and assuming no exercise of options after June 30, 2014, stockholders holding approximately 15.9 million shares of our common stock will have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. Pursuant to the lock-up agreements described above, all of our stockholders who have registration rights have agreed not to exercise those rights during the lock-up period without the prior written consent of the representatives of the underwriters for this offering. For a description of these registration rights, see “Description of Capital Stock—Registration Rights”.

Equity Plans

We have filed a registration statement on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

APPLICABLE TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax considerations related to the purchase, ownership, and disposition of our common stock that are applicable to a “non-U.S. holder” (defined below). This section does not address tax considerations applicable to other investors, such as U.S. persons (defined below). They are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of the common stock.

This summary:

•

is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, U.S. Treasury tax regulations promulgated or proposed under it, judicial authority, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, each as of the date of this prospectus and each of which are subject to change at any time, possibly with retroactive effect;

•	is applicable only to non-U.S. holders who hold the shares as “capital assets” within the meaning of section 1221 of the Code;

•	does not discuss the applicability of any U.S. state or local taxes, non-U.S. taxes or any other U.S. federal tax except for U.S. federal income tax and estate tax; and

•

does not address all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or who are subject to special treatment under U.S. federal income tax laws, including but not limited to:

•	certain former citizens and long-term residents of the United States;

•	banks, financial institutions, or “financial services entities”;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	investors holding the common stock as part of a “straddle”, “hedge”, “conversion transaction”, or other risk-reduction transaction; and

•	“controlled foreign corporations” and “passive foreign investment companies”, as defined in the Code.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial owner of common stock that is neither a “U.S. person” nor a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes. A “U.S. person” is:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, then the U.S. federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership’s activities. Partners and partnerships should consult their own tax advisors with regard to the U.S. federal income tax treatment of an investment in our common stock.

Distributions to Non-U.S. Holders

Distributions of cash or property, if any, paid to a non-U.S. holder of the common stock will constitute “dividends” for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If the amount of a distribution exceeds both our current and accumulated earnings and profits, such excess will first constitute a nontaxable return of capital, which will reduce the holder’s tax basis in the common stock, but not below zero, and thereafter will be treated as gain from the sale of the common stock (see “—Sale or Taxable Disposition of Common Stock by Non-U.S. Holders” below).

Subject to the following paragraphs, dividends on the common stock generally will be subject to U.S. federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (1) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (2) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of that excess amount by timely filing a claim for refund with the IRS.

To claim the benefit of a reduced rate of or an exemption from U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (1) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed IRS Form W-8BEN (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a U.S. person, or (2) if the common stock is held through certain non-U.S. intermediaries, to satisfy the relevant certification requirements of the applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment, or a fixed base in the case of an individual non-U.S. holder, that is maintained by the non-U.S. holder in the United States) (“effectively connected dividends”) are not subject to the U.S. federal withholding tax, provided that the non-U.S. holder certifies, under penalty of perjury, that the dividends paid to such holder are effectively connected dividends on a properly executed and completed IRS Form W-8ECI (or other applicable form). Instead, any such dividends will be subject to U.S. federal income tax on a net income basis in a manner similar to that which would apply if the non-U.S. holder were a U.S. person.

Corporate non-U.S. holders who receive effectively connected dividends may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

Sale or Taxable Disposition of Common Stock by Non-U.S. Holders

Any gain realized on the sale, exchange, or other taxable disposition of the common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment, or fixed base in the case of an individual non-U.S. holder, that is maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition and the non-U.S. holder’s holding period in the common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale or disposition under regular graduated U.S. federal income tax rates as if the holder were a U.S. person. If the non-U.S. holder is a corporation, then the gain may also, under certain circumstances, be subject to the “branch profits” tax, which is discussed above.

An individual non-U.S. holder described in the second bullet point above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S.-source capital losses, even though the individual is not considered a resident of the United States for U.S. federal income tax purposes.

We believe we are not, have not been and will not become a “United States real property holding corporation” for U.S. federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a sale or other taxable disposition of the common stock may be subject to U.S. federal income tax, including any applicable withholding tax, if (1) the non-U.S. holder beneficially owns, or has owned, more than 5% of our common stock at any time during the applicable period, or (2) our common stock ceases to be traded on an “established securities market” within the meaning of the Code. Non-U.S. holders who intend to acquire more than 5% of our common stock are encouraged to consult their tax advisors with respect to the U.S. tax consequences of a disposition of the common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends and other distributions paid to the holder and the tax withheld, if any, from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reporting such dividends and the tax withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder that is not a corporation will generally be subject to backup withholding, currently at a 28% rate, for dividends paid to the holder unless the holder certifies under penalty of perjury that it is not a U.S. person on a properly executed IRS From W-8BEN or the holder otherwise establishes an exemption (provided that the payor does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the common stock by a non-U.S. holder within the United States or conducted through certain U.S.-related financial intermediaries, unless the holder certifies under penalty of perjury that it is not a U.S. person on a properly executed IRS Form W-8BEN or the holder otherwise establishes an exemption (provided that neither the broker nor intermediary has actual knowledge or reason to know that such holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors to determine their ability to obtain a refund or credit in the event that backup withholding applies to them.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

Withholding on Payments to Certain Foreign Entities

Sections 1471 to 1474 of the Code and the Treasury regulations thereunder impose information reporting and withholding tax requirements for dividends and sales proceeds paid to certain non-U.S. entities that hold shares in U.S. corporations. In general, to avoid a 30% withholding tax under these provisions, (1) foreign financial institutions that hold shares in U.S. corporations will be required to identify for the IRS each U.S. account owner who is a beneficial owner of such shares and to provide certain information regarding the account, and also to agree to comply with certain other requirements, and (2) other foreign entities (aside from public companies) that are beneficial owners of shares will be required to identify U.S. persons who own a 10% or greater interest in such foreign entity. Withholding pursuant to these provisions will apply to dividends on our common stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. Foreign entities, and other foreign persons who plan to have their shares of our common stock held through a foreign financial institution, should consider the potential applicability of these new provisions by consulting with their own tax advisors.

The preceding discussion of material U.S. federal income tax considerations is for general information only. It is not tax or legal advice. Each prospective investor should consult its own tax advisor regarding the tax consequences of purchasing, holding, and disposing of our common stock, including the consequences of any proposed change in applicable law, as well as tax consequences arising under any state, local, non-U.S., or U.S. federal tax laws.

UNDERWRITING (Conflicts of Interest)

We, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Deutsche Bank Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	1,000,000
Deutsche Bank Securities Inc.	700,000
Jefferies LLC.	275,000
Canaccord Genuity Inc.	175,000
Piper Jaffray & Co.	175,000
Raymond James & Associates, Inc.	175,000
Total	2,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 375,000 shares from the selling stockholder to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. The stockholder may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 375,000 additional shares of our common stock.

Paid by the Selling Stockholder
	No Exercise	Full Exercise
Per share	$1.829	$1.829
Total	$4,572,500	$5,258,375

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.097 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our officers and directors, and the selling stockholder, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefits plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The common stock is listed on the NASDAQ Global Market under the symbol “BNFT”.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short-covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Stock Market, in the over-the-counter market or otherwise.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $464,000.

We have agreed to pay the filing fees incident to, and the fees and disbursements of counsel for the underwriters in connection with, any required review by FINRA in connection with this offering in an amount not to exceed $20,000.

We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In addition, Goldman Sachs & Co., an underwriter of this offering, is an affiliate of the Goldman Funds, our controlling stockholder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity

(within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Conflicts of Interest

Goldman, Sachs & Co., an underwriter of this offering, is an affiliate of the Goldman Funds, our controlling stockholder. In addition, the Goldman Funds propose to sell up to 2,500,000 shares in this offering, and expect to receive at least five percent of the net offering proceeds of this offering, not including underwriting compensation. Since the Goldman Funds beneficially own more than 10% of our outstanding common stock and will receive at least five percent of the net offering proceeds of this offering, not including underwriting compensation, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5110 and Rule 5121 of the Conduct Rules. In addition, in accordance with Rule 5121, Goldman, Sachs & Co. will not make sales to discretionary accounts without the prior written consent of the customer.

LEGAL MATTERS

The validity of the securities offered by this prospectus is being passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Orrick, Herrington & Sutcliffe LLP, New York, New York is acting as counsel for the underwriters in this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities, and this offering. The registration statement and its exhibits, as well as any other documents that we have filed with the SEC, may be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains the registration statement and other reports, proxy and information statements, and information that we file electronically with the SEC.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above, or via our website at www.benefitfocus.com. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

BENEFITFOCUS, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Benefitfocus, Inc.

We have audited the accompanying consolidated balance sheets of Benefitfocus, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Benefitfocus, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the consolidated financial statements as of December 31, 2012 and for each of the two years in the period ended December 31, 2012 have been restated to correct for errors in the Company’s accounting for a certain lease arrangement.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 20, 2014

BENEFITFOCUS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2013	2012
Assets		(Restated)
Current assets:
Cash and cash equivalents	$65,645	$19,703
Marketable securities	13,168	—
Accounts receivable, net	23,668	13,372
Prepaid expenses and other current assets	4,322	1,482

Total current assets	106,803	34,557
Property and equipment, net	27,444	20,456
Intangible assets, net	1,256	1,579
Goodwill	1,634	1,634
Other non-current assets	2,474	—

Total assets	$139,611	$58,226

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$4,354	$1,726
Accrued expenses	3,911	2,453
Accrued compensation and benefits	14,183	9,661
Deferred revenue, current portion	15,158	11,165
Financing and capital lease obligations, current portion	4,288	1,228
Notes payable, current portion	—	2,420
Contingent consideration related to acquisition, current portion	—	328

Total current liabilities	41,894	28,981

Deferred revenue, net of current portion	65,063	46,355
Revolving line of credit	5,757	—
Financing and capital lease obligations, net of current portion	14,263	9,589
Notes payable, net of current portion	—	3,561
Other non-current liabilities	1,202	871

Total liabilities	128,179	89,357

Commitments and contingencies

Redeemable convertible preferred stock:
Convertible Series A preferred stock, no par value, no shares authorized, issued and outstanding at December 31, 2013; 14,055,851 shares authorized, issued and outstanding at December 31, 2012	—	105,505
Convertible Series B preferred stock, no par value, no shares authorized, issued and outstanding at December 31, 2013; 2,441,009 shares authorized, issued and outstanding, at December 31, 2012	—	29,973

Total redeemable convertible preferred stock	—	135,478

Stockholders’ equity (deficit):
Preferred stock, par value $0.001, 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2013 and 2012	—	—
Common stock, no par value, no shares authorized issued and outstanding at December 31, 2013; 100,000,000 shares authorized, 20,125,063 shares issued and 4,792,347 shares outstanding at December 31, 2012	—	6,109
Common stock, par value $0.001, 50,000,000 shares authorized, 24,495,651 shares issued and outstanding at December 31, 2013; no shares authorized, issued and outstanding at December 31, 2012	24	—
Additional paid-in capital	214,487	—
Accumulated deficit	(203,079)	(172,718)

Total stockholders’ equity (deficit)	11,432	(166,609)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$139,611	$58,226

The accompanying notes are an integral part of the Consolidated Financial Statements.

BENEFITFOCUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended December 31,
	2013	2012	2011
		(Restated)	(Restated)
Revenue	$104,752	$81,739	$68,783
Cost of revenue	62,411	44,400	42,133

Gross profit	42,341	37,339	26,650
Operating expenses:
Sales and marketing	36,072	27,905	22,553
Research and development	23,532	14,621	9,120
General and administrative	10,974	7,494	5,821
Impairment of goodwill	–	–	1,670
Change in fair value of contingent consideration	(43)	121	503

Total operating expenses	70,535	50,141	39,667

Loss from operations	(28,194)	(12,802)	(13,017)
Other income (expense):
Interest income	46	53	151
Interest expense	(2,149)	(1,976)	(1,974)
Other expense	(95)	(64)	(189)

Total other expense, net	(2,198)	(1,987)	(2,012)

Loss before income taxes	(30,392)	(14,789)	(15,029)
Income tax (benefit) expense	(31)	84	35

Net loss	$(30,361)	$(14,873)	$(15,064)

Comprehensive loss	$(30,361)	$(14,873)	$(15,064)

Net loss per common share:
Basic and diluted	$(2.99)	$(3.09)	$(3.09)

Weighted-average common shares outstanding:
Basic and diluted	10,144,243	4,812,632	4,875,157

The accompanying notes are an integral part of the Consolidated Financial Statements.

BENEFITFOCUS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

	Common Stock, No Par Value		Common Stock, $0.001 Par Value		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Par Value
Balance, December 31, 2010 (Restated)	4,834,920	$4,078	—	$—	$—	$(141,647)	$(137,569)
Exercise of stock options	77,712	140	—	—	—	—	140
Repurchase of common stock	(106,675)	(157)	—	—	—	(657)	(814)
Stock-based compensation expense	—	721	—	—	—	—	721
Accretion of customer warrant	—	141	—	—	—	—	141
Net loss (Restated)	—	—	—	—	—	(15,064)	(15,064)

Balance, December 31, 2011 (Restated)	4,805,957	$4,923				$(157,368)	$(152,445)
Exercise of stock options	50,410	108	—	—	—	—	108
Repurchase of common stock	(64,020)	(122)	—	—	—	(477)	(599)
Stock-based compensation expense	—	712	—	—	—	—	712
Accretion of customer warrant	—	488	—	—	—	—	488
Net loss (Restated)	—	—	—	—	—	(14,873)	(14,873)

Balance, December 31, 2012 (Restated)	4,792,347	$6,109	—	$—	$—	$(172,718)	$(166,609)
Exercise of stock options	71,694	168	129,750	—	531	—	699
Issuance of common stock	5,000	68	—	—	—	—	68
Effects of corporate restructuring	(4,869,041)	(7,328)	4,869,041	5	7,323	—	—
Initial public offering, net of issuance costs	—	—	3,000,000	3	70,061	—	70,064
Conversion of redeemable convertible preferred stock	—	—	16,496,860	16	135,461	—	135,477
Stock-based compensation expense	—	537	—	—	665	—	1,202
Accretion of customer warrant	—	446	—	—	446	—	892
Net loss	—	—	—	—	—	(30,361)	(30,361)

Balance, December 31, 2013	—	$—	24,495,651	$24	$214,487	$(203,079)	$11,432

The accompanying notes are an integral part of the Consolidated Financial Statements.

BENEFITFOCUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
		(Restated)	(Restated)
Cash flows from operating activities
Net loss	$(30,361)	$(14,873)	$(15,064)
Adjustments to reconcile net loss to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	8,172	8,560	7,306
Stock-based compensation expense	1,202	712	721
Change in fair value and accretion of warrant	892	488	141
Interest accrual on financing obligation	1,768	1,774	1,771
Change in fair value of contingent consideration	(17)	188	842
Impairment of goodwill	—	—	1,670
Impairment of intangible assets	—	—	54
Provision for doubtful accounts	(32)	98	136
Loss on disposal of property and equipment	65	17	(124)
Changes in operating assets and liabilities:
Accounts receivable, net	(10,264)	(4,411)	(2,029)
Prepaid expenses and other current assets	(1,440)	639	11
Accounts payable	2,625	862	(304)
Accrued expenses	904	532	(78)
Accrued compensation and benefits	4,521	3,102	867
Contingent consideration related to acquisition	—	(320)	—
Deferred revenue	22,701	14,747	9,821
Other non-current liabilities	331	293	141

Net cash and cash equivalents provided by operating activities	1,067	12,408	5,882

Cash flows from investing activities
Purchases of short-term investments held to maturity	(13,168)	—	—
Purchases of property and equipment	(8,918)	(6,308)	(5,747)
Proceeds from sale of property and equipment	9	—	—

Net cash and cash equivalents used in investing activities	(22,077)	(6,308)	(5,747)

Cash flows from financing activities
Proceeds from initial public offering, net of issuance costs	70,064	—	—
Draws on revolving line of credit	10,757	—	—
Payments on revolving line of credit	(5,000)	—	—
Proceeds from notes payable borrowing	1,465	4,535	2,020
Repayment of notes payable	(7,447)	(1,074)	(981)
Proceeds from exercises of stock options	699	108	140
Proceeds from issuance of common stock (excluding IPO)	68	—	—
Repurchases of common stock	—	(599)	(814)
Payments of contingent consideration	(311)	(2,078)	—
Payments on financing and capital lease obligations	(3,343)	(3,145)	(2,810)

Net cash and cash equivalents provided by (used in) financing activities	66,952	(2,253)	(2,445)

Net increase (decrease) in cash and cash equivalents	45,942	3,847	(2,310)
Cash and cash equivalents, beginning of year	19,703	15,856	18,166

Cash and cash equivalents, end of year	$65,645	$19,703	$15,856

Supplemental disclosure of non-cash investing and financing activities
Non-monetary exchange of property and equipment	$—	$—	$1,010

Property and equipment acquisitions in accrued expenses	$524	$—	$—

Post contract support acquired with financing obligations	$3,872	$—	$—

Property and equipment acquired with financing obligations or leases	$5,440	$132	$3,084

Supplemental disclosures of cash flow information
Income taxes paid	$169	$40	$51

Interest paid	$2,146	$1,973	$1,927

The accompanying notes are an integral part of the Consolidated Financial Statements.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

1. Organization and Description of Business

Benefitfocus, Inc. (the “Company”) is a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers and brokers delivered under a software-as-a-service (“SaaS”) model. The financial statements of the Company include the financial position and operations of its wholly owned subsidiaries, Benefitfocus.com, Inc., Benefit Informatics, Inc. and BenefitStore, Inc.

Corporate restructuring

The Company, a Delaware corporation, was originally a wholly owned subsidiary of Benefitfocus.com, Inc., the South Carolina corporation that conducts the business of the Company. On March 13, 2013, the board of directors of each of Benefitfocus, Inc. and Benefitfocus.com, Inc. approved a corporate restructuring to be effected prior to the completion of the Company’s initial public offering (“IPO”) of shares of its common stock. On September 13, 2013, the Company restructured its organization by merging Benefitfocus.com, Inc. with a newly formed South Carolina corporation, which was a wholly owned subsidiary of the Company. As a result of the corporate restructuring, Benefitfocus.com, Inc. became a wholly owned operating subsidiary of the Company. Additionally, the common and preferred stockholders of Benefitfocus.com, Inc. became common and preferred stockholders, respectively, of Benefitfocus, Inc. and warrants that were exercisable for common shares of Benefitfocus.com, Inc. became exercisable for common shares of Benefitfocus, Inc. Similarly, holders of options to purchase common shares of Benefitfocus.com, Inc. became holders of options to purchase shares of common stock of Benefitfocus, Inc.

Initial Public Offering

In September 2013, the Company completed its IPO in which it issued and sold 3,000,000 shares of common stock and existing shareholders sold 2,675,250 shares of common stock at a public offering price of $26.50 per share. The Company did not receive any proceeds from the sale of common stock by the existing shareholders. The Company received net proceeds of $70,064 after deducting underwriting discounts and commissions of $5,565 and other offering expenses of $3,871. Upon the closing of the IPO, all shares of the Company’s then-outstanding redeemable convertible preferred stock automatically converted into 16,496,860 shares of its $0.001 par value common stock.

2. Summary of Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company is not the primary beneficiary of, nor does it have a controlling financial interest in, any variable interest entity. Accordingly, the Company has not consolidated any variable interest entity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Such estimates include revenue recognition and the customer relationship

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

period, allowances for doubtful accounts and returns, valuations of deferred income taxes, long-lived assets, warrants, the useful lives of assets, capitalizable software development costs and the related amortization, contingent consideration, stock-based compensation, and the recognition and impairment assessment of acquired intangibles and goodwill. Determination of these transactions and account balances are based on the Company’s estimates and judgments. These estimates are based on the Company’s knowledge of current events and actions it may undertake in the future as well as on various other assumptions that it believes to be reasonable. Actual results could differ materially from these estimates.

Revenue and Deferred Revenue

The Company derives the majority of its revenue from software services fees, which consist primarily of monthly subscription fees paid by customers for access to and usage of the Company’s cloud-based benefits software solutions for a specified contract term. The Company also derives revenue from professional services which primarily include fees related to the integration of customers’ systems with the Company’s platform, which typically includes discovery, configuration, deployment, testing, and training.

The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been provided, the fees to be paid by the customer are fixed and determinable and collectability is reasonably assured. The Company considers delivery of its cloud-based software services has commenced once it has granted the customer access to its platform.

The Company’s arrangements generally contain multiple elements comprised of software services and professional services. The Company evaluates each element in an arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within the Company’s control. The Company’s professional services are not sold separately from the software services and there is no alternative use for them. As such, the Company has determined that the professional services do not have standalone value. Accordingly, software services and professional services are combined and recognized as a single unit of accounting.

The Company generally recognizes software services fees monthly based on the number of employees covered by the relevant benefits plans at contracted rates for a specified period of time, once the criteria for revenue recognition described above have been satisfied. The Company defers recognition of revenue for professional services fees and begins recognizing such revenue once the services are performed and the related software services have commenced, ratably over the longer of the contract term or the estimated expected life of the customer relationship. Costs incurred by the Company in connection with providing such professional services are charged to expense as incurred and are included in “Cost of revenue.”

Cost of Revenue

Cost of revenue primarily consists of employee compensation, professional services, data center co-location costs, networking expenses, depreciation expense for computer equipment directly associated with generating revenue, amortization expense for capitalized software development costs, and infrastructure maintenance costs. In addition, the Company allocates a portion of overhead, such as rent, additional depreciation and amortization expense, and employee benefit costs, to cost of revenue based on headcount.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Cash and Cash Equivalents

Cash and cash equivalents consist of bank checking accounts and money market accounts. The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Marketable Securities

Marketable securities consist of short-term investments in corporate securities. The Company classifies its marketable securities as held-to-maturity at the time of purchase. As a result, the marketable securities are recorded at amortized cost and any gains or losses realized upon maturity are reported in other expense, net in the consolidated statements of operations and comprehensive loss.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents are held at financial institutions that management believes to be of high credit quality. The bank deposits of the Company might, at times, exceed federally insured limits and are generally uninsured and uncollateralized. The Company has not experienced any losses on cash and cash equivalents to date. To manage accounts receivable risk, the Company evaluates the creditworthiness of its customers and maintains an allowance for doubtful accounts.

Accounts receivable were unsecured and were derived from revenue earned from customers located in the United States. Accounts receivable from one customer, Aetna, represented 11.3% and 18.2% of the total accounts receivable at December 31, 2013 and 2012, respectively.

No customer represented more than 10% of total revenue for the year ended December 31, 2013. Revenue from a customer, Aetna, represented 10.5% and 11.7% of total revenue for the years ended December 31, 2012 and 2011, respectively. Revenue from two affiliated customers, BlueCross BlueShield of South Carolina and BlueChoice HealthPlan, represented 11.1% of total revenue for the year ended December 31, 2011. Revenue from these customers is reported in the Company’s Carrier segment.

Accounts Receivable and Allowance for Doubtful Accounts and Returns

Accounts receivable is stated at realizable value, net of allowances for doubtful accounts and returns. The Company utilizes the allowance method to provide for doubtful accounts based on management’s evaluation of the collectability of amounts due, and other relevant factors. Bad debt expense is recorded in general and administrative expense on the consolidated statements of operations and comprehensive loss. The Company’s estimate is based on historical collection experience and a review of the current status of accounts receivable. Historically, actual write-offs for uncollectible accounts have not significantly differed from the Company’s estimates. The Company removes recorded receivables and the associated allowances when they are deemed permanently uncollectible. However, higher than expected bad debts may result in future write-offs that are greater than the Company’s estimates. The allowance for doubtful accounts was $10 and $130 as of December 31, 2013 and 2012, respectively.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

The allowances for returns are accounted for as reductions of revenue and are estimated based on the Company’s periodic assessment of historical experience and trends. The Company considers factors such as the time lag since the initiation of revenue recognition, historical reasons for adjustments, new customer volume, complexity of billing arrangements, timing of software availability, and past due customer billings. The allowance for returns was $800 and $770 as of December 31, 2013 and 2012, respectively.

Property and Equipment

Property and equipment, including capitalized software development costs, are stated at cost less accumulated depreciation and amortization. Expenditures for major additions and improvements are capitalized. Depreciation and amortization is recognized over the estimated useful lives of the related assets using the straight-line method.

The estimated useful lives for significant property and equipment categories are generally as follows:

Computers and related equipment	3-7 years
Furniture and fixtures	7 years
Other equipment	5-12 years
Purchased software and licenses	3-7 years
Software developed	3 years
Vehicles	5 years
Buildings	30 years
Leasehold improvements	Lesser of estimated useful life of asset or lease term

Useful lives of significant assets are periodically reviewed and adjusted prospectively to reflect the Company’s current estimates of the respective assets’ expected utility. Costs associated with maintenance and repairs are expensed as incurred.

In the event the Company has been deemed the owner for accounting purposes of construction projects in build-to-suit lease arrangements, the estimated construction costs incurred to date are recorded as assets in Property and Equipment, net. Upon occupancy of facilities under build-to-suit leases, the Company assesses whether arrangements qualify for sales recognition under the sale-leaseback accounting guidance. If the Company continues to be the deemed owner for accounting purposes, the cost of the building is depreciated over its estimated useful life.

Capitalized Software Development Costs

The Company capitalizes certain costs related to its software developed or obtained for internal use. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal and external costs incurred during the application development stage, including upgrades and enhancements representing modifications that will result in significant additional functionality, are capitalized. Software maintenance and training costs are expensed as incurred. Capitalized costs are recorded as part of property and equipment and are amortized on a straight-line basis over the software’s estimated useful life. The Company evaluates these assets for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Identifiable Intangible Assets

Identifiable intangible assets with finite lives are recorded at their fair values at the date of acquisition and are amortized on a straight-line basis over their respective estimated useful lives, which is the period over which the asset is expected to contribute directly or indirectly to future cash flows. The estimated remaining useful lives used in computing amortization range from 2 to 5 years.

Impairment of Long-Lived Assets and Goodwill

The Company reviews long-lived assets and definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset or asset group to future undiscounted net cash flows expected to be generated. If such assets are not recoverable, the impairment to be recognized, if any, is measured as the amount by which the carrying amount of the assets exceeds the estimated fair value (discounted cash flow) of the assets or asset group. Assets held for sale are reported at the lower of the carrying amount or fair value, less costs to sell.

Goodwill represents the excess of the aggregate of the fair value of consideration transferred in a business combination over the fair value of assets acquired, net of liabilities assumed. Goodwill is not amortized; rather, goodwill is tested for impairment at the reporting unit level as of October 31 of each year, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

The Company performs a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value before performing a two-step approach to testing goodwill for impairment for each reporting unit. The reporting units are determined by the components of the Company’s operating segments that constitute a business for which both (1) discrete financial information is available and (2) segment management regularly reviews the operating results of that component. The Company performs the impairment test at least annually by applying a fair-value-based test. The first step measures for impairment by applying fair-value-based tests at the reporting unit level. The second step (if necessary) measures the amount of impairment by applying fair-value-based tests to the individual assets and liabilities within each reporting unit.

As part of determining its reporting units, the Company has identified two operating segments, Employer and Carrier. Further, the Company has identified that the Employer operating segment contains a component, Benefit Informatics. Prior to 2013 Benefit Informatics was a reporting unit that was part of the Employer operating segment. Starting in 2013, Benefit Informatics no longer had discreet financial information. To determine the fair value of the Company’s reporting units, the Company primarily uses a discounted cash flow analysis, which requires significant assumptions and estimates about future operations. Significant judgments inherent in this analysis include the determination of an appropriate discount rate, estimated terminal value and the amount and timing of expected future cash flows. The Company may also determine fair value of its reporting units using a market approach by applying multiples of earnings of peer companies to its operating results.

Financing Obligations

In its build-to-suit lease arrangements where the Company is involved in the construction of its buildings, the Company is deemed the owner for accounting purposes during the construction period.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

The Company records an asset for the amount of the total project costs in Property and Equipment, net and the related financing obligation in Financing and Capital Obligations on the Consolidated Balance Sheet. Once construction is complete, the Company determines if the asset qualifies for sale-leaseback accounting treatment. If the arrangement does not qualify for sale-lease back treatment, the Company continues to reduce the obligation over the lease term as payments are made and depreciates the asset over its useful life. The Company does not report rent expense for the portion of the rent payment determined to be related to the assets which are owned for accounting purposes. Rather, this portion of the rent payment under the lease is recognized as a reduction of the financing obligation and as interest expense.

Financing obligations also include liabilities for service agreements related to property and equipment under capital leases.

Sales Commissions

Sales commissions are expensed when the sales contract is executed by the customer.

Advertising

The Company expenses advertising costs as they are incurred. Direct advertising costs for 2013, 2012 and 2011 were $265, $257 and $138, respectively.

Comprehensive Loss

The Company’s net loss equals comprehensive loss for all periods presented.

Stock-Based Employee Compensation

Stock-based employee compensation is measured based on the grant-date fair value of the awards and recognized in the Consolidated Statements of Operations and Comprehensive Loss over the period during which the optionholder is required to perform services in exchange for the award, which is the vesting period. Compensation expense is recognized over the vesting period of the applicable award using the straight-line method. The Company uses the Black-Scholes option pricing model for estimating the fair value of stock options. The use of the option valuation model requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock in the periods preceding the IPO, the expected life of the option and the expected stock price volatility based on peer companies. Additionally, the recognition of stock-based compensation expense requires the estimation of the number of options that will ultimately vest and the number of options that will ultimately be forfeited.

Income Taxes

The Company uses the asset and liability method for income tax accounting. This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

and liabilities are expected to be realized or settled. Valuation allowances are recorded to reduce deferred tax assets to the amount the Company believes is more likely than not to be realized. The tax benefits of uncertain tax positions are recognized only when the Company believes it is more likely than not that the tax position will be upheld on examination by the taxing authorities based on the merits of the position. The Company recognizes interest and penalties, if any, related to unrecognized income tax benefits in income tax expense.

Basic and Diluted Net Loss per Common Share

The Company uses the two-class method to compute net loss per common share because the Company has issued securities, other than common stock, that contractually entitle the holders to participate in dividends and earnings of the Company. The two-class method requires earnings for the period to be allocated between common stock and participating securities based upon their respective rights to receive distributed and undistributed earnings. Holders of each series of the Company’s redeemable convertible preferred stock are entitled to participate in distributions, when and if declared by the board of directors that are made to common stockholders, and as a result are considered participating securities.

Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current year earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the year’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the participating securities have no obligation to fund losses. Diluted net loss per common share is computed under the two-class method by using the weighted-average number of shares of common stock outstanding plus, for periods with net income attributable to common stockholders, the potential dilutive effects of stock options and warrants. In addition, the Company analyzes the potential dilutive effect of the outstanding participating securities under the “if-converted” method when calculating diluted earnings per share, in which it is assumed that the outstanding participating securities convert into common stock at the beginning of the period. The Company reports the more dilutive of the approaches (two-class or “if-converted”) as its diluted net income per share during the period. Due to net losses for the years ended December 31, 2013, 2012 and 2011 basic and diluted loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Boards (“FASB”) issued ASU 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment”, which is intended to reduce the cost and complexity of performing an impairment test for indefinite-lived intangible assets by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. This Statement is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company applied the provisions of this Statement for its impairment test performed on October 31, 2013.

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” ASU 2013-11 allows an unrecognized tax benefit, or a portion of an

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with one exception. That exception states that, to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

3. Restatement

The Company is restating its previously issued consolidated financial statements for the years ended December 31, 2012 and 2011 to correct an error in the accounting for its headquarters lease executed in May 2005.

As the result of entering into a second build-to-suit arrangement with a related party in 2013, the Company revisited the accounting for its headquarters lease executed in May 2005. The Company concluded that it had improperly applied the “build-to-suit” provisions of ASC 840, Leases (“ASC 840”), by accounting for the arrangement as an operating lease rather than a financing obligation.

The Company was involved in the construction of its headquarters office building and, for accounting purposes, is therefore deemed the owner during the construction period. As such, the Company is required to capitalize the construction costs on the Consolidated Balance Sheet and perform a sale-leaseback analysis pursuant to ASC 840, to determine if the Company can remove the assets from the Consolidated Balance Sheet upon completion of construction.

After construction of the headquarters building was complete, a related party of the Company continued to guarantee the debt of the lessor, thereby constituting continuing involvement of the Company and disqualifying sale-leaseback accounting treatment. As such, the Company was precluded from derecognizing the constructed assets from its Consolidated Balance Sheet when construction was complete in 2006.

As a result of this accounting correction, the Company has recorded the property and financing obligations on the Consolidated Balance Sheets and will depreciate the asset on a straight-line basis over its estimated useful life. Lease payments will be recognized as a reduction of the financing obligation and interest expense, rather than rent expense (which the Company allocates to Cost of Revenue, Sales and Marketing, Research and Development, and General and Administrative expenses). The correction impacts the classification of cash flows from operations and financing activities, but has no impact on the net increase or decrease in cash and cash equivalents reported in the Consolidated Statements of Cash Flows.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

See the Consolidated Statements of Changes in Stockholders’ Equity (Deficit). The following tables detail the impact of the restatement on the Company’s financial statements as of and for the years ended December 31, 2012 and 2011:

	2012
	As Reported	Adjustment	As Restated
Consolidated Balance Sheets
Property and equipment, net	$14,150	$6,306	$20,456
Total assets	51,921	6,305	58,226
Financing and capital lease obligations, current portion	1,171	57	1,228
Total current liabilities	28,924	57	28,981
Financing and capital lease obligations, net of current portion	550	9,039	9,589
Other non-current liabilities	2,301	(1,430)	871
Total liabilities	81,691	7,666	89,357
Accumulated deficit	(171,357)	(1,361)	(172,718)
Total stockholders’ equity (deficit)	(165,248)	(1,361)	(166,609)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	51,921	6,305	58,226

	2012
	As Reported	Adjustment	As Restated
Consolidated Statements of Operations and Comprehensive Loss
Cost of revenue	$45,178	$(778)	$44,400
Gross profit	36,561	778	37,339
Sales and marketing	28,268	(363)	27,905
Research and development	15,035	(414)	14,621
General and administrative	7,577	(83)	7,494
Total operating expenses	51,001	(860)	50,141
Loss from operations	(14,440)	1,638	(12,802)
Interest expense	(203)	(1,773)	(1,976)
Total other expense, net	(214)	(1,773)	(1,987)
Loss before income taxes	(14,654)	(135)	(14,789)
Net loss	(14,738)	(135)	(14,873)
Comprehensive loss	(14,738)	(135)	(14,873)
Net loss per common share, basic and diluted	(3.06)	(.03)	(3.09)

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

	2011
	As Reported	Adjustment	As Restated
Consolidated Statements of Operations and Comprehensive Loss
Cost of revenue	$43,034	$(901)	$42,133
Gross profit	25,749	901	26,650
Sales and marketing	22,914	(361)	22,553
Research and development	9,397	(277)	9,120
General and administrative	5,921	(100)	5,821
Total operating expenses	40,405	(738)	39,667
Loss from operations	(14,656)	1,639	(13,017)
Interest expense	(203)	(1,771)	(1,974)
Total other expense, net	(241)	(1,771)	(2,012)
Loss before income taxes	(14,897)	(132)	(15,029)
Net loss	(14,932)	(132)	(15,064)
Comprehensive loss	(14,932)	(132)	(15,064)
Net loss per common share, basic and diluted	(3.06)	(.03)	(3.09)

	2012
	As Reported	Adjustment	As Restated
Consolidated Statement of Cash Flows
Net loss	$(14,738)	$(135)	$(14,873)
Depreciation and amortization	8,294	266	8,560
Interest accrual on financing obligation	—	1,774	1,774
Other non-current liabilities	411	(118)	293
Net cash and cash equivalents provided by operating activities	10,622	1,786	12,408
Payments on financing and capital lease obligations	(1,359)	(1,786)	(3,145)
Net cash and cash equivalents used in financing activities	(467)	(1,786)	(2,253)

	2011
	As Reported	Adjustment	As Restated
Consolidated Statement of Cash Flows
Net loss	$(14,932)	$(132)	$(15,064)
Depreciation and amortization	7,040	266	7,306
Interest accrual on financing obligation	—	1,771	1,771
Other non-current liabilities	311	(170)	141
Net cash and cash equivalents used in operating activities	4,148	1,734	5,882
Payments on financing and capital lease obligations	(1,076)	(1,734)	(2,810)
Net cash and cash equivalents used in financing activities	(711)	(1,734)	(2,445)

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

4. Net Loss Per Common Share

Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

	Year Ended December 31,
Anti-Dilutive Common Share Equivalents	2013	2012	2011
Redeemable convertible preferred stock:
Series A	—	14,055,851	14,055,851
Series B	—	2,441,009	2,441,009
Restricted stock units	97,700	—	—
Stock options	3,058,795	3,121,064	2,712,808
Warrant to purchase common stock	500,000	500,000	500,000

Total anti-dilutive common share equivalents	3,656,495	20,117,924	19,709,668

Basic and diluted net loss per common share is calculated as follows:

	Year Ended December 31,
	2013	2012	2011
		(Restated)	(Restated)
Numerator:
Net loss	$(30,361)	$(14,873)	$(15,064)

Net loss attributable to common stockholders	$(30,361)	$(14,873)	$(15,064)

Denominator:
Weighted-average common shares outstanding, basic and diluted	10,144,243	4,812,632	4,875,157

Net loss per common share, basic and diluted	$(2.99)	$(3.09)	$(3.09)

5. Marketable Securities

Marketable securities consist of corporate bonds and are classified as held-to-maturity. As of December 31, 2013, the amortized cost basis and net carrying amount of marketable securities was $13,168 and the aggregate fair value was $13,166. The gross unrealized holding gains and losses were $0 and $2, respectively, as of December 31, 2013. Corporate bonds held in marketable securities have contractual maturities of between 5 and 8 months as of December 31, 2013.

6. Fair Value Measurement

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and other accrued liabilities, and accrued compensation and benefits, approximate fair value due to their short-term nature. The carrying value of the Company’s financing obligations approximates fair value, considering the borrowing rates currently available to the Company for financing obligations with similar terms and credit risks.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value. The three tiers are defined as follows:

Level 1.  Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2.  Other inputs that are directly or indirectly observable in the marketplace.

Level 3.  Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. This determination requires significant judgments to be made.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis using the above categories, as of December 31, 2013, 2012 and 2011.

	December 31, 2013
Description	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market mutual funds (1)	$65,443	$—	$—	$65,443

Total assets	$65,443	$—	$—	$65,443

	December 31, 2012
Description	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market mutual funds (1)	$18,282	$—	$—	$18,282

Total assets	$18,282	$—	$—	$18,282

Liabilities:
Contingent consideration (2)	$—	$—	$328	$328

Total liabilities	$—	$—	$328	$328

(1)	Money market funds are classified as cash equivalents in the Company’s consolidated balance sheets. As short-term, highly liquid investments readily convertible to known amounts of cash, with remaining maturities of three months or less at the time of purchase, the Company’s cash equivalent money market funds have carrying values that approximate fair value.

(2)	Contingent consideration related to acquisitions is classified within Level 3 because the liabilities are valued using significant unobservable inputs. The Company estimated the fair value of the acquisition-related contingent consideration using a probability-weighted discounted cash flow method. On the consolidated statements of operations and comprehensive loss, change in fair value related to changes in estimated contingent consideration to be paid is included in “Change in fair value of contingent consideration”, and accretion of the discount on contingent consideration is included in “Other expense”.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The following table presents the changes in the Company’s Level 3 instruments measured at fair value on a recurring basis for the years ended December 31:

	2013	2012
Balance of contingent consideration at January 1	$328	$2,538
Change in fair value	(43)	121
Accretion of discount	26	67
Payment	(311)	(2,398)

Balance of contingent consideration at December 31	$—	$328

7. Property and Equipment

Property and equipment consists of the following as of December 31:

	2013	2012
		(Restated)
Building, leased	$7,965	$7,965
Computers and related equipment	13,954	10,521
Purchased software and licenses	17,556	12,605
Software developed	16,182	13,363
Furniture and fixtures	2,717	2,406
Leasehold improvements	1,730	1,690
Other equipment	1,922	1,941
Vehicles	111	111
Construction in progress	1,781	—

Total property and equipment, at cost	63,918	50,602

Accumulated depreciation and amortization	(36,474)	(30,146)

Property and equipment, net	$27,444	$20,456

Depreciation and amortization expense on property and equipment was $7,850, $8,225 and $6,945 for the years ended December 31, 2013, 2012 and 2011, respectively. Property and equipment at December 31, 2013 and 2012 includes fixed assets acquired under capital lease agreements of $8,463 and $3,893, respectively. Accumulated depreciation of assets under capital leases totaled $2,033 and $1,392 as of December 31, 2013 and 2012, respectively. Amortization of assets under capital leases is included in depreciation expense.

The Company capitalized software development costs of $2,751 and $3,089 for the years ended December 31, 2013 and 2012, respectively. Amortization of capitalized software development costs totaled $2,618, $3,145 and $2,009 during the years ended December 31, 2013, 2012 and 2011, respectively. The net book value of capitalized software development costs was $4,170 and $3,969 at December 31, 2013 and 2012, respectively.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

During 2012, the Company determined it was no longer probable that certain software developed for internal use and certain purchased software would produce expected cash flows for the remainder of their respective useful lives. As a result, the Company recognized an impairment charge related to these long-lived assets totaling $1,051 for the year ended December 31, 2012.

In 2011, the Company traded in used computer equipment in a purchase of servers, computers, software, and services. The assets transferred were accounted for at fair value. The Company recognized a gain on the exchange of $178 which is presented in “Other expense.”

8. Goodwill and Intangible Assets

The Company’s goodwill balance is solely attributable to the Benefit Informatics reporting unit. The change in the carrying amount of goodwill was as follows for the years ended December 31:

	2013	2012
Goodwill on January 1	$1,634	$1,634
Impairment	—	—

Goodwill on December 31	$1,634	$1,634

Information regarding the Company’s acquisition-related intangible assets is as follows:

	As of December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Remaining Useful Life (in years)
Trademarks	$240	$(164)	$76	1.6
Customer agreements	2,060	(880)	1,180	4.6
Non-compete agreements	126	(126)	—	—

Total	$2,426	$(1,170)	$1,256	4.4

	As of December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Remaining Useful Life (in years)
Trademarks	$240	$(116)	$124	2.6
Customer agreements	2,060	(622)	1,438	5.6
Non-compete agreements	126	(109)	17	0.6

Total	$2,426	$(847)	$1,579	5.4

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Amortization expense of acquisition-related intangible assets for the years ended December 31, 2013, 2012 and 2011 was $322, $335 and $361, respectively. As of December 31, 2013, expected amortization expense for the intangible assets for each of the next five years and thereafter was as follows:

2014	$306
2015	286
2016	257
2017	257
2018	150

Total	$1,256

In 2011, the Company determined that the decrease in revenue and net cash flow projections of Benefit Informatics represented an indicator of potential impairment of certain intangible assets on October 31, 2011. The Company determined that the fair value of the intangible assets was less than the expected future cash flows associated with the intangible asset (step 1). The amount of impairment was then calculated and recognized as the difference between the present value of the cash flows and the fair value of the intangible assets (step 2). Impairment charges of $54 to non-compete agreements were recognized for the year ended December 31, 2011 under operating expenses within the Company’s Employer segment.

There were no such impairments of intangible assets during the years ended December 31, 2013 and 2012.

9. Revolving Line of Credit and Notes Payable

During 2013, the Company transitioned its general business financing from its existing master credit facility to a revolving line of credit at a different bank.

At December 31, 2012 the Company had a $6,000 master credit facility under which two senior secured promissory notes totaling $4,535 were outstanding (“Credit Facility Notes”). In March 2013 and June 2013, the Company borrowed an additional $874 and $591, respectively, under two additional senior secured promissory notes bearing interest at fixed annual rates ranging from 3.6% to 3.7% and repayable in equal monthly installments of principal and interest through dates ranging from December 2015 to July 2016.

On August 27, 2013, the Company entered into a loan and security agreement with Silicon Valley Bank for a revolving line of credit of up to $35,000 for working capital, to fund general business requirements, and to repay the indebtedness under the master credit facility and other senior secured promissory notes. The revolving line of credit limit is eligible to be increased from the initial limit of $15,000 to $35,000, as a result of the closing of the Company’s IPO on September 23, 2013. On December 10, 2013, the revolving line of credit was amended to increase the borrowing capacity to the $35,000 limit at the earlier of the Company’s request or August 14, 2014. Borrowing capacity under the line of credit is subject to a borrowing base limit described below. Therefore, credit available under the line of credit may be less than the specified limit.

Amounts borrowed under the line of credit are payable on August 27, 2016. Amounts available under the line of credit are subject to a borrowing base limit which is a function of the Company’s

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

monthly recurring revenue as adjusted to reflect lost customer revenue during the previous quarter. Advances can be designated as LIBOR advances or prime rate advances. LIBOR advances bear interest at 2.75% plus the greater of 0.50% or current LIBOR for the applicable period, generally 30 days, adjusted for certain regulatory reserve requirements. The LIBOR rate is adjusted approximately monthly. Prime Rate advances bear interest at the prime rate as published in the Wall Street Journal.

The Company made customary affirmative and negative covenants in connection with the loan and security agreement, including financial covenants related to liquidity and revenue growth. In the event of a default, Silicon Valley Bank may declare all obligations immediately due and stop advancing money or extending credit under the line of credit. The line of credit is collateralized by substantially all of the Company’s tangible and intangible assets, including any proceeds of intellectual property (but not the underlying intellectual property itself), and the Company has agreed not to encumber any of its intellectual property without Silicon Valley Bank’s prior written consent. As of December 31, 2013, the Company was in compliance with the covenants.

On August 30, 2013, the Company borrowed $5,757 under this line of credit, which it used to repay all of the amounts outstanding under its master credit facility and two senior promissory notes with its previous lender. In September 2013, the Company borrowed and repaid an additional $5,000 under this line of credit. As of December 31, 2013, the amount outstanding under this line of credit was $5,757 and the amount available to borrow was $9,243.

As of December 31, 2013 the combined aggregate amount of maturities for the revolving line of credit outstanding is $5,757 for the year ended December 31, 2016. No other amounts are due in any other year.

The following table summarizes the outstanding principal balance and estimated net book value of the computers and related equipment and software collateralizing the Company’s outstanding notes payable:

		Outstanding Principal Balance as of December 31,
	Interest Rate	2013	2012
Hardware Note	5.0%	$—	$286
Hardware and Software Note	4.5%	—	1,156
Credit Facility Notes	3.6%	—	4,535
Revolving line of credit	3.25%	5,757	—
Other Notes	5.0% - 10.0%	—	4

Total		$5,757	$5,981

The interest rates for the notes in the table above approximate currently available rates for financing obligations with similar terms and credit risks.

10. Commitment and Contingencies

Operating Lease Commitments and Financing and Capital Lease Obligations

The Company has entered into various capital lease arrangements to obtain property and equipment for operations. These agreements range from 9 months to 5 years with interest rates ranging up to 14.9%. The leases are secured by the underlying leased property and equipment.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

In November 2013, the Company entered into a lease with a term of 3 years to finance data processing equipment and software. The total payments under the lease are $3,988. The present value of the lease payments exceeds the fair value of assets leased at inception. The Company accounts for this arrangement as a capital lease. As of December 31, 2013, capital lease obligations include amounts under this lease of $3,988.

Related to the November 2013 capital lease, the Company entered into a 3 year financing obligation for support services of data and processing equipment. The total payments under the arrangement are $3,872. The Company accounts for this arrangement as a financing obligation. As of December 31, 2013, financing obligations include $3,872 under this agreement.

In March 2013, the Company entered into a lease with a term of 3 years to finance data processing equipment and software. The total payments under the lease are $1,117. The lease provides for a bargain purchase option at the end of its term. The Company accounts for this arrangement as a capital lease. As of December 31, 2013, capital lease obligations include amounts under this lease of $785.

During 2013 and 2012, the Company entered into additional various leases with terms ranging from one year or less to five years to finance data processing equipment and software. Total aggregate payments under the leases are $363. The leases contain terms that either provide for the title to pass to the Company at the end of its term or the lease term exceeds 75% of economic life of the asset. The Company accounts for these arrangements as capital leases. As of December 31, 2013 and 2012, capital lease obligations include amounts under these leases of $216 and $133, respectively.

In 2011, the Company entered into a lease with a term of 3 years to finance data processing equipment. The lease provides for a bargain purchase option at the end of the term. The total payments under the lease are $3,005. The Company accounts for this arrangement as a capital lease. As of December 31, 2013 and 2012, capital lease obligations include amounts under this lease of $413 and $1,375, respectively.

The Company also leases office facilities under various non-cancelable operating lease agreements with original lease periods expiring between 2014 and 2024. Some of the leases provide for renewal terms at the Company’s option. Certain future minimum lease payments due under these operating lease agreements contain free rent periods or escalating rent payment provisions. These leases generally do not contain purchase options. Rent expense on these operating leases is recognized over the term of the lease on a straight-line basis.

In August 2013, the Company entered into an amendment to a 2012 office lease agreement for its facility in Tulsa, Oklahoma. Under the terms of the lease agreement the Company has committed to extend its lease term to April 2015.

Rent expense totaled $2,517, $1,946 and $1,388 for the years ended December 31, 2013, 2012 and 2011, respectively.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Future minimum lease payments are as follows:

	Operating Leases	Capital Leases	Financing Obligations
Year Ending December 31,
2014	$3,108	$2,728	$3,578
2015	2,840	1,782	3,298
2016	2,846	1,156	3,020
2017	2,843	23	2,070
2018	2,839	—	2,132
Thereafter	16,728	—	6,888

Total minimum lease and financing obligation payments	$31,204	5,689	$20,986

Less: imputed interest		(235)
Less: current portion		(2,587)

Capital lease obligations, net of current portion		$2,867

Financing obligations were $13,097 as of December 31, 2013 and consist of obligations for build-to-suit lease arrangements and the support components of a software financing arrangement. The aggregate amount of payments financing obligations was $20,986 at December 31, 2013 which excludes aggregate payments of $81,488 related to assets under construction under a build-to-suit lease entered into in December 2013.

Contractual Commitments

In December 2013, the Company entered into a 15 year lease for additional office space at its Charleston, South Carolina campus. Under the build-to-suit arrangement, the leased premises will be constructed by and leased from an entity with which two of the Company’s significant stockholders and executives are affiliated. The target commencement date of the lease payments is expected to be January 1, 2015. The approximate total minimum payments under the arrangement are $81,488 based on an estimated rentable area of approximately 145,000 square feet. In connection with the lease, the Company entered into an option to lease space in two additional adjacent buildings. The option term is 36 months and requires the Company to incur costs annually prior to the exercise of the option in the amount of up to $466 per year. If the Company terminates the option or does not exercise the option prior to expiration it will incur termination fees pro-rated through the dates of termination or expiration. The maximum liability for termination fees is $757. The commitment for the lease and pro-rated termination fees is not accrued in the consolidated balance sheet of the Company. Had the Company terminated the options on December 31, 2013, the liability for the termination fee would have been $75. The pro-rated commitment for the option is accrued in other non-current liabilities in the balance sheet. The minimum lease payments related to this lease have been excluded from the future minimum lease payment schedule above.

The Company also has $3,659 of non-cancellable contractual commitments as of December 31, 2013 related to the purchase of software and colocation services. These commitments are not accrued in the consolidated balance sheet of the Company.

Legal Contingencies

The Company may become a party to a variety of legal proceedings that arise in the normal course of business. While the results of such normal course legal proceedings cannot be predicted

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

with certainty, management believes, based on current knowledge, that the final outcome of any matters will not have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

11. Stock-Based Compensation

Employee Stock-based Compensation Plan

The Company maintains the Amended and Restated Benefitfocus.com, Inc. 2000 Stock Option Plan (the “2000 Plan”) and the Benefitfocus.com, Inc. 2012 Stock Plan, as amended (the “2012 Plan”), pursuant to which the Company has reserved 6,234,809 shares of its common stock for issuance to its employees, directors and non-employee third parties. The 2012 Plan, effective on January 31, 2012, serves as the successor to the 2000 Plan and permits the granting of incentive stock options, non-statutory stock options, stock bonuses, stock purchase rights, stock appreciation rights, and restricted stock units and awards. No new awards will be issued under the 2000 Plan as of the effective date of the 2012 Plan. Outstanding awards under the 2000 Plan continue to be subject to the terms and conditions of the 2000 Plan. Shares available for grant under the 2000 Plan, which were reserved but not issued or subject to outstanding awards under the 2000 Plan as of the effective date, were added to the reserves of the 2012 Plan. As of December 31, 2013, the Company had 2,578,314 shares allocated to the 2012 Plan, but not yet issued.

The terms of the stock-based award grants, including the exercise price per share and vesting periods, are determined by the Chairman of the Board who is delegated the authority by the Company’s board of directors. Stock options are granted at exercise prices not less than the estimated fair market value of the Company’s common stock at the date of grant. The grant date value of restricted stock units is equal to the closing price of the Company’s stock on the trading day preceding the date of grant. Generally, the Company issues previously unissued shares for the exercise of stock options or exchange of restricted stock units; however, previously acquired shares may be reissued to satisfy future issuances. The options and restricted stock unit awards typically vest quarterly over a four-year period. The options expire 10 years from the grant date. Compensation expense for the fair value of the stock-based awards at their grant date is recognized ratably over the vesting schedule.

The Company has issued two types of awards under these plans: options and restricted stock units. The following table sets forth the number of awards outstanding for each award type is as follows:

	Outstanding at December 31,
Award type	2013	2012	2011
Stock options	3,058,795	3,121,064	2,712,808
Restricted stock units	97,700	—	—

Stock-based compensation expense related to stock-based awards is included in the following line items in the accompanying consolidated statements of operations and comprehensive loss for the years ended December 31:

	2013	2012	2011
Cost of revenue	$274	$195	$252
Sales and marketing	171	68	102
Research and development	255	130	121
General and administrative	502	319	246

	$1,202	$712	$721

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

The total compensation cost related to nonvested awards not yet recognized as of December 31, 2013 was $7,429 and will be recognized over a weighted-average period of approximately 2.9 years.

Restricted Stock Units

During December 2013, the Company granted restricted stock units under the 2012 Plan. Restricted stock units granted to employees vest in equal annual installments generally over 4 years from the grant date. The fair value of the stock at the time of grant is amortized based on a straight-line basis over the period of vesting. Income tax benefits resulting from vesting of restricted stock are recognized in the period the unit is exchanged to the extent the expense has been recognized.

A summary of unvested restricted stock units as of December 31, 2013 is as follows:

	Restricted stock units	Weighted average grant-date fair value
Unvested at January 1, 2013	—	$—
Granted	97,700	48.31

Unvested at December 31, 2013	97,700	$48.31

As of December 31, 2013, the number and intrinsic value of restricted stock units expected to vest was 84,288 and $4,867, respectively.

Stock options

The following is a summary of the option activity for the year ended December 31, 2013:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding balance at December 31, 2012	3,121,064	$6.15
Granted	172,000	13.53
Exercised	(201,444)	3.45
Forfeited	(30,772)	5.98
Expired	(2,053)	1.90

Outstanding balance at December 31, 2013	3,058,795	$6.75	5.01	$155,969

Exercisable at December 31, 2013	2,456,471	$5.89	4.14	$127,366

Vested and expected to vest at December 31, 2013	3,006,516	$6.70	4.95	$153,446

The aggregate intrinsic value of employee options exercised during the years ended December 31, 2013, 2012 and 2011 was $6,448, $293 and $214, respectively.

The Company values stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Company’s employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. The Company has a limited history of trading as a public company, therefore expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. The Company assumed no dividend yield because it does not expect to pay dividends in the near future, which is consistent with the Company’s history of not paying dividends.

The following table summarizes the assumptions used for estimating the fair value of stock options granted for the years ended December 31 (no options were granted in 2011):

	2013	2012
Risk-free interest rate	1.0% - 1.7%	0.8% - 1.2%
Expected term (years)	6.08	6.08
Expected volatility	52%	53% - 55%
Expected dividend yield	0%	0%
Weighted-average grant date fair value per share	$7.71	$4.24

12. Stockholders’ Equity (Deficit)

Preferred stock

Upon the closing of the IPO, all shares of the Company’s then-outstanding redeemable convertible preferred stock automatically converted into 16,496,860 shares of its $0.001 par value common stock. Subsequent to this conversion, the Company restated its certificate of incorporation and reduced number of authorized shares of preferred stock from 21,496,860 to 5,000,000. The Company’s preferred stock is undesignated.

Common Stock

The holders of common stock are entitled to one vote for each share. The voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of preferred stock.

At December 31, 2013, the Company had reserved a total of 6,234,809 of its authorized 50,000,000 shares of common stock for future issuance as follows:

Outstanding stock options	3,058,795
Restricted stock units	97,700
Outstanding common stock warrant	500,000
Possible future issuance under stock option plans	2,578,314

Total common shares reserved for future issuance	6,234,809

During 2009, in connection with a new five-year contract executed with a major customer, the Company issued a warrant to the customer for the right to purchase 500,000 shares of common stock at $5.48 per share. The warrant was issued from the incentive stock option pool of shares approved by the Company’s board of directors. Under the terms of the warrant, the warrant expires in 10 years. The customer was originally entitled to exercise the warrant in its entirety in 9.5 years. Earlier exercise

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

rights for all or part of the warrants are triggered under certain conditions, the most relevant of which are, on or after the third anniversary date of the issuance date if an IPO has occurred and immediately prior to the closing of a defined Corporate Transaction. In the event the customer cancels the contract prior to the end of the five-year term, one half of the warrants would have been forfeited. In March 2013, the Company made this warrant fully exercisable.

The Company used an option pricing model to determine the fair value of the common stock warrant. Significant inputs included an estimate of the fair value of the Company’s common stock, the remaining contractual life of the warrant, an estimate of the probability and timing of a liquidity event, a risk-free rate of interest and an estimate of the Company’s stock volatility using the volatilities of guideline peer companies. The value of the exercisable portion of the warrant is not dependent on the customer’s fulfillment of the contract and was measured on the issuance date, with the total fair value at issuance being recognized as a reduction to revenue over the contract period on the straight line basis. The remaining half of the warrant that was dependent on contract fulfillment by the customer was remeasured each quarter, with the resulting increment or decrement in value recognized as a revenue reduction on the straight line basis beginning in the quarter of the revaluation through the end of the contract. The related reduction of revenue during the years ended December 31, 2013, 2012 and 2011 was $892, $488 and $141, respectively.

13. Employee Benefit Plan

The Company maintains a qualified defined contribution plan under Section 401(k) of the U.S. Internal Revenue Code (the “401(k) Plan”) covering substantially all employees. Employees are eligible to participate in the 401(k) Plan after one day of service and upon attainment of age 21, and may elect to defer an amount or percentage of their annual compensation up to amounts prescribed by law. The Company makes discretionary matching contributions to employee plan accounts. During each of the years ended December 31, 2013, 2012 and 2011, the Company matched 50% of the employees’ contribution, with the match limited to 3% of qualifying compensation. Employee vesting in matching company contributions occurs at a rate of 20% per year after achieving two years of service. Starting in 2014, employees vesting in company contributions will begin after one year of service. During the years ended December 31, 2013, 2012 and 2011, employer matching contributions were $1,339, $1,013 and $857, respectively.

14. Income Taxes

The Company files income tax returns in the U.S. for federal and various state jurisdictions. The Company is subject to U.S. federal income tax examination for calendar tax years 2010 through 2012 as well as state income tax examinations for various years depending on statutes of limitations of those jurisdictions.

The following summarizes the components of income tax (benefit) expense for the years ended December 31:

Current:	2013	2012	2011
Federal	$—	$—	$—
State and local	(31)	84	35

Total current (benefit) expense	$(31)	$84	$35

Deferred:
Federal	$—	$—	$—
State and local	—	—	—

Total deferred taxes	$—	$—	$—

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Reconciliation between the effect of applying the federal statutory rate and the effective income tax rate used to calculate the Company’s income tax provision is as follows for the years ended December 31:

	2013	2012	2011
		(Restated)	(Restated)
Federal statutory rate	34.0%	34.0%	34.0%
Effect of:
State income taxes, net of federal benefit	3.2%	3.5%	2.8%
Change in tax rates	0.4%	2.6%	0.8%
State tax credits	0.9%	0.0%	2.2%
Change in valuation allowance	(33.5%)	(38.7%)	(33.3%)
Uncertain tax positions	(0.9%)	0.0%	0.0%
Contingent consideration amortization	0.0%	(0.4%)	(5.7%)
Stock-based compensation	(0.9%)	(1.2%)	(1.1%)
Other permanent items	(0.4%)	(0.4%)	(0.4%)
Deferred true-up	(2.7%)	0.0%	0.5%

Income tax provision effective rate	0.1%	(0.6%)	(0.2%)

The significant components of the Company’s deferred tax asset and liability were as follows as of December 31:

	2013	2012
		(Restated)
Deferred tax assets relating to:
Net operating loss carryforwards	$15,553	$9,744
Deferred revenue	16,779	13,185
Commissions accrual	463	260
Deferred rent	1,027	876
State tax credits	2,961	2,968
Stock-based compensation	1,615	1,172
Compensation and accruals	1,361	962

Total gross deferred tax assets	39,759	29,167
Deferred tax liabilities:
Prepaid expenses	(727)	(374)
Property and equipment and intangible assets	(4,610)	(4,562)

Total gross deferred tax liabilities	(5,337)	(4,936)

Deferred tax assets less liabilities	34,422	24,231
Less: valuation allowance	(34,422)	(24,231)

Net deferred tax asset (liability)	$—	$—

As of December 31, 2013 and 2012, the Company’s gross deferred tax was reduced by a valuation allowance of $34,422 and $24,231, respectively.

The valuation allowance increased by $10,191 and $5,721 during the years ended December 31, 2013 and 2012, respectively. The valuation allowance increase resulted primarily from changes in the deferred tax assets related to the net operating loss carryforwards and deferred revenue.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences in the future. In recognition of this risk, the Company has provided a full valuation allowance on the deferred tax assets relating to net operating loss carryforwards. The Company’s $15,553 of federal and state net operating losses include excess tax benefits related to deductions from the exercise of nonqualified stock options. The tax benefit of these deductions has not been recognized in deferred tax assets. If utilized, $408 of benefits from these deductions will be recorded as adjustments to taxes payable and additional paid-in-capital.

Net operating loss carryforwards for federal income tax purposes were approximately $41,374 and $25,595 at December 31, 2013 and 2012, respectively. State net operating loss carryforwards were $33,665 and $23,589 at December 31, 2013 and 2012, respectively. The federal net operating loss carryforwards will expire at various dates beginning in 2022 through 2033, if not utilized. Net operating loss carryforwards and credit carryforwards reflected above may be limited due to historical and future ownership changes.

South Carolina jobs tax credit and headquarters tax credit carryovers of $4,924 and $4,497 were available at December 31, 2013 and 2012, respectively. Headquarters credits are expected to be used to offset future state income tax license fees. The credits expire in various amounts during 2020 through 2028.

The Company follows FASB ASC 740-10 for accounting for unrecognized tax benefits. As of December 31, 2013, the Company had gross unrecognized tax benefits of $437.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows for the year ended December 31, 2013 (no unrecognized tax benefits in 2010 through 2012):

Balance at December 31, 2012	$—
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	437
Reductions for tax positions of prior years	—
Reductions for tax positions due to lapse of statute	—
Settlements	—

Balance at December 31, 2013	$437

At December 31, 2013, none of the $437 liability for unrecognized tax benefits could impact the Company’s effective tax rate, if recognized. The Company does not expect the unrecognized tax benefits to change within the next twelve months.

The Company is subject to U.S. income taxes, as well as various taxes state and local jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for years before the tax year ended December 31, 2010, although carryforward attributes that were generated prior to 2010 may still be adjusted upon examination by the taxing authorities if they either have been used or will be used in a future period.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

The Company’s ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code of 1986, as amended and similar state tax law.

15. Segments and Geographic Information

Operating segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) for purposes of allocating resources and evaluating financial performance. The Company’s CODM, the Chief Executive Officer, reviews financial information presented on a consolidated basis, accompanied by information about operating segments, for purposes of allocating resources and evaluating financial performance.

The Company’s reportable segments are based on the type of customer. The Company determined its operating segments to be: Employer, which derives substantially all of its revenue from customers that use the Company’s services for the provision of benefits to their employees, and administrators acting on behalf of employers; and Carrier, which derives substantially all of its revenue from insurance companies that provide coverage at their own risk.

The Company evaluates the performance of its operating segments based on operating income. The Company does not allocate interest income, interest expense or income tax expense by segment. Accordingly, the Company does not report such information. Additionally, Employer and Carrier segments share the majority of the Company’s assets. Therefore, no segment asset information is reported.

	Year Ended December 31,
	2013	2012	2011
		(Restated)	(Restated)
Revenue from external customers by segment:
Employer	$40,656	$23,760	$15,938
Carrier	64,096	57,979	52,845

Total net revenue from external customers	$104,752	$81,739	$68,783

Depreciation and amortization by segment:
Employer	$3,035	$2,337	$2,044
Carrier	5,137	6,223	5,262

Total depreciation and amortization	$8,172	$8,560	$7,306

Income (loss) from operations by segment:
Employer	$(26,312)	$(19,015)	$(19,533)
Carrier	(1,882)	6,213	6,516

Total loss from operations	$(28,194)	$(12,802)	$(13,017)

Substantially all assets were held and all revenue was generated in the United States during the years ended December 31, 2013, 2012 and 2011.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

The Company identifies two reporting units in 2013: Employer and Carrier. Prior to 2013, Benefit Informatics was a reporting unit included in the Employer reporting segment. Starting in 2013, the Benefit Informatics reporting unit became a component of the Employer reporting unit as it no longer had discreet financial information

16. Related Parties

Related Party Leasing Arrangements

The Company leases its headquarters building under the terms of a non-cancelable financing obligation from a build-to-suit lease and its additional office space in Charleston, South Carolina under the terms of a non-cancelable operating lease from an entity with which two of the Company’s directors, significant stockholders, and executives are affiliated. Both the financing obligation and the lease have 15-year terms which started in 2006 and 2009, respectively. The Company has an option to renew the financing obligation and lease for five additional years. The arrangements provide for 3.0% fixed annual rent increases. Payments related to these agreements were $3,495, $3,276 and $2,813 for the years ended December 31, 2013, 2012 and 2011, respectively. Amounts due to the related parties $268 and $234 as of December 31, 2013 and 2012, respectively. Amounts due to the related parties were recorded as “Accounts Payable” as of December 31, 2013 and 2012.

In February 2013, the Company entered into an amendment to a 2009 operating lease agreement. Under terms of the agreement, the Company has committed to rent additional space under the agreement. Payments for the additional space will commence in January 2014.

Furthermore, as disclosed in Note 10 “Commitments and Contingencies”, the Company entered into a 15-year build-to-suit lease in December 2013 for additional office space to expand its headquarters campus. The leased premises are being constructed and leased from an entity with which two of the Company’s significant stockholders and executives are affiliated. Because the Company is involved extensively in the construction of the premises and is deemed the “owner” for accounting purposes during the construction period, it is required to capitalize the project costs during the construction on its Consolidated Balance Sheet. The lease is targeted to commence January 2015.

The Company has options to lease two additional office facilities from the leasing entity with which two of the Company’s directors, significant stockholders and executives are affiliated. The leasing entity meets the criteria to be a variable interest entity. The Company is not the primary beneficiary of the leasing entity, as the activities that are most significant to the leasing entity’s economic performance, consisting of financing, development, management, and sale of office facilities, are directed by another party. As such, the Company is not required to consolidate the entity as the primary beneficiary. The lease terms would not include a residual value guarantee, fixed-price purchase option, or similar feature that would obligate the Company to absorb decreases in value or would entitle the Company to participate in increases in the value of the office facilities. The Company has not and does not intend to provide financial or other support to the leasing entity. The Company’s maximum exposure, assuming the exercise of the options, would consist of carrying fees paid for the options, rent to be paid over the 15-year term of the leases, construction cost overruns, and operating expenses in excess of a certain threshold. The Company’s maximum exposure currently cannot be quantified.

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Related Party Receivable

In connection with the preparation of the office space for occupancy under the February 2013 amendment discussed above, the Company has generated a receivable from the related party in the amount of $331 as of December 31, 2013. This amount is included in prepaid expenses and other current assets in the Company’s Consolidated Balance Sheets.

Related Party Travel Expenses

The Company utilizes the services of a private air transportation company that is owned and controlled by one of the Company’s significant stockholders and executives. Expenses related to this company were $326, $120 and $105 for the years ended December 31, 2013, 2012 and 2011, respectively, and consist of air travel related to the operations of the business. Amounts due to the related party were $25 as of December 31, 2013 and de minimis as of December 31, 2012.

17. Selected Quarterly Financial Data (unaudited)

The following tables set forth selected unaudited quarterly statements of operations data for each of the eight quarters in the years ended December 31, 2013 and 2012.

	Quarter ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
		(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
Consolidated Statements of Operations Data:
Revenue	$30,256	$26,317	$24,332	$23,847	$22,208	$20,833	$19,629	$19,069
Gross profit	10,783	10,146	10,010	11,402	10,327	10,153	8,282	8,577
Total operating expenses	18,474	16,504	19,091	16,466	11,818	12,052	13,456	12,815
Operating loss	(7,691)	(6,358)	(9,081)	(5,064)	(1,491)	(1,899)	(5,174)	(4,238)
Net loss	(8,282)	(6,836)	(9,628)	(5,615)	(2,029)	(2,408)	(5,690)	(4,746)
Net loss per common share	$(0.34)	$(1.08)	$(2.00)	$(1.17)	$(0.42)	$(0.50)	$(1.18)	$(0.99)
Weighted-average common shares outstanding—basic and diluted	24,474,566	6,320,731	4,809,518	4,798,043	4,842,205	4,836,179	4,826,171	4,810,059

The sum of quarterly net loss per share for 2013 does not equal the net loss per share for the entire year due to impact on weighted-average shares of the conversion of redeemable convertible preferred stock and issuance of IPO shares in the third quarter.

As discussed in Note 3 to these Notes to Consolidated Financial Statements, the Company has adjusted the consolidated financial statements for the years ended December 31, 2012 and 2011 including the interim periods for the four quarters in the period ended December 31, 2012 and the three quarters in the period ended September 30, 2013 to correct an error in the accounting for its headquarters lease executed in May 2005. The following information has been derived from our restated quarterly unaudited consolidated financial statements. The quarterly unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial

BENEFITFOCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

statements included in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of such information. The operating results for any quarter do not necessarily indicate the results for any subsequent period or for the entire fiscal year.

The following represents the approximate quarterly impact of the restatement for each affected financial statement line in the consolidated balance sheets: an increase in property and equipment, net and total assets by approximately $6,300; an increase in financing and capital lease obligations, current portion, and total current liabilities, of approximately $60; an increase in financing and capital lease obligations, net of current portion of approximately $9,000; a decrease in other non-current liabilities of approximately $1,400; an increase in total liabilities of approximately $7,700; an increase in accumulated deficit of approximately $1,400; an increase in total stockholders’ deficit of approximately $1,400; and an increase in total liabilities, redeemable convertible preferred stock and stockholders’ equity of approximately $6,300.

The following represents the approximate quarterly impact of the restatement for each affected financial statement line in the consolidated statements of operations and comprehensive loss: a decrease in cost of revenue and increase in gross margin of approximately $194; a decrease in sales and marketing and research and development of approximately $100; a decrease in general and administrative of approximately $20; a decrease in operating expense of approximately $215; a decrease in net loss from operations of approximately $410; an increase in interest expense and total other expenses, net, of approximately $443; an increase in loss before income taxes, net loss and comprehensive loss of approximately $33; and an increase in net loss per common share of approximately $0.01 per share.

The following represents the approximate quarterly impact of the restatement for each affected financial statement line in the consolidated statement of cash flows: an increase in the net loss and depreciation and amortization of less than approximately $100; an increase in interest accrual on financing obligation of approximately $443; a decrease in other non-current liabilities of approximately $25; an increase in net cash and cash equivalents provided by operating activities of approximately $451; and an increase in payments on financing and capital lease obligations and net cash and cash equivalents used in financing activities of approximately $451.

Benefitfocus, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of March 31,	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$48,824	$65,645
Marketable securities	26,130	13,168
Accounts receivable, net	18,291	23,668
Prepaid expenses and other current assets	4,784	4,322

Total current assets	98,029	106,803
Property and equipment, net	28,812	27,444
Intangible assets, net	1,180	1,256
Goodwill	1,634	1,634
Other non-current assets	2,387	2,474

Total assets	$132,042	$139,611

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,348	$4,354
Accrued expenses	3,023	3,911
Accrued compensation and benefits	16,404	14,183
Deferred revenue, current portion	14,090	15,158
Financing and capital lease obligations, current portion	3,324	4,288

Total current liabilities	41,189	41,894

Deferred revenue, net of current portion	68,183	65,063
Revolving line of credit	5,757	5,757
Financing and capital lease obligations, net of current portion	15,126	14,263
Other non-current liabilities	1,528	1,202

Total liabilities	131,783	128,179

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.001, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Common stock, par value $0.001, 50,000,000 shares authorized, 25,062,962 and 24,495,651 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	25	24
Additional paid-in capital	215,715	214,487
Accumulated deficit	(215,481)	(203,079)

Total stockholders’ equity	259	11,432

Total liabilities and stockholders’ equity	$132,042	$139,611

The accompanying notes are an integral part of the Unaudited Consolidated Financial Statements.

Benefitfocus, Inc.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Revenue	$30,696	$23,847
Cost of revenue	19,226	12,445

Gross profit	11,470	11,402
Operating expenses:
Sales and marketing	10,987	9,138
Research and development	8,778	4,539
General and administrative	3,529	2,819
Change in fair value of contingent consideration	—	(30)

Total operating expenses	23,294	16,466

Loss from operations	(11,824)	(5,064)
Other income (expense):
Interest income	26	13
Interest expense	(588)	(520)
Other expense	(2)	(24)

Total other expense, net	(564)	(531)

Loss before income taxes	(12,388)	(5,595)
Income tax expense	14	20

Net loss	$(12,402)	$(5,615)

Comprehensive loss	$(12,402)	$(5,615)

Net loss per common share:
Basic and diluted	$(0.51)	$(1.17)

Weighted-average common shares outstanding:
Basic and diluted	24,541,359	4,798,043

The accompanying notes are an integral part of the Unaudited Consolidated Financial Statements.

Benefitfocus, Inc.

Unaudited Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share data)

	Common Stock, $0.001 Par Value		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Par Value
Balance, December 31, 2013	24,495,651	$24	$214,487	$(203,079)	$11,432
Exercise of stock options	111,790	—	466	—	466
Issuance of common stock for cashless exercise of warrant	455,521	1	(1)	—	—
Stock-based compensation expense	—	—	540	—	540
Accretion of customer warrant	—	—	223	—	223
Net loss	—	—	—	(12,402)	(12,402)

Balance, March 31, 2014	25,062,962	$25	$215,715	$(215,481)	$259

The accompanying notes are an integral part of the Unaudited Consolidated Financial Statements.

Benefitfocus.com, Inc.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net loss	$(12,402)	$(5,615)
Adjustments to reconcile net loss to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	2,444	1,904
Stock based compensation expense	540	253
Change in fair value and accretion of warrant	223	223
Interest accrual on financing obligation	459	443
Change in fair value of contingent consideration	—	(20)
Provision for doubtful accounts	—	36
Loss on disposal or impairment of property and equipment	4	15
Changes in operating assets and liabilities:
Accounts receivable, net	5,377	(4,985)
Accrued interest on short-term investments	(4)	—
Prepaid expenses and other current assets	(462)	(233)
Other non-current assets	323	—
Accounts payable	(5)	474
Accrued expenses	(1,079)	(398)
Accrued compensation and benefits	2,221	3,602
Deferred revenue	2,053	4,044
Other non-current liabilities	325	85

Net cash and cash equivalents provided by (used in) operating activities	17	(172)

Cash flows from investing activities
Purchases of short term investments held to maturity	(12,959)	—
Purchases of property and equipment	(2,107)	(1,258)

Net cash and cash equivalents used in investing activities	(15,066)	(1,258)

Cash flows from financing activities
Proceeds from notes payable borrowing	—	874
Repayment of notes payable	—	(591)
Proceeds from exercises of stock options	466	17
Payments of deferred financing costs	(46)	—
Payments on financing and capital lease obligations	(2,192)	(841)

Net cash and cash equivalents used in financing activities	(1,772)	(541)

Net decrease in cash and cash equivalents	(16,821)	(1,971)
Cash and cash equivalents, beginning of period	65,645	19,703

Cash and cash equivalents, end of period	$48,824	$17,732

Supplemental disclosure of non-cash investing and financing activities
Property and equipment acquired with financing and capital lease obligations	$1,633	$1,041

Deferred financing costs in accrued expenses	$189	$—

The accompanying notes are an integral part of the Unaudited Consolidated Financial Statements.

BENEFITFOCUS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

1. Organization and Description of Business

Benefitfocus, Inc. (the “Company”) is a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers and brokers delivered under a software-as-a-service (SaaS) model. The financial statements of the Company include the financial position and operations of its wholly owned subsidiaries, Benefitfocus.com, Inc., Benefit Informatics, Inc. and BenefitStore, Inc.

2. Summary of Significant Accounting Policies

Principles of Consolidation

These unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company is not the primary beneficiary of, nor does it have a controlling financial interest in, any variable interest entity. Accordingly, the Company has not consolidated any variable interest entity.

Interim Unaudited Consolidated Financial Information

The accompanying unaudited consolidated financial statements and footnotes have been prepared in accordance with GAAP as contained in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification” or “ASC”) for interim financial information, and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the interim financial information includes all adjustments of a normal recurring nature necessary for a fair presentation of the results of operations, financial position, changes in stockholders’ equity and cash flows. The results of operations for the three month period ended March 31, 2014 are not necessarily indicative of the results for the full year or the results for any other future period. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related footnotes for the year ended December 31, 2013 included elsewhere in this prospectus.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Such estimates include revenue recognition and the customer relationship period, allowances for doubtful accounts and returns, valuations of deferred income taxes, long-lived assets, warrants, the useful lives of assets, capitalizable software development costs and the related amortization, contingent consideration, stock-based compensation, annual bonus attainment, acquired intangibles, and goodwill. Determination of these transactions and account balances are based on the Company’s estimates and judgments. These estimates are based on the Company’s knowledge of current events and actions it might undertake in the future as well as on various other assumptions that it believes to be reasonable. Actual results could differ from these estimates.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents

BENEFITFOCUS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

are held at financial institutions that management believes to be of high credit quality. The bank deposits of the Company might, at times, exceed federally insured limits and are generally uninsured and uncollateralized. The Company has not experienced any losses on cash and cash equivalents to date.

To manage accounts receivable risk, the Company evaluates the creditworthiness of its customers and maintains an allowance for doubtful accounts. Accounts receivable were unsecured and were derived from revenue earned from customers located in the United States. Accounts receivable from one customer, Aetna, represented 14.6% and 11.3% of the total accounts receivable at March 31, 2014 and December 31, 2013, respectively. No customer represented more than 10% of total revenue for the three months ended March 31, 2014 and March 31, 2013.

Accounts Receivable and Allowance for Doubtful Accounts and Returns

Accounts receivable is stated at realizable value, net of allowances for doubtful accounts and returns. The Company utilizes the allowance method to provide for doubtful accounts based on management’s evaluation of the collectability of amounts due, and other relevant factors. Bad debt expense is recorded in general and administrative expense on the unaudited consolidated statements of operations and comprehensive loss. The Company bases its estimate on historical collection experience and a review of the current status of accounts receivable. Historically, actual write-offs for uncollectible accounts have not significantly differed from the Company’s estimates. The Company removes recorded receivables and the associated allowances when they are deemed permanently uncollectible. However, higher than expected bad debts could result in write-offs that are greater than the Company’s estimates. The allowance for doubtful accounts was $10 as of March 31, 2014 and December 31, 2013.

The allowances for returns are accounted for as reductions of revenue and are estimated based on the Company’s periodic assessment of historical experience and trends. The Company considers factors such as the time lag since the initiation of revenue recognition, historical reasons for adjustments, new customer volume, complexity of billing arrangements, timing of software availability, and past due customer billings. The allowance for returns was $1,467 and $800 as of March 31, 2014 and December 31, 2013, respectively.

Capitalized Software Development Costs

The Company capitalizes certain costs related to its software developed or obtained for internal use. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal and external costs incurred during the application development stage, including upgrades and enhancements representing modifications that will result in significant additional functionality, are capitalized. Software maintenance and training costs are expensed as incurred. Capitalized costs are recorded as part of property and equipment and are amortized on a straight-line basis over the software’s estimated useful life. The Company evaluates the useful lives of these assets on at least an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

In the three months ended March 31, 2014 and 2013, the Company capitalized software development costs of $435 and $688, and amortized capitalized software development costs of $696 and $603, respectively. The net book value of capitalized software development costs was $3,909 and $4,170 at March 31, 2014 and December 31, 2013, respectively.

BENEFITFOCUS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Comprehensive Loss

The Company’s net loss equals comprehensive loss for all periods presented, as the Company has no components of other comprehensive income (loss).

Recently Adopted Accounting Pronouncements

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 allows an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with one exception. That exception states that, to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance did not have a material impact on our consolidated financial statements.

3. Net Loss Per Common Share

Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. The following common share equivalent securities have been excluded from the calculation of weighted average common shares outstanding because the effect is anti-dilutive for the periods presented:

	Three Months Ended March 31,
Anti-Dilutive Common Share Equivalents	2014	2013
Redeemable convertible preferred stock:
Series A	—	14,055,851
Series B	—	2,441,009
Restricted stock units	94,200	—
Stock options	2,941,595	3,107,295
Warrant to purchase common stock	—	500,000

Total anti-dilutive common share equivalents	3,035,795	20,104,155

BENEFITFOCUS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Basic and diluted net loss per common share is calculated as follows:

	Three Months Ended March 31,
	2014	2013
Numerator:
Net loss	$(12,402)	$(5,615)

Net loss attributable to common stockholders	$(12,402)	$(5,615)

Denominator:
Weighted-average common shares outstanding, basic and diluted	24,541,359	4,798,043

Net loss per common share, basic and diluted	$(0.51)	$(1.17)

4. Fair Value Measurement

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and other accrued liabilities, and accrued compensation and benefits, approximate fair value due to their short-term nature. The carrying value of the Company’s notes payable, capital leases and financing obligations for support contracts approximates fair value, considering the borrowing rates currently available to the Company for financing arrangements with similar terms and credit risks.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value. The three tiers are defined as follows:

Level 1.  Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2.  Other inputs that are directly or indirectly observable in the marketplace.

Level 3.  Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. This determination requires significant judgments to be made.

BENEFITFOCUS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis using the above categories, as of March 31, 2014 and December 31, 2013.

	March 31, 2014
Description	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market mutual funds (1)	$48,204	$—	$—	$48,204

Total assets	$48,204	$—	$—	$48,204

	December 31, 2013
Description	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market mutual funds (1)	$65,443	$—	$—	$65,443

Total assets	$65,443	$—	$—	$65,443

(1)	Money market funds are classified as cash equivalents in the Company’s unaudited consolidated balance sheets. As short-term, highly liquid investments readily convertible to known amounts of cash, with remaining maturities of three months or less at the time of purchase, the Company’s cash equivalent money market funds have carrying values that approximate fair value.

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The following table presents the changes in the Company’s Level 3 instruments measured at fair value on a recurring basis for the three months ended March 31 (no such assets in 2014):

2013
Balance of contingent consideration at January 1	$328
Change in fair value	(29)
Accretion of discount	9
Payment	—

Balance of contingent consideration at March 31	$308

5. Marketable Securities

Marketable securities consist of corporate bonds and are classified as held-to-maturity. The amortized cost basis and net carrying amount of marketable securities was $26,130 and $13,168 and the aggregate fair value was $26,131 and $13,166, as of March 31, 2014 and December 31, 2013, respectively. The gross unrealized holding gains were $2 and $0 and the gross unrealized losses were $1 and $2, as of March 31, 2014 and December 31, 2013, respectively. Corporate bonds held in marketable securities had contractual maturities of between 1 and 11 months as of March 31, 2014.

BENEFITFOCUS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

The following table presents information about the Company’s investments that were in an unrealized loss position and for which an other-than-temporary impairment has not been recognized in earnings as of:

	March 31, 2014	December 31, 2013
Aggregate fair value of investments with unrealized losses (1)	$5,449	$1,281
Aggregate amount of unrealized losses	$(1)	$(2)

(1)	Investments have been in a continuous loss position for less than 12 months

6. Commitments and Contingencies

Operating Lease Commitments

In February 2013, the Company entered into an amendment to a 2009 operating lease for additional office space. The lease commenced January 1, 2014 and expenses for the additional space total $236 per quarter.

Financing and Capital Lease Obligations

In March 2014, the Company entered into a lease with a term of 3 years to finance data processing equipment and software. The total payments under the lease are $3,779, including a down payment of $1,340 and aggregate monthly payments of $2,439. The lease provides for a bargain purchase option at the end of its term. The Company accounts for this arrangement as capital lease. The lease is targeted to commence in the early portion of the second quarter 2014.

Related to March 2014 capital lease, the Company entered into a 3-year financing obligation for support services for data processing equipment. Total payments under this arrangement are $629, including a down payment of $223 and aggregate monthly payments of $406. The Company will account for this arrangement as a financing obligation.

In December 2013, the Company entered into a 15 year build-to-suit lease for additional office space to expand its headquarters campus. The leased premises are being constructed and the Company is involved extensively in the construction of the premises. The Company is deemed the “owner” for accounting purposes during the construction period and is required to capitalize the project costs during the construction period on its Consolidated Balance Sheet. The Company has recorded construction in process of $1,833 and $167, and a financing obligation of $1,855 and $202, as of March 31, 2014 and December 31, 2013, respectively.

7. Warrants

During 2009, in connection with a new five-year contract executed with a major customer, the Company issued a warrant to the customer for the right to purchase 500,000 shares of common stock at $5.48 per share. The warrant was issued from the stock option pool of shares approved by the Board of Directors. Under the terms of the warrant, the warrant had a term of 10 years. The customer was originally entitled to exercise the warrant in its entirety in 9.5 years, with earlier exercise rights for all or part of the warrant under certain conditions. The original terms of the warrant also provided that, in the event the customer cancelled the contract prior to the end of its five-year term, one half of the

BENEFITFOCUS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

warrant would be forfeited. In March 2013, the Company accelerated the vesting of the warrant, making it fully exercisable. As a result of the modification, quarterly remeasurement of the warrant is no longer required. For the three months ended March 31, 2014 and 2013 the reduction to revenue related to the warrant was $223.

On March 28, 2014, the customer exercised the warrant through a cashless exercise in accordance with the warrant’s terms. The Company issued 455,521 shares to satisfy its obligation under the warrant.

8. Income Taxes

The Company’s effective federal tax rate for the three months ended March 31, 2014 was less than one percent primarily as a result of estimated tax losses for the fiscal year offset by the change in the valuation allowance on the net operating loss carryforwards. Current tax expense relates primarily to state income taxes.

9. Segments and Geographic Information

Operating segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) for purposes of allocating resources and evaluating financial performance. The Company’s CODM, the Chief Executive Officer, reviews financial information presented on a consolidated basis, accompanied by information about operating segments, for purposes of allocating resources and evaluating financial performance.

The Company’s reportable segments are based on the type of customer. The Company determined its operating segments to be: Employer, which derives substantially all of its revenue from customers that use the Company’s services for the provision of benefits to their employees, and administrators acting on behalf of employers; and Carrier, which derives substantially all of its revenue from insurance companies that provide coverage at their own risk.

BENEFITFOCUS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

The Company evaluates the performance of its operating segments based on operating income. The Company does not allocate interest income, interest expense or income tax expense by segment. Accordingly, the Company does not report such information. Additionally, Employer and Carrier segments share the majority of the Company’s assets. Therefore, no segment asset information is evaluated or reported.

	Three Months Ended March 31,
	2014	2013
Revenue from external customers by segment:
Employer	$13,277	$8,625
Carrier	17,419	15,222

Total net revenue from external customers	$30,696	$23,847

Depreciation and amortization by segment:
Employer	$1,034	$669
Carrier	1,410	1,235

Total depreciation and amortization	$2,444	$1,904

Loss from operations by segment:
Employer	$(9,963)	$(3,702)
Carrier	(1,861)	(1,362)

Total loss from operations	$(11,824)	$(5,064)

Substantially all assets were held and all revenue was generated in the United States during the three months ended March 31, 2014 and 2013.

10. Related Parties

Related Party Leasing Arrangements

The Company leases its headquarters building under the terms of a non-cancelable financing obligation from a build-to-suit lease and its additional office space in Charleston, South Carolina under the terms of a non-cancelable operating lease from an entity with which two of the Company’s directors, significant stockholders, and executives are affiliated. Both the financing obligation and the lease have 15-year terms which started in 2006 and 2009, respectively. The Company has an option to renew the financing obligation and lease for five additional years. The arrangements provide for 3.0% fixed annual rent increases. Payments under these agreements were $1,360 and $1,099 for the three months ended March 31, 2014 and 2013, respectively. Amounts due to the related parties were $98 and $268 as of March 31, 2014 and December 31, 2013, respectively. Amounts due to the related parties were recorded as “Accrued expenses” as of March 31, 2014 and “Accounts payable” as of December 31, 2013.

Payments for the amendment to the 2009 operating lease commenced on January 1, 2014, and expenses total $236 per quarter.

BENEFITFOCUS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share and per share data)

Related Party Travel Expenses

The Company utilizes the services of a private air transportation company that is owned and controlled by one of the Company’s directors, significant stockholders and executives. Expenses related to this company were $93 and $45 for the three months ended March 31, 2014 and 2013, respectively. Amounts due to this related party were $25 as of December 31, 2013 and were recorded in “Accrued expenses.” No amounts were due as of March 31, 2014.

11. Subsequent Events

During April 2014, the Company granted 264,359 restricted stock units under the 2012 Stock Plan, as amended, with an aggregate grant date fair value of $12,663. Restricted stock units granted to employees vest in equal annual installments generally over 4 years from the grant date. The fair value of the stock at the time of grant is amortized based on a straight-line basis over the period of vesting. Income tax benefits resulting from vesting of restricted stock units are recognized in the period the units are exchanged to the extent the compensation expense has been recognized.

In June 2014, the Company established a compensation program for its independent directors not serving as a designee of an investor under the voting agreement. The plan provides an annual retainer of $150,000 payable at the director’s election either 50% in cash and 50% in restricted stock units or 100% in restricted stock units. In connection with the establishment of this plan, two directors were granted an aggregate of 17,348 restricted stock units totaling $600, which will be recognized as General and Administrative expense.

In June 2014, the Company borrowed $7,000 under its revolving line of credit.

2,500,000 Shares

Benefitfocus, Inc.

Common Stock

Goldman, Sachs & Co.

Deutsche Bank Securities

Jefferies

Canaccord Genuity

Piper Jaffray

Raymond James